As filed with the Securities and Exchange Commission on October 8, 1997
                                                      Registration No. 333-15937
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                -----------------

                           MONTEREY HOMES CORPORATION
             (Exact name of registrant as specified in its charter)

         Maryland                                       _______1531__________                    86-0611231
  (State or other jurisdiction                       (Primary Standard Industrial              (I.R.S. Employer
of incorporation or organization)                    Classification Code Number)             Identification Number)

                                -----------------
                      6613 North Scottsdale Road, Suite 200
                            Scottsdale, Arizona 85250
                                 (602) 998-8700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                ----------------
                                  Larry W. Seay
                   Vice President and Chief Financial Officer
                           Monterey Homes Corporation
                      6613 North Scottsdale Road, Suite 200
                            Scottsdale, Arizona 85250
                                 (602) 998-8700
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                -----------------
                                   Copies to:

                                Steven D. Pidgeon
                              Snell & Wilmer L.L.P.
                               One Arizona Center
                                400 E. Van Buren
                           Phoenix, Arizona 85004-0001
                                 (602) 382-6000

                                ----------------

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1997

                                 256,345 SHARES

                           MONTEREY HOMES CORPORATION

                                  COMMON STOCK


         This Prospectus relates to the offering from time to time by Monterey Homes Corporation, a Maryland corporation (the "Company"), of up to 256,345 shares, (the "Shares") of its common stock, par value $.01 per share (the "Common Stock"), upon the exercise of 212,398 warrants (the "Warrants"). In connection with the merger (the "Merger"), effective December 31, 1996, of Monterey Homes Construction II, Inc., an Arizona corporation ("MHC II"), and
Monterey Homes Arizona II, Inc., an Arizona corporation ("MHA II" and collectively with MHC II, the "Monterey Entities" or "Monterey"), with and into Homeplex Mortgage Investments Corporation, a Maryland corporation ("Homeplex"), with Homeplex surviving and changing its name to Monterey Homes Corporation, warrants of Monterey that were previously outstanding were converted into the Warrants. See "The Merger." The number of Shares obtainable upon exercise of the Warrants are subject to increase or decrease under certain antidilution provisions. The Warrants became exercisable on the effective date of the Merger and will continue to be exercisable at any time on or prior to October 15, 2001 or such earlier date upon the liquidation, dissolution or winding up of the Company. Each Warrant may be exercised for the purchase of 1.2069 shares of Common Stock at an exercise price of $4.0634 per Warrant. See"The Merger - The Merger Consideration" and "Description of Capital Stock."

         The Company will not receive any of the proceeds from the exercise of the Warrants. William W. Cleverly and Steven J. Hilton (the "Monterey Stockholders") will receive proceeds of $863,058 if all of the Company Warrants (defined herein to include the Warrants) are exercised. See "Prospectus Summary" and "The Merger The Merger Consideration." The cost of registering the Shares is being borne by the Company.

         The Company's Common Stock is traded on the NYSE under the symbol "MTH." On September 29, 1997, the closing sale price for the Common Stock as reported by the NYSE was $13 3/4 per share. See "Price of Common
Stock and Dividend Policy."

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE

ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is October __, 1997.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Available Information..........................................................1
Forward-Looking Statements.....................................................1
Prospectus Summary.............................................................2
Risk Factors...................................................................4
Use of Proceeds................................................................8
The Merger.....................................................................9
The Legacy Acquisition........................................................14
Unaudited Pro Forma Consolidated Financial Information........................17
Selected Financial and Operating Data.........................................23
Management's Discussion and Analysis of Financial
         Condition and Results of Operations..................................23
Business of the Company.......................................................34
Properties....................................................................47
Description of Capital Stock..................................................47
Price of Common Stock and Dividend Policy.....................................51
Legal Matters.................................................................52
Experts  .....................................................................52
Index to Consolidated Financial Statements...................................F-1

                              AVAILABLE INFORMATION


         The Company has filed with the Securities and Exchange Commission (the "Commission") Post-Effective Amendment No. 2 to a Registration Statement on Form S-4 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and securities offered hereby, reference is made to the Registration Statement.


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements, and other information with the Commission. The Registration Statement and the exhibits thereto, and the reports, proxy statements, information statements, and other information, filed by the Company with the Commission pursuant to the Exchange Act may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be obtained electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval system at the Commission's Web Site (http://www.sec.gov). The Company's Common Stock is listed on the NYSE and copies of the Registration Statement and the exhibits thereto, and of such reports, proxy statements, information statements, and other information, can also be inspected at the offices of the NYSE at 20 Broad Street, 17th Floor, New York, New York 10005.

                           FORWARD-LOOKING STATEMENTS


         This Prospectus contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Commission or otherwise. The words "believe," "expect," "anticipate," and "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements may include, but not be limited to, projections of revenues, income or loss, home sales, housing permits, backlog, inventory, capital expenditures, plans for acquisitions, plans for future operations, financing needs or plans, the impact of inflation, and plans relating to products or services of the Company, as well as assumptions relating to the foregoing. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


         Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include such factors as the strength and competitive pricing environment of the single-family housing market, changes in the availability and pricing of residential mortgages, changes in the availability and pricing of real estate in the markets in which the Company operates, demand for and acceptance of the Company's products, the success of planned marketing and promotional campaigns, and the ability of the Company and acquisition candidates to successfully integrate their operations. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Prospectus, including under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" below, describe additional factors, among others, that could contribute to or cause such differences.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus.



The Company

         The Company designs, builds and sells single family homes in Arizona and Texas. The Company builds move-up and semi-custom, luxury homes in the Phoenix and Tucson, Arizona metropolitan areas, and entry-level and move-up homes in the Dallas/Fort Worth, Austin and Houston, Texas metropolitan areas. The Company has undergone significant growth in recent periods and is pursuing a strategy of diversifying its product mix and the geographic scope of its operations.

         The Company was originally formed as a real estate investment trust ("REIT"), investing in mortgage-related assets and, to a lesser extent, selected real estate loans. On December 31, 1996, the Company acquired by merger (the "Merger") the homebuilding operations of various entities operating under the Monterey Homes name ("Monterey"), and essentially discontinued the Company's mortgage-related operations. Monterey has been building homes in Arizona for over 10 years, specializing in semi-custom, luxury homes and move-up homes. In connection with the acquisition by the Company, the management of Monterey assumed effective control of the Company.

         As part of a strategy to diversify its operations, on July 1, 1997, the Company acquired (the "Legacy Acquisition") the homebuilding operations of several entities operating under the name Legacy Homes ("Legacy"). Legacy has been operating in the Texas market since 1988, and designs, builds and sells entry-level and move-up homes. In connection with the acquisition, John R. Landon, the founder and Chief Executive Officer of the Legacy Homes entities, joined senior management and the Board of Directors of the Company, and continues to oversee the operations of Legacy Homes.

         During 1996, the Company recorded pro forma revenues (including net income of Monterey) of $87.8 million and pro forma pre-tax income (including net income of Monterey) of $6.9 million on 307 home closings. During the same period, Legacy closed 623 homes generating revenues of $85.1 million and pre-tax income of $8.8 million. For the six months ended June 30, 1997, the Company generated revenues of $38.6 million, and pre-tax income of $2.5 million, and Legacy recorded revenues of $40.0 million, and pre-tax income of $5.6 million. The historical financial results of these companies may not be indicative of their combined results of operations in the future.

         As a result of losses from operations by the Company during its operation as a REIT, the Company had net operating loss carryforwards for federal income tax purposes of approximately $50 million at June 30, 1997. Accordingly, the Company currently pays limited income taxes.


         The Company is a Maryland corporation headquartered in Scottsdale, Arizona. The Company's principal executive offices are located at 6613 North Scottsdale Road, Suite 200, Scottsdale, Arizona 85250, and its telephone number is (602) 998-8700.


         In connection with the Merger, the Company effected, and all share information herein reflects, a three-for-one reverse stock split.

         For additional information concerning the Company, see "Unaudited Pro Forma Consolidated Financial Information," "Business of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements included herein.

The Offering


Securities Offered.......................  256,345  Shares of Common  Stock,  including the  Contingent  Stock issuable upon exercise of the Warrants, subject to adjustment under certain  antidilution  provisions under the document  governing the
                                           Warrants.  The  Shares  are  equal  to  approximately  4.88% of the outstanding Common Stock of the Company, after giving effect to the exercise of the Warrants but not to the exercise or  conversion  of any other stock options, convertible securities, or warrants.


Transfer Restrictions....................  Certain  transfer  restrictions  apply to the  ownership  of Common
                                           Stock of the  Company and will also apply to the  ownership  of the
                                           Warrants.   See  "The  Merger  -  Amendment   to  the  Articles  of
                                           Incorporation"   and  "The  Merger  -  NOL   Carryforward"   for  a
                                           description of such restrictions.

Warrants Outstanding.....................  212,398 Warrants are outstanding.


Common Stock Outstanding.................  As of  September  29, 1997,  5,253,481  shares of Common Stock were outstanding.


Use of Proceeds..........................  There  will be no  proceeds  to the  Company  from  the sale of the
                                           Shares upon  exercise  of the  Warrants.  Upon the  exercise of the
                                           Warrants,  the Company will remit the exercise price of $4.0634 per
                                           Warrant  (subject to  adjustment),  or aggregate  gross proceeds of approximately $863,058 if all of the Warrants are exercised, to the
                                           Monterey Stockholders. See "Use of Proceeds" and "The Merger."

Description of Warrants:


Expiration of Warrants...................  October  15,  2001 or  such  earlier  date  upon  the  liquidation, dissolution, or winding up of the Company.

Exercise.................................  Each Warrant  entitles the holder thereof to purchase 1.2069 shares of Common  Stock for $4.0634  (subject to  adjustment  as described herein).  The  Warrants may be exercised at any time on or prior to the Expiration Date.

Adjustments..............................  The  number  of shares  of  Common  Stock  for  which a Warrant  is
                                           exercisable   and  the  purchase   price  thereof  are  subject  to
                                           adjustment from time to time upon the occurrence of certain events, including, among other things, certain issuances of stock, options,
                                           or  other  securities,   liquidating  distributions,   and  certain
                                           subdivisions,  combinations,  and  reclassifications  of the Common
                                           Stock. A Warrant does not entitle the holder thereof to receive any dividends paid on Common Stock.

For additional information concerning the Warrants, see "The Merger - The Merger Consideration" and "Description of Capital Stock." For additional information concerning the Shares, see "Description of Capital Stock."

                                  RISK FACTORS


         The Company's future operating results and financial condition are dependent on the Company's ability to successfully design, develop, construct and sell homes that satisfy dynamic customer demand patterns. Inherent in this process are a number of factors that the Company must successfully manage in order to achieve favorable future operating results and financial condition. In addition, the price of the Company's Common Stock and the Warrants could be affected not only by such operating and financial conditions, but also by other factors. Potential risks and uncertainties that could affect the Company's future operating results and financial condition and the performance of its Common Stock and the Warrants include, without limitation, the factors discussed below.

         Possible Volatility of Securities Prices. The market price of the Company's Common Stock and Warrants could be subject to significant fluctuations in response to certain factors, such as, among others, variations in anticipated or actual results of operations of the Company or other companies in the homebuilding industry, earnings estimates by analysts and changes in those estimates, changes in conditions affecting the economy generally, and general trends in the industry, as well as other factors unrelated to the Company's operating results.

         Restrictions on Transfer; Influence by Principal Stockholders. In order to preserve maximum utility of certain net operating loss carryforwards, the Company's charter, among other transfer limitations, precludes (i) any person from transferring shares of Common Stock or rights to acquire Common Stock if the effect thereof would be to make any person or group an owner of 4.9% or more of the outstanding shares of Common Stock, or (ii) an increase in the ownership position of any person or group that already owns 4.9% or more of such outstanding shares. As a result of the foregoing factors, Messrs. Cleverly, Hilton and Landon should have working control of the Company for the foreseeable future. One or more of the foregoing factors could delay or prevent a future change of control of the Company, which could depress the price of the Common Stock. In addition, such restrictions will also apply to the Warrants. Ownership of the Warrants will be aggregated with ownership of shares of Common Stock otherwise held by a holder of Warrants to determine if the allowable ownership percentage is exceeded. See "The Merger - Amendment to Articles of Incorporation" and "The Merger - NOL Carryforward."




         Homebuilding Industry Factors. The homebuilding industry is cyclical and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence and housing demand. Although the Company believes that certain of its customers (particularly purchasers of luxury homes) are somewhat less price sensitive than generally is the case for other homebuilders, such uncertainties could adversely affect the Company's performance. In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilders, including delays in construction schedules, cost overruns, changes in government regulation, increases in real estate taxes and other local government fees, and availability and cost of land, materials, and labor. Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on the Company.

         Customer demand for new housing also impacts the homebuilding industry. Real estate analysts predict that new home sales in the Phoenix metropolitan area may slow significantly during 1997 and 1998 and that such sales in the Tucson metropolitan area will remain relatively flat in 1997. In the Dallas/Fort Worth, Houston and Austin metropolitan areas, predictions are that new home sales will remain relatively flat or show a moderate increase for 1997. Any slowing in new home sales in any of the principal markets in which the Company operates could have a material adverse affect on the Company's business and operating results.

         The homebuilding industry is subject to the potential for significant variability and fluctuations in real estate values, as evidenced by the changes in real estate values in recent years in Arizona and Texas. Although the Company believes that its projects are currently reflected on its balance sheet at appropriate values, no assurance can be given that write-downs of some or all of the Company's projects will not occur if market conditions deteriorate, or that such write-downs will not be material in amount.

         The success of the Company's operations is dependent upon its ability to maintain an appropriate inventory of lots and projects under development. As a result of significant sales of lots at projects in the Scottsdale metropolitan area in recent periods, the Company is currently seeking to acquire additional land for development in this area. The inability of the Company to acquire land to replenish its existing inventory as quickly as needed or at competitive prices could adversely affect the Company's results of operations and financial condition.

         Fluctuations in Operating Results. Monterey and Legacy historically have experienced, and in the future the Company expects to continue to experience, variability in home sales and net earnings on a quarterly basis. Factors expected to contribute to this variability include, among others (i) the timing of home closings and land sales, (ii) the Company's ability to continue to acquire additional land or options to acquire additional land on acceptable terms, (iii) the condition of the real estate market and the general economy in Arizona and Texas and in other areas into which the Company may expand its operations, (iv) the cyclical nature of the homebuilding industry and changes in prevailing interest rates and the availability of mortgage financing, (v) costs or shortages of materials and labor, and (vi) delays in construction schedules due to strikes, adverse weather conditions, acts of God or the availability of subcontractors or governmental restrictions. As a result of such variability, Monterey's and the Legacy's historical financial performance may not be a meaningful indicator of the Company's future results.




         Interest Rates and Mortgage Financing. The Company believes that certain of its customers (particularly purchasers of luxury homes) have been somewhat less sensitive to interest rates than many homebuyers. However, many purchasers of the Company's homes finance their acquisition through third-party lenders providing mortgage financing. In general, housing demand is adversely affected by increases in interest rates and housing costs and the unavailability of mortgage financing. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is consequently adversely affected, the Company's home sales, gross margins, and net income may be adversely impacted and such adverse impact may be material. In any event, the Company's homebuilding activities are dependent upon the availability and costs of mortgage financing for buyers of homes owned by potential customers so those customers ("move-up buyers") can sell their homes and purchase a home from the Company. Any limitations or restrictions on the availability of such financing could adversely affect the Company's home sales. Furthermore, changes in federal income tax laws may affect demand for new homes. From time to time, proposals have been publicly discussed to limit mortgage interest deductions and to eliminate or limit tax-free rollover treatment provided under current law where the proceeds of the sale of a principal residence are reinvested in a new principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general, and on demand for the Company's products in particular. No prediction can be made whether any such proposals will be enacted and, if enacted, the particular form such laws would take.


         Competition. The homebuilding industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials, and skilled labor. The Company competes for residential home sales with other developers and individual resales of existing homes. The Company's competitors include large homebuilding companies, some of which have greater financial resources than the Company, and smaller homebuilders, who may have lower costs than the Company. Competition is expected to continue and become more intense and there may be new entrants in the markets in which the Company currently operates. Further, the Company will face a variety of competitors in other new markets it may enter in the future.


         Lack of Geographic Diversification; Limited Product Diversification. The Company recently concluded an acquisition that has expanded its geographic and product markets (see "The Legacy Acquisition"). However, the Company's operations remain geographically limited primarily to the Phoenix and Tucson metropolitan areas in the state of Arizona and the Dallas/Fort Worth, Austin, and Houston metropolitan areas in the state of Texas. In addition, the Company currently operates in two primary market segments in Arizona: the semi-custom, luxury market and the move-up buyer market; and in two primary market segments in Texas: the move-up buyer market and the entry-level home market. Failure to be more geographically or economically diversified by product line in its various markets could have an adverse impact on the Company if the homebuilding markets in Arizona or Texas should decline. See "Risk Factors - Homebuilding Industry Factors."

         Additional Financing; Limitations. The homebuilding industry is capital intensive and requires significant up-front expenditures to acquire land and begin development. Accordingly, the Company incurs substantial indebtedness to finance its homebuilding activities. At December 31, 1996 and June 30, 1997, the Company's debt totaled approximately $30.5 million and $23.8 million, respectively, without regard to the Legacy Acquisition. After giving pro forma effect to the Legacy Acquisition, the Company's total debt was $41.1 million at June 30, 1997. The Company may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including bank financing and/or securities offerings. In addition, lenders are increasingly requiring developers to invest significant amounts of equity in a project both in connection with origination of new loans as well as the extension of existing loans. If the Company is not successful in obtaining sufficient capital to fund its planned capital and other expenditures, new projects planned or begun may be delayed or abandoned. Any such delay or abandonment could result in a reduction in home sales and may adversely affect the Company's operating results. There can be no assurance that additional debt or equity financing will be available in the future or on terms acceptable to the Company.


         In addition, the amount and types of indebtedness that the Company can incur is limited by the terms and conditions of its current indebtedness. The Company must comply with numerous operating and financial maintenance covenants and there can be no assurance that the Company will be able to maintain compliance with such financial and other covenants. Failure to comply with such covenants would result in a default and resulting cross defaults under the Company's other indebtedness, and could result in acceleration of all such indebtedness. Any such acceleration would have a material adverse affect on the Company.


         Government Regulations; Environmental Considerations. The Company is subject to local, state, and federal statutes and rules regulating certain developmental matters, as well as building and site design. In addition, the Company is subject to various fees and charges of governmental authorities designed to defray the cost of providing certain governmental services and improvements. The Company may be subject to additional costs and delays or may be precluded entirely from building projects because of "no growth" or "slow growth" initiatives, building permit allocation ordinances, building moratoriums, or similar government regulations that could be imposed in the future due to health, safety, welfare, or environmental concerns. The Company must also obtain licenses, permits, and approvals from government agencies to engage in certain of its activities, the granting or receipt of which are beyond the Company's control.


         The Company and its competitors are subject to a variety of local, state, and federal statutes, ordinances, rules, and regulations concerning the protection of health and the environment. Environmental laws or permit restrictions may result in project delays, may cause the Company to incur substantial compliance and other costs, and may also prohibit or severely restrict development in certain environmentally sensitive regions or areas. In addition, environmental regulations can have an adverse impact on the availability and price of certain raw materials such as lumber.


         Recent Expansion and Future Expansion. The Company recently concluded a significant acquisition in the Texas market (see "The Legacy Acquisition"), and the Company may continue to consider expansion into other areas of the Sunbelt states. The magnitude, timing and nature of any future acquisitions will depend on a number of factors, including suitable acquisition candidates, the negotiation of acceptable terms, the Company's financial capabilities, and general economic and business conditions. Acquisitions by the Company may result in the incurrence of additional debt and/or amortization of expenses related to goodwill and intangible assets that could adversely affect the Company's profitability. Acquisitions could also result in potentially dilutive issuances of the Company's equity securities. However, because the issuance of equity securities in the near term could impair the Company's use of its NOL carryforwards, it does not anticipate issuing any of its equity securities for the foreseeable future in connection with acquisitions. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of operations of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has had no or only limited direct experience and the potential loss of key employees of the acquired company. There can be no assurance that the Company will be able to expand into new markets on a profitable basis or that it can successfully manage its expansion into Texas or any additional markets.

         Dependence on Key Personnel. The Company's success is largely dependent on the continuing services of certain key persons, including William W. Cleverly, Steven J. Hilton and John R. Landon, and the ability of the Company to attract new personnel required to continue the development of the Company. The Company has entered into employment agreements with each of Messrs. Cleverly, Hilton and Landon. A loss by the Company of the services of Messrs. Cleverly, Hilton or Landon, or certain other key persons, could have a material adverse effect on the Company.


         Dependence on Subcontractors. The Company conducts its business only as a general contractor in connection with the design, development and construction of its communities. Virtually all architectural and construction work is performed by subcontractors of the Company. As a consequence, the Company is dependent upon the continued availability and satisfactory performance by unaffiliated third-party subcontractors in designing and building its homes. There is no assurance that there will be sufficient availability of such subcontractors to the Company, and the lack of availability of subcontractors could have a material adverse affect on the Company.


         Mortgage Asset Considerations. As of December 31, 1996 and June 30, 1997, the Company's portfolio of residual interests had a net balance of approximately $3,909,000 and $3,856,000, respectively. The Company sold selected residual interests on July 31, 1997, and is considering the sale of additional interests. The prevailing interest rates at the date of such sale may influence the gain or loss recognized by the Company. The results of the Company's operations will depend, in part, on the level of net cash flows generated by the Company's mortgage assets. Net cash flows vary primarily as a result of changes in mortgage prepayment rates, short-term interest rates, reinvestment income and borrowing costs, all of which involve various risks and uncertainties. Prepayment rates, interest rates, reinvestment income and borrowing costs depend upon the nature and terms of the mortgage assets, the geographic location of the properties securing the mortgage loans included in or underlying the mortgage assets, conditions in financial markets, the fiscal and monetary policies of the United States Government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty.


         The rates of return to the Company on its mortgage assets will be based upon the levels of prepayments on the mortgage loans included in or underlying such mortgage instruments, the rates of interest or pass-through rates on such mortgage securities that bear variable interest or pass-through rates, and rates of reinvestment income and expenses with respect to such mortgage securities.

         Prepayment Risk. Mortgage prepayment rates vary from time to time and may cause declines in the amount and duration of the Company's net cash flows. Prepayments of fixed-rate mortgage loans included in or underlying mortgage instruments generally increase when then current mortgage interest rates fall below the interest rates on the fixed-rate mortgage loans included in or underlying such mortgage instruments. Conversely, prepayments of such mortgage loans generally decrease when then current mortgage interest rates exceed the interest rates on the mortgage loans included in or underlying such mortgage instruments. Prepayment experience also may be affected by the geographic location of the mortgage loan included in or underlying mortgage instruments, the types (whether fixed or adjustable rate) and assumability of such mortgage loans, conditions in the mortgage loan, housing and financial markets, and general economic conditions.

         No assurance can be given as to the actual prepayment rate of mortgage loans included in or underlying the mortgage instruments in which the Company has an interest.

         Interest Rate Fluctuation Risks. Changes in interest rates affect the performance of the Company's mortgage assets. A portion of the mortgage securities secured by the Company's mortgage instruments and a portion of the mortgage securities with respect to which the Company holds mortgage interests bear variable interest or pass-through rates based on short-term interest rates (primarily LIBOR). Consequently, changes in short-term interest rates significantly influence the Company's net cash flows.


         Increases in short-term interest rates increase the interest cost on variable rate mortgage securities and, thus, tend to decrease the Company's net cash flows from its mortgage assets. Conversely, decreases in short-term interest rates decrease the interest cost on the variable rate mortgage securities and, thus, tend to increase such net cash flows. Increases in mortgage interest rates generally tend to increase the Company's net cash flows by reducing mortgage prepayments, and decreases in mortgage interest rates generally tend to decrease the Company's net cash flows by increasing mortgage prepayments. Therefore, the negative impact on the Company's net cash flows of an increase in short-term interest rates generally will be offset in whole or in part by a corresponding decrease in mortgage interest rates. Although short-term interest rates and mortgage interest rates normally change in the same direction and therefore generally offset each other as described above, they may not change proportionally or may even change in opposite directions during a given period of time with the result that the adverse effect from an increase in short-term interest rates may not be offset to a significant extent by a favorable effect on prepayment experience and vice versa. Thus, the net effect of changes in short-term and mortgage interest rates may vary significantly between periods resulting in significant fluctuations in net cash flows from the Company's mortgage assets.


         No assurances can be given as to the amount or timing of changes in interest rates or their effect on the Company's mortgage assets or income therefrom.


         Inability to Predict Effects of Market Risks. Because none of the above factors, including changes in prepayment rates, interest rates, expenses and borrowing costs, are susceptible to accurate projection, the net cash flows generated by the Company's mortgage assets cannot be predicted.



                                 USE OF PROCEEDS

         There will be no proceeds to the Company from the sale of the Shares upon exercise of the Warrants. Upon the exercise of the Warrants and the issuance of the Shares, the Company will remit the exercise price of $4.0634 per Warrant, or aggregate gross proceeds of approximately $863,058 if all of the Warrants are exercised, to the Monterey Stockholders. See "The Merger - The Merger Consideration." The Monterey Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act with respect to the Shares.

                                   THE MERGER

         The Company was initially formed to operate as a REIT, investing in mortgage related assets and selected real estate loans. The Company suffered significant losses several years ago and determined to try to acquire a home builder that could utilize its cash balances and other assets, as well as take advantage of its net operating loss carryforwards. On September 13, 1996, the Company entered into an Agreement and Plan of Reorganization (the "Merger Agreement"), by and among Homeplex Mortgage Investments Corporation ("Homeplex") and Monterey Homes Arizona II, Inc. and Monterey Homes Consruction II, Inc. (collectively, "Monterey"), and William W. Cleverly and Steven J. Hilton (collectively, the "Monterey Stockholders"). On December 31, 1996, Homeplex and Monterey were merged. As a result of the Merger, the Company's status as a REIT was terminated and its prior operations essentially discontinued, the Company's name was changed to Monterey Homes Corporation and its NYSE ticker symbol was changed to MTH. In addition, a one-for-three reverse stock split of the Company's issued and outstanding Common Stock was effected. The share information contained herein reflects the one-for-three reverse stock split.

The Merger Consideration

         Prior to the Merger, all of the outstanding common stock of Monterey was owned by the Monterey Stockholders. As consideration for the Merger, the Monterey Stockholders received 1,288,726 shares of Common Stock of the Company (the "Exchange Shares"), such number being equal to (i) the book value of Monterey on the effective date of the Merger ($2.5 million after certain distributions) determined in accordance with generally accepted accounting principles ("GAAP") consistent with the historical combined financial statements of Monterey, but reflecting adjustments for certain costs and reserves agreed to by the parties, multiplied by (ii) a factor of 3.0, and divided by (iii) the fully diluted book value per share of Homeplex common stock on the effective date of the Merger (after giving effect to outstanding stock options, whether vested or not, which were dilutive to book value and after consideration of amounts accrued for related dividend equivalent rights), determined in accordance with GAAP consistent with the historical consolidated financial statements of Homeplex.

         Prior to the Merger, Monterey had issued and outstanding warrants to purchase 133,334 shares of common stock of such companies (the "Monterey Warrants") at an exercise price of $18.75 per share. The Monterey Warrants represented approximately 16.5% of the fully diluted capitalization of Monterey (809,259 shares). On the effective date of the Merger, the Monterey Warrants were converted into the Company Warrants (which include the Warrants covered by this Prospectus) based on a formula that would allow the Company Warrants to purchase a number of shares of Common Stock of the Company determined by multiplying 133,334 by the ratio of (i) the total number of Exchange Shares issued in the Merger (as calculated above) divided by (ii) 809,259 (the "Warrant Conversion Ratio"). The exercise price of the Company Warrants was adjusted by dividing the exercise price of the Monterey Warrants immediately prior to the Merger by the Warrant Conversion Ratio. In addition, the exercise price of the Company Warrants was adjusted by a factor designed to compensate for certain distributions made to the Monterey Stockholders prior to the Merger. Following completion of audited financials for the year ended December 31, 1996, the Company established the number of Company Warrants as 212,398. Each Warrant may be exercised for the purchase of 1.2069 shares of Common Stock at an exercise price of $4.0634 per Company Warrant or 250,000 shares, approximating 16.5% of the Exchange Shares and Contingent Stock as discussed below.

         Although all of the Exchange Shares were issued in the name of the Monterey Stockholders, the Company will hold approximately 16.5%, or 212,398, of the Exchange Shares issued in the names of the Monterey Stockholders for release to holders of the Company Warrants upon exercise of the Company Warrants, and the Company will remit the exercise price paid upon such exercises to the Monterey Stockholders. Upon expiration of unexercised Company Warrants, the Company will distribute the appropriate amount of Exchange Shares to the Monterey Stockholders. The Monterey Stockholders are entitled to vote the Exchange Shares issued in their names but allocated to the Company Warrants, prior to the time the Company Warrants are exercised. Including the Exchange Shares allocated to the Company Warrants, Mr. Cleverly owns 647,696 shares or 12.33% of the outstanding Common Stock of the

Company and Mr. Hilton owns 644,363 shares or 12.27%. If all of the Company Warrants were exercised, Mr. Cleverly would own 541,497 shares or 10.31% of the outstanding Common Stock of the Company and Mr. Hilton would own 538,164 shares or 10.25% of the outstanding Common Stock of the Company. These numbers exclude the Employment Options and the Contingent Stock described below.

         In addition to the Exchange Shares, the Company has reserved for issuance 266,667 shares of common stock, subject to certain contingencies (the "Contingent Stock"). Of such stock, approximately 16.5% (the "Contingent Warrant Stock") or 43,947 shares are being reserved pending exercise of the Company Warrants. When a Company Warrant is exercised, the holder will receive not only the Exchange Shares into which the Company Warrant is exercisable, but also his proportionate share of the Contingent Warrant Stock. The remaining approximately 83.5% of the original 266,667 shares of Contingent Stock are to be issued to the Monterey Stockholders only if certain Common Stock average trading price thresholds are reached at any time during the five years following the effective date of the Merger as described below, provided that at the time of any such issuance to a Monterey Stockholder, such Monterey Stockholder is still employed with the Company. The average trading price thresholds and employment restrictions will not apply to the Contingent Warrant Stock. The Contingent Stock will be issued to the Monterey Stockholders as follows:


         (i) if the closing price of the Common Stock on the NYSE (the "Stock Price") averages $5.25 or more for twenty consecutive trading days at any time during the five year period following the effective date of the Merger, then 44,943 shares of the Contingent Stock will be issued but only after the first anniversary of such effective date;

         (ii) if the Stock Price averages $7.50 or more for twenty consecutive trading days at any time during the five year period following the effective date of the Merger, then an additional 88,888 shares of the Contingent Stock will be issued but only after the second anniversary of such effective date; and

         (iii) if the Stock Price averages $10.50 or more for twenty consecutive trading days at any time during the five year period following the effective date of the Merger, then the remaining 88,889 shares of the Contingent Stock will be issued but only after the third anniversary of such effective date.


         As of September 5, 1997, each of the three thresholds described above had been achieved. Therefore, on January 1, 1998 or as soon thereafter as is practicable, 44,943 shares of Contingent Stock will be issued to the Monterey Stockholders; on January 1, 1999 or as soon thereafter as is practicable, 88,888 shares will be issued to the Monterey Stockholders; and on January 1, 2000 or as soon thereafter as is practicable, the remaining 88,889 shares will be issued to the Monterey Stockholders, but in each case only if the Monterey Stockholders remain employed with the Company at such times.



Monterey Stockholder Employment Agreements and Employment Options


         In connection with the Merger, the Company and the Monterey Stockholders executed employment agreements (the "Employment Agreements"), each with a term ending on December 31, 2001 and providing for an initial base salary of $200,000 per year (increasing by 5% of the prior year's base salary per year), and an annual bonus for the first two years of the lesser of 4% of the pre-tax consolidated net income of the Company or $200,000. Thereafter, the bonus percentage payout of consolidated net income would be determined by the then-existing compensation committee of the board of directors of the Company, provided that in no event will the bonus payable in any year exceed $200,000 for each Monterey Stockholder. Under the Employment Agreements, the Monterey Stockholders will serve as co-Chief Executive Officers and will also serve as Chairman and President. If a Monterey Stockholder voluntarily terminates his employment or is discharged for "Cause," the Company will have no obligation to pay him any further salary or bonus. If a Monterey Stockholder is terminated during the term of the Employment Agreement without "Cause" or as a result of his death or permanent disability, the Company will be obligated to pay such Monterey Stockholder (a) his then current annual salary through the term of the Employment Agreement if terminated without "Cause," or for six months after termination in the event of death or disability, plus (b) a pro rated bonus. "Cause" is defined to mean only an act or acts of dishonesty by a Monterey Stockholder constituting a felony and resulting or intended to result directly or indirectly in substantial personal gain or enrichment at the expense of the Company.

         The Employment Agreements contain non-compete provisions that restrict the Monterey Stockholders until December 31, 2001, from, except in connection with the performance of their duties under the Employment Agreements, (i) engaging in the homebuilding business, (ii) recruiting, hiring, or discussing employment with any person who is, or within the past six months was, an employee of the Company, (iii) soliciting any customer or supplier to discontinue its relationship with the Company, or (iv) except solely as a limited partner with no management or operating responsibilities, engaging in the land banking or lot development business; provided, however, the foregoing provisions do not restrict (A) the ownership of less than 5% of a publicly-traded company, or (B) in the event the employment of such Monterey Stockholder is terminated under the Employment Agreement, engaging in the custom homebuilding business, engaging in the production homebuilding business outside a 100 mile radius of any project of the Company or outside Northern California, or engaging in the land banking or lot development business. The non-compete provisions will survive the termination of the Employment Agreement unless such Monterey Stockholder is terminated by the Company without Cause.

         The Employment Agreements also provide for the grant to each Monterey Stockholder of options to purchase an aggregate of 166,667 shares of Common Stock per Monterey Stockholder at an exercise price of $5.25 per share (the "Employment Options"). The Employment Options expire on December 31, 2002 and vest annually over three years in equal increments beginning on the first anniversary of the effective date of the Merger; provided, however, the Employment Options will vest in full and will be exercisable upon a change of control of the Company prior to the third anniversary of the effective date of the Merger. If a Monterey Stockholder voluntarily terminates his employment with the Company, the Employment Options will be exercisable for a period of six months following such termination. If a Monterey Stockholder is terminated without Cause, the Employment Options will be immediately vested in full and will be exercisable until December 31, 2002. If a Monterey Stockholders' employment with the Company is terminated as a result of death or disability, the Employment Options will be exercisable for a period of one year following such termination. If the Company terminates a Monterey Stockholders' employment for Cause, the Employment Options will terminate immediately.

         For a description of certain amendments to the Employment Agreements, see "The Legacy Acquisition - June 24, 1997 Letter Agreement."


Registration Rights

         The Company has entered into a Registration Rights Agreement dated December 31, 1996 with each of the Monterey Stockholders (the "Registration Rights Agreements") pursuant to which it granted registration rights to the Monterey Stockholders with respect to the Exchange Shares, the Contingent Stock, and the Common Stock underlying the Employment Options. Pursuant to such rights, subject to certain conditions and limitations, at any time after the first anniversary of the effective date of the Merger, the Monterey Stockholders may require the Company to register such shares under the Securities Act for resale by the Monterey Stockholders. The Company has also agreed to take any action required to be taken under applicable state securities or "blue sky" laws in connection with such registration. The Company will pay all expenses relating to the registration of shares pursuant to the Registration Rights Agreements. Each Monterey Stockholder will pay any fees and expenses of counsel to the stockholder, underwriting discounts and commissions, and transfer taxes, if any, relating to the resale of the Monterey Stockholder's Common Stock.

Board of Directors


         The board of directors of the Company currently consists of William W. Cleverly, Steven J. Hilton, Alan Hamberlin, John R. Landon, Robert G. Sarver, and C. Timothy White. In connection with the Merger, the Articles of Incorporation of the Company were amended to, among other things, provide for two classes of its directors, designated as Class I and Class II. Each Class will consist of one-half of the directors or as close an approximation thereto as possible. The Class I directors were elected in December of 1996 for a two-year term. The Class II directors were elected in September of 1997 for a two-year term. Messrs. Cleverly, Hilton, and Hamberlin are Class I directors and Messrs. Landon, Sarver and White are Class II directors. At each subequent annual meeting of stockholders, each of the successors to the directors of the Class whose term has expired at such annual meeting will be elected for a term running until the second annual meeting next succeeding his or her election and until his or her successor is duly elected and qualified.


         Pursuant to the Merger Agreement, if any of the current board members of the Company cease to serve as a director of the Company at any time prior to the first anniversary of the effective date of the Merger, the vacancy will be filled by the remaining board members then serving as directors of the Company. However, if either of the Monterey Stockholders ceases to serve as a director, the vacancy will be filled by a person selected by the remaining Monterey Stockholder.



Amendment to Hamberlin Stock Options

         Pursuant to an employment agreement entered into on December 21, 1995, in lieu of an annual base salary in cash, Homeplex and Mr. Hamberlin entered into a Stock Option Agreement dated December 21, 1995 (the "Hamberlin Stock Option Agreement") pursuant to which Homeplex granted an option to Mr. Hamberlin to purchase 250,000 shares of Homeplex common stock at $4.50 per share, which was the fair market value per share on December 21, 1995 (the "Hamberlin Stock Options"). The Hamberlin Stock Options vest as follows: (i) 66,666 on December 21, 1995, (ii) 91,667 on December 21, 1996 and (iii) 91,667 on December 21,
1997; provided, however, all options will vest in full if a change in control occurs on or before December 20, 1998 that has not been unanimously agreed to by the board of directors or upon a termination of Mr. Hamberlin's employment (without his consent) by the Company for any reason other than death, disability, or "Cause." "Cause" means an act or acts of dishonesty by Mr. Hamberlin constituting a felony and resulting or intended to result directly or indirectly in substantial gain or personal enrichment at the expense of the Company. In addition, the Hamberlin Stock Options will vest in their entirety prior to any merger or consolidation in which the Company is not the surviving entity or any reverse merger in which the Company is the surviving entity. An amendment to the Hamberlin Stock Option Agreement was executed in connection with the Merger to eliminate the acceleration of vesting of the Hamberlin Stock Options that may otherwise have resulted upon consummation of the Merger. The Hamberlin Stock Options are exercisable until December 21, 2000. In addition, Mr. Hamberlin has also been granted other options to purchase 103,101 shares of Common Stock of the Company.


Amendment to Articles of Incorporation

         In connection with the Merger, the Articles of Incorporation of the Company were amended to, among other things, (i) change the name of Homeplex to "Monterey Homes Corporation," (ii) reclassify and change each share of Homeplex common stock issued and outstanding into one-third of a share of Common Stock,
(iii) amend and make more restrictive the limitations on the transfer of Common Stock to preserve maximum utility of the Company's net operating loss carryforward (the "NOL Carryforward") (see "NOL Carryforward" below), and (iv) provide for the Class I and Class II Directors (see "Board of Directors" above).


         With respect to the restrictions on transfer of the Common Stock, the Articles of Incorporation of the Company generally prohibit concentrated ownership of the Company which might jeopardize its NOL Carryforward. The amended transfer restrictions generally preclude for a period of up to five years any person from transferring shares of Common Stock (or any other subsequently issued voting or participating stock) or rights to acquire Common Stock, if the effect of the transfer would be to (a) make any person or group an owner of 4.9% or more of the outstanding shares of such stock (by value), (b) increase the ownership position of any person or group that already owns 4.9% or more of the outstanding shares of such stock (by value), or (c) cause any person or group to be treated like the owner of 4.9% or more of the outstanding shares of such stock (by value) for tax purposes. Direct and indirect ownership of Common Stock and rights to acquire Common Stock are taken into consideration for purposes of the transfer restrictions. These transfer restrictions will not apply to (i) the exercise of any stock option issued by the Company that was outstanding on the effective date of and immediately following the Merger, (ii) exercise of the Hamberlin Stock Options, (iii) issuance of the Contingent Shares, or (iv) exercise of the Employment Options. The board of directors of the Company has the authority to waive the transfer restrictions under certain conditions. The board of directors may also accelerate or extend the period of time during which such transfer restrictions are in effect or modify the applicable ownership percentage that will trigger the transfer restrictions if there is a change in law making such action necessary or desirable. The board of directors also has the power to make such other changes not in violation of law as may be necessary or appropriate to preserve the Company's tax benefits. The transfer restrictions discussed herein will apply to the transfer and exercise of the Company Warrants. Ownership of Company Warrants will be aggregated with shares of Common Stock otherwise owned by a holder to determine if the applicable ownership percentage has been exceeded. The transfer restrictions described herein may impede a change of control of the Company.


NOL Carryforward


         At June 30, 1997, the Company had a federal income tax net operating loss carryforward of approximately $50 million, which expires at various times beginning in 2007 and ending in 2009. It is anticipated that future income taxes paid by the Company will be minimized and will consist primarily of state income taxes (since utilization of the Company's state net operating loss may be significantly limited) and the federal alternative minimum tax.

         The ability of the Company to use the NOL Carryforward to offset future taxable income would be substantially limited under Section 382 of the Code if an "ownership change," within the meaning of Section 382 of the Code has occurred or occurs with respect to the Company before expiration of the NOL Carryforward. The Company believes that (i) there was not an "ownership change" of the Company prior to the effective date of the Merger, (ii) the Merger did not cause an "ownership change", and (iii) the Legacy Acquisition did not cause an "ownership change." The amendments to the Articles of Incorporation of the Company, which became effective on the effective date of the Merger, include restrictions on the transfer of Common Stock designed to prevent an "ownership change" with respect to the Company after the Merger. See "Amendment to Articles of Incorporation" above. Pursuant to Section 384 of the Code, the Company may not be permitted to use the NOL Carryforward to offset taxable income resulting from sales of assets owned by the Monterey Entities at the time of the Merger to the extent that the fair market value of such assets at the time of the Merger exceeded their tax basis. There is no assurance that the Company will have sufficient earnings after the Merger to fully utilize the NOL Carryforward.

Indemnification Rights

         The Company and its officers, directors, and agents are entitled to indemnification for damage, loss, liability, and expense (collectively, the "Losses") incurred or suffered by such parties arising out of any action, suit, claim, or demand arising out of, relating to, or based on the Monterey Entities' or the Monterey Stockholders' breach or failure to perform in any material respect any of their representations, warranties, covenants, or agreements under the Merger Agreement or the transactions contemplated thereby; provided, however, that such action, suit, claim, or demand must be first asserted prior to the second anniversary of the effective date of the Merger. The Monterey Stockholders are entitled to indemnification for their pro rata share of any Loss incurred or suffered by the Monterey Stockholders arising out of any action, suit, claim, or demand arising out of, relating to, or based on the Company's breach or failure to perform in any material respect any of its representations, warranties, covenants, or agreements under the Merger Agreement or the transactions contemplated thereby; provided, however, that such action, suit, claim or demand must be first asserted prior to the second anniversary of the effective date of the Merger.

         A committee to be comprised of the independent directors of the Company serving after the effective date of the Merger (the "Committee") was appointed irrevocably pursuant to the Merger Agreement to exercise the Company's indemnification rights and was authorized to act, as the Committee may deem appropriate, as the Company's agent in respect of receiving all notices, documents, and certificates and making all determinations required with respect to the indemnification provided for in the Merger Agreement.


         The maximum aggregate amount of indemnification that may be required of the Monterey Stockholders, on the one hand, and the Company, on the other, pursuant to the Merger Agreement is $500,000 each. The Company retained from the Merger consideration 70,176 of the Exchange Shares issued in the names of the Monterey Stockholders, equal to $500,000 divided by the average closing price for the last five trading days ending with the effective date of the Merger, such shares to be utilized as security for the indemnification obligations in favor of the Company under the Merger Agreement (the "Indemnification Fund"). The Indemnification Fund is the sole and exclusive source of reimbursement and indemnification for the amount of any Loss or claim of the Company. The Indemnification Fund will be adjusted each six months to maintain its $500,000 value less any amount previously applied to a loss. Cash can be deposited with the Company at any time by the Monterey Stockholders to replace all or any portion of the Common Stock in the Indemnification Fund. Amounts remaining in the Indemnification Fund will be released to the Monterey Stockholders on the second anniversary of the effective date of the Merger; provided, that if the Monterey Stockholders are notified prior to the second anniversary of the effective date of the Merger of a loss or claim, the amount of which is uncertain or contingent, the Company will be entitled to retain an amount of cash or a number of Exchange Shares that would be adequate to indemnify and hold harmless the Company for each such loss or claim. The Monterey Stockholders will be entitled to vote the shares of Common Stock held in the Indemnification Fund. Holders of the Company Warrants will not bear a pro rata portion of any reduction in Exchange Shares resulting from an indemnification claim.

                             THE LEGACY ACQUISITION

         In an effort to further diversify the Company's homebuilding operations, pursuant to the terms of an Agreement of Purchase and Sale of Assets, dated May 29, 1997, by and among the Company, Legacy Homes, Ltd., Legacy Enterprises, Inc., and John and Eleanor Landon and a related Agreement and Plan of Merger dated June 25, 1997 (collectively with the Agreement of Purchase and Sale of Assets, the "Acquisition Agreement"), among the Company, John and
Eleanor Landon, Texas Home Mortgage Corporation, and Monterey Mortgage Acquisition Corp. (collectively, Legacy Homes, Ltd., Legacy Enterprises, Inc. and Texas Home Mortgage Corporation shall be referred to as "Legacy"), the Company acquired substantially all of the operations and assets of Legacy, a Texas-based homebuilder with related mortgage brokerage operations. The transaction closed on July 1, 1997. The Company has contributed these assets to a wholly-owned limited partnership and related entities (collectively, the "Texas Division").

The Legacy Acquisition Consideration

         The consideration for the Legacy Acquisition consisted of $1,553,004 in cash, 666,667 shares of Company Common Stock and deferred contingent payments for the four years following the close of the transaction (the "Contingent Payments"). In addition, the Company assumed substantially all of the liabilities of Legacy including indebtedness that was incurred prior to the closing of the transactions to fund distributions to the partners of Legacy Homes that reduced its book value to less than $200,000.

         The Contingent Payments are payable for the five consecutive earn-out periods following the Effective Date. The first earn-out period commenced on July 1, 1997, and ends on December 31, 1997. The remaining earn-out periods refer to the calendar years 1998, 1999 and 2000, and the last earn-out period refers to the period from January 1, 2001 to June 30, 2001. The Contingent Payments will equal twenty percent (20%) of the net income of the Texas Division before income taxes, determined in accordance with GAAP and subject to certain adjustments, plus twelve percent (12%) of the Company's net income (without regard to the NOL Carryforward) before income taxes, determined in accordance with GAAP and as reported in or consistent with the Company's audited financial statements. In no event will the total of the Contingent Payments exceed $15 million nor will an Contingent Payment exceed $5 million in any one earn-out period. In the event an Contingent Payment would exceed $5 million in an earn-out period, the excess of $5 million will accrue interest at the rate of ten percent (10%) per annum and such excess plus accrued interest will be paid with the next succeeding Contingent Payment. Any Contingent Payments due shall be subject to the Company's rights of set-off under the Indemnification Agreement by and among the parties.

Landon Employment Agreement and Employment Options

         In connection with the Legacy Acquisition, the Company and John R. Landon entered into an employment agreement (the "Landon Employment Agreement"), with a term ending June 30, 2001 and providing for an initial base salary of $200,000 per year (increasing by five percent (5%) of the prior year's base salary per year), and an annual bonus for calendar years 1997 and 1998 equal to the lesser of four percent (4%) of the pre-tax consolidated net income of the Company or $200,000. Thereafter, the bonus percentage payout of consolidated net income will be determined by the then-existing compensation committee of the board of directors of the Company, provided that in no event will the bonus payable in any year exceed $200,000. Under the Landon Employment Agreement, John
R. Landon will serve as Co-Chief Executive Officer and Chief Operating Officer of the Company and as President and Chief Executive Officer of the Texas Division.

         If Mr. Landon voluntarily terminates his employment without "Good Reason" or is discharged for "Cause," the Company will have no obligation to pay him any further salary or bonus. In addition, the Company will be obligated to pay Mr. Landon the Contingent Payments, but will have the option to make the payments as scheduled over the term of the agreement or in one lump sum, based on the pre-tax income of the Company and the pre-tax income of the Texas Division for the twelve month period ending with the fiscal quarter immediately preceding his termination, less a 25% reduction. If Mr. Landon is terminated without "Cause" or as a result of death or disability or if he resigns for "Good Reason", the Company will be obligated to pay Mr. Landon (i) his then current base salary through the end of the stated term of employment in the event of termination by the Company without "Cause" or resignation by Mr. Landon for "Good Reason," or for six months after termination in the event of death or disability and (ii) a pro rated bonus. If Mr. Landon is terminated without "Cause" or resigns for "Good Reason," Mr. Landon will have the option to receive the Contingent Payments as scheduled or in one lump sum based on the pre-tax income of the Company and the Texas Division for the twelve month period ending with the fiscal quarter immediately preceding his termination. If Mr. Landon's employment is terminated due to death or disability, Mr. Landon or his estate may elect to have the Contingent Payments continue as scheduled over the term of the agreement or have the remainder paid out in one lump sum, based upon the pre-tax income of the Company of the Texas Division for the twelve month period ending with the fiscal quarter immediately preceding termination, less a 25% reduction.

         "Cause" under the Landon Employment Agreement is defined to mean an act or acts of dishonesty constituting a felony and resulting or intended to result directly or indirectly in substantial personal gain or enrichment at the expense of the Company, and willful disregard of the employee's primary duties to the Company. "Good Reason" under the Landon Employment Agreement is defined to include (i) assignment of duties inconsistent with the scope of the duties associated with Mr. Landon's titles or positions or which would require Mr. Landon to relocate his principal residence outside the Dallas-Fort Worth, Texas metropolitan area; (ii) failure by the Company to elect Mr. Landon as a director of the Company on or before June 30, 1998; (iii) failure by the Company to pay any part of the Contingent Payments under the Legacy Asset Agreement; (iv) termination of Mr. Landon for Cause and it is later determined that Cause did not exist; or (v) failure of the Company to permit the Texas Division to utilize its equity to obtain financing or to provide certain other monies due to the Texas Division.

         The Landon Employment Agreement contains a non-compete provision that, until June 30, 2001, restricts John R. Landon from, except in connection with the performance of his duties under the Landon Employment Agreement (i) engaging in the homebuilding business and the mortgage brokerage or banking business,
(ii) recruiting, hiring or discussing employment with any person who is, or within the past six months was, an employee of the Company, (iii) soliciting any customer or supplier of the Company for a competing business or otherwise attempting to induce any customer or supplier to discontinue its relationship with the Company, or (iv) except solely as a limited partner with no management or operating responsibilities, engaging in the land banking or lot development business; provided, however, the foregoing provisions do not restrict (A) the ownership of less than 5% of a publicly-traded company, or (B) in the event the employment of Mr. Landon is terminated under his employment agreement, engaging in the custom homebuilding business, engaging in the production homebuilding business, or engaging in the land banking or lot development business outside a 100 mile radius, in each case, of any project of the Company. The non-compete provisions under the Landon Employment Agreement will survive termination of the Landon Employment Agreement unless Mr. Landon is terminated without Cause or he resigns for "Good Reason."

         The Landon Employment Agreement also provides for the grant to John R. Landon of an option to purchase an aggregate of 166,667 shares of Company Common Stock at an exercise price of $5.25 per share (the "Landon Employment Option"). The Landon Employment Option is exercisable as follows: 55,555 shares on July 1, 1998, 55,556 shares on July 1, 1999, 55,556 on July 1, 2000; provided, however, that the Landon Employment Option shall become exercisable in full if there is a change of control of the Company prior to July 1, 2000. If the Company discharges Mr. Landon for Cause, the Landon Employment Option will terminate immediately. If Mr. Landon voluntarily terminates his employment with the Company or if his employment is terminated as a result of his death or disability, then the Landon Employment Option (all 166,667 shares) will be exercisable for a period of six months following such termination. If Mr. Landon is terminated without Cause, the Landon Employment Option (all 166,667 shares) will be immediately exercisable until July 1, 2001.

Registration Rights

         The Company has entered into a Registration Rights Agreement, dated July 1, 1997 (the "Landon Registration Rights Agreement") with Legacy Homes, Ltd., Legacy Enterprises, Inc., and John and Eleanor Landon (Legacy Homes, Ltd., Legacy Enterprises, Inc., and John and Eleanor Landon shall be collectively referred to as the "Holder"), pursuant to which it granted registration rights to the Holder with respect to the shares acquired by the Holder in connection with the Acquisition Agreement and the Landon Employment Option. Pursuant to such rights, subject to certain conditions and limitations, at any time after December 31, 1997, the Holder may require the Company to register such shares under the Securities Act for resale by the Holder. The Company has also agreed to take any action required to be taken under applicable state securities or "blue sky" laws in connection with such registration. The Company will pay all expenses relating to the registration of shares pursuant to the Landon Registration Rights Agreement. The Holder will pay any fees and expenses of counsel of Holder, underwriting discounts and commissions, and transfer taxes, if any, relating to the resale of the Holder's Common Stock.

Board of Directors

         The Landon Employment Agreement required the Company to use its reasonable best efforts to elect Mr. Landon as a director of the Company. Mr.Landon was elected as a Class II director at the Annual Meeting of Stockholders held on September 25, 1997.

June 24, 1997 Letter Agreement

         In connection with the Legacy Acquisition,  William W. Cleverly, Steven
J. Hilton, John R. Landon and Eleanor Landon entered into a letter agreement, dated June 24, 1997 (the "Letter Agreement"), pursuant to which each of the parties agreed that he or she will not directly or indirectly acquire or dispose of beneficial ownership of any shares of voting securities of the Company ("Voting Securities") or rights to acquire Voting Securities which would adversely affect the use of the Company's NOL Carryforward. See "The Merger-NOL Carryforward." Subject to the notice provision in the immediately following sentence, each party further agreed that for a period of five years following the Effective Date, he or she will not purchase Voting Securities which would cause his or her beneficial ownership of Voting Securities to exceed the greatest number of shares beneficially owned by any other party to the Letter Agreement. The party desiring to purchase Voting Securities agreed to provide the other parties to the Letter Agreement at least seven days written notice of his or her intent to purchase Voting Securities. Each other party would then be permitted to purchase the same number of Voting Securities.

         In connection with the Letter Agreement, the Employment Option Agreements of William W. Cleverly, Steven J. Hilton and John R. Landon were amended (the "Amended Employment Options"). The Amended Employment Options provide for the deferment of the exercise of the option to acquire 15,000 shares of Company Common Stock, otherwise exercisable on December 31, 1997, to January 30, 2000 for Messrs. Cleverly and Hilton, and with respect to Mr. Landon, options to acquire 15,000 shares of Company Common Stock, otherwise exercisable on July 1, 1998, to July 31, 2000.

Indemnification Rights

         The Company and its officers, directors, and agents are entitled to indemnification for Losses incurred or suffered by such parties arising out of any action, suit, claim, or demand arising out of, relating to, or based on Legacy's or its stockholders' (the "Legacy Stockholders") breach or failure to perform in any material respect any of their representations, warranties, covenants, or agreements under the Acquisition Agreement or the transactions contemplated thereby; provided, however, that, in most instances, such action, suit, claim, or demand must be first asserted prior to the second anniversary of the closing. The Legacy Stockholders are entitled to indemnification for their pro rata share of any Loss incurred or suffered by the Legacy Stockholders arising out of any action, suit, claim, or demand arising out of, relating to, or based on the Company's breach or failure to perform in any material respect any of its representations, warranties, covenants, or agreements under the Acquisition Agreement or the transactions contemplated thereby; provided, however, that such action, suit, claim or demand must be first asserted prior to the second anniversary of the effective date of the Merger.

         Subject to various exceptions, the maximum aggregate amount of indemnification that may be required of the Legacy Stockholders, on the one hand, and the Company, on the other, pursuant to the Acquisition Agreement is $500,000 each (unless there are breaches of representations relating to environmental obligations, in which case the indemnity cap applicable to Legacy may increase to $1,000,000). The Company may offset against Contingent Payment amounts due with respect to the indemnifications of Legacy and the Legacy Shareholders.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The Unaudited Pro Forma Condensed Combined Balance Sheet set forth below presents the results of operations of the Company, assuming the Legacy Acquisition had occurred on June 30, 1997. The Unaudited Pro Forma Condensed Combined Income Statements set forth below presents the results of operations of the Company, assuming the Merger and Legacy Acquisition had occurred on January 1, 1996. Adjustments necessary to reflect these assumptions and to restate historical combined balance sheets and results of operations are presented in the Pro Forma Adjustments columns, which are further described in the Notes to the Unaudited Pro Forma Consolidated Financial Information.

         The financial information for the Company is derived from the audited consolidated financial statements of the Company as of and for the year ended December 31, 1996, and the unaudited consolidated financial statements of the Company as of and for the six months ended June 30, 1997, as adjusted for pro forma results of the Merger for 1996. The financial information for Legacy is derived from the audited financial statements of Legacy as of and for the year ended December 31, 1996, and unaudited financial statements of Legacy as of and for the six months ended June 30, 1997. The accounts of Legacy include Legacy Homes, Ltd., Legacy Enterprises, Inc. and Texas Home Mortgage Corporation. Because the accounts of Legacy Enterprises, Inc. and Texas Home Mortgage Corporation are immaterial, separate historical financial statements of these entities are not included.

         The following information does not purport to present the financial position or results of operations of the Company, including Monterey and Legacy, had the Merger and the Legacy Acquisition and other events assumed therein occurred on the dates specified, nor is it necessarily indicative of the results of operations of the Company, Monterey and Legacy as they may be in the future or as they may have been had the Merger and the Legacy Acquisition and such other events been consummated on the dates shown. The Unaudited Pro Forma Consolidated Financial Information is based on certain assumptions and adjustments described in the related Notes to Unaudited Pro Forma Condensed Combined Financial Information and should be read in conjunction with "The Merger," "The Legacy Acquisition," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited and unaudited historical financial statements and notes thereto of the Company, Monterey and Legacy included elsewhere herein.

              Unaudited Pro Forma Condensed Combined Balance Sheet
                                  June 30, 1997
                        (In Thousands, Except Share Data)




                                                                                Pro Forma       Pro Forma
                                                                                ---------       ---------
                                    Legacy    The Company     Combined         Adjustments      Combined
                                    ------    -----------     --------         -----------      --------
Assets
Cash and cash equivalents ....     $  1,307     $  7,263      $  8,570         $ (1,553)(a)     $  7,017
Real estate under development        18,728       45,107        63,835             --             63,835
Real estate loan and other
    receivables ..............        2,040        1,571         3,611             --              3,611
Option deposits ..............          812        1,319         2,131             --              2,131
Residual interests ...........         --          3,856         3,856             --              3,856
Other assets .................          568          800         1,368             (350)(a)        1,018
Deferred tax asset ...........         --          6,783         6,783            3,621 (b)       10,404
Goodwill                               --          1,719         1,719            1,519 (b)        3,238
                                   --------     --------      --------         --------         --------
         Total Assets ........     $ 23,455     $ 68,418      $ 91,873         $  3,237         $ 95,110
                                   ========     ========      ========         ========         ========



Liabilities
Accounts payable and accruals      $  4,970     $  7,344      $ 12,314         $   --           $ 12,314
Home sale deposits ...........          976        7,697         8,673             --              8,673
Notes payable ................       17,346       23,839        41,185             --             41,185
                                   --------     --------      --------         --------         --------

         Total Liabilities ...       23,292       38,880        62,172             --             62,172
                                   --------     --------      --------         --------         --------

Stockholders' Equity
Common stock .................         --             46            46                7(c)            53
Additional paid-in capital ...          163       92,990        93,153            3,230(c)        96,383
Retained earnings (loss) .....         --        (63,088)      (63,088)            --            (63,088)
Treasury stock ...............         --           (410)         (410)            --               (410)
                                   --------     --------      --------         --------         --------
         Total Equity ........          163       29,538        29,701            3,237           32,938
                                   --------     --------      --------         --------         --------

         Total Liabilities and
         Stockholders Equity       $ 23,455     $ 68,418      $ 91,873         $  3,237         $ 95,110
                                   ========     ========      ========         ========         ========

    See Notes to Unaudited Pro Forma Condensed Combined Financial Information

             Unaudited Pro Forma Condensed Combined Income Statement
                     For the Six Months Ended June 30, 1997
                        (In Thousands, Except Share Data)

                                                The                        Pro Forma       Pro Forma
                                 Legacy       Company     Combined        Adjustments      Combined
                                 ------       -------     --------        -----------      --------
Home and land sales ........   $   39,728   $   37,117   $   76,845      $     --         $   76,845
Cost of home and land sales        32,959       31,829       64,788             757(d)        65,545
                               ----------   ----------   ----------      -------------    ----------
Gross margin ...............        6,769        5,288       12,057            (757)          11,300
Selling, general and
administrative expense .....        1,512        4,274        5,786              70(e)         6,017
                                                                                138(g)
                                                                                 23(f)

Operating income ...........        5,257        1,014        6,271            (988)           5,283

  Other income, net ........          333        1,456        1,789            --              1,789
                               ----------   ----------   ----------      -------------    ----------

Income before income taxes .        5,590        2,470        8,060            (988)           7,072
Income tax expense .........                       224          224             236(h)           460
                               ----------   ----------   ----------      -------------    ----------
Net income .................   $    5,590   $    2,246   $    7,836      $   (1,224)      $    6,612
                               ==========   ==========   ==========      =============    ==========

Net income per share:                                                                     $     1.20
                                                                                          ==========

Weighted average common
shares outstanding                                                                         5,520,000
                                                                                          ==========

    See Notes to Unaudited Pro Forma Condensed Combined Financial Information

             Unaudited Pro Forma Condensed Combined Income Statement
                      For the Year Ended December 31, 1996
                        (In Thousands, Except Share Data)

                                              Pro Forma                     Pro Forma       Pro Forma
                                 Legacy        Company      Combined       Adjustments       Combined
                                 ------        -------      --------       -----------       --------
Home and land sales .......   $    85,114    $    87,754   $   172,868    $      --        $   172,868
Cost of home and land sales        67,715         75,099       142,814          1,513(d)       144,327
                              -----------    -----------   -----------    --------------   -----------
Gross margin ..............        17,399         12,655        30,054         (1,513)          28,541
Selling, general and
administrative expense ....         8,550          7,777        16,327            191(e)        16,895
                                                                                  275(g)
                                                                                  102(f)

Operating income ..........         8,849          4,878        13,727         (2,081)          11,646

  Other income, net .......          (248)         1,998         1,750           --              1,750
                              -----------    -----------   -----------    --------------   -----------

Income before income taxes          8,601          6,876        15,477         (2,081)          13,396
Income tax expense ........                          756           756            115(h)           871
                              -----------    -----------   -----------    --------------   -----------
Net income ................   $     8,601    $     6,120   $    14,721    $    (2,196)     $    12,525
                              ===========    ===========   ===========    ==============   ===========

Net income per share:                                                                      $      2.27
                                                                                           ===========

Weighted average common
shares outstanding                                                                           5,520,000
                                                                                           ===========

    See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

         1. Overview. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented assuming the Legacy Acquisition had occurred on June 30, 1997. The Unaudited Pro Forma Condensed Combined Income Statements are presented as if the Merger and the Legacy Acquisition had occurred on January 1, 1996. The combinations of Monterey and Legacy were recorded as purchases in accordance with generally accepted accounting principles and, accordingly, the assets and liabilities of the acquired entity (Monterey or Legacy, as appropriate) are presented at their estimated fair values as of the date of acquisition.

         The financial information for the Company is derived from the audited consolidated financial statements of the Company as of and for the year ended December 31, 1996, and the unaudited consolidated financial statements of the Company as of and for the six months ended June 30, 1997, as adjusted for pro forma results of the Merger for 1996. The financial information for Legacy is derived from the audited financial statements of Legacy as of and for the year ended December 31, 1996, and unaudited financial statements of Legacy as of and for the six months ended June 30, 1997. The accounts of Legacy include Legacy Homes, Ltd., Legacy Enterprises, Inc. and Texas Home Mortgage Corporation. Because the accounts of Legacy Enterprises, Inc. and Texas Home Mortgage Corporation are immaterial, separate historical financial statements of these entities are not included.

         Pursuant to an Employment Agreement entered into in connection with the Legacy Acquisition, John R. Landon, Co-Chief Executive Officer and Chief Operating Officer of the Company and President and Chief Executive Officer of Legacy, was granted options to purchase 166,667 shares of Common Stock at an exercise price of $5.25, which will vest over the three years following the acquisition and expire June 30, 2001. The value of the options are considered compensation expense for the combined entity which will be recognized over the three-year vesting period.

         The pro forma information does not purport to present the financial position or results of operations of the Company, including Monterey and Legacy, had the Merger and the Legacy Acquisition and other events assumed therein occurred on the dates specified, nor is it necessarily indicative of the results of operations of the Company, Monterey and Legacy as they may be in the future or as they may have been had the Merger and the Legacy Acquisition and other such events been consummated on the dates shown. The Unaudited Pro Forma Condensed Combined Financial Data should be read in conjunction with "The Merger," "The Legacy Acquisition," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the audited and unaudited financial statements and notes thereto of the Company, Monterey and Legacy included elsewhere in this Prospectus.

         2). Pro Forma Condensed Combined Balance Sheet Adjustments at June 30, 1997.

                  a) To record payment for Legacy, transfer of cash and $350,000 in transaction costs.
                  b)       To record  goodwill  and the increase in deferred tax
                           asset associated with the Legacy Acquisition.
                  c)       To record the effects of issuance of Common  Stock to
                           Legacy and John and Eleanor Landon and additional paid-in capital resulting from the Legacy Acquisition.

         3). Pro Forma Condensed Combined Income Statement Adjustments for the Year Ended December 31, 1996 and the Six Month Period Ended June 30, 1997.

                  d) To record interest expense related to an additional $17.8 million borrowing in connection with the Legacy Acquisition.
                  e)       To record amortization of goodwill.
                  f) To record compensation expense incurred in connection with the issuance of options to purchase 166,667 shares of Common Stock to John R. Landon. Compensation expense is recognized over a three year graded vesting period.
                  g)       To  adjust  for   additional   compensation   expense
                           expected to be incurred as specified in the Employment Agreement with Mr. Landon.
                  h) To record income taxes, which has been estimated at 6.5% of income before income taxes.

                      SELECTED FINANCIAL AND OPERATING DATA

         The following table sets forth selected historical consolidated financial data of the Company for the six months ended June 30, 1997 and June 30, 1996, and each of the years in the five-year period ended December 31, 1996. The selected annual historical consolidated financial data for 1996 is derived from the Company's Consolidated financial statements audited by KPMG Peat Marwick LLP, independent auditors. The selected annual historical consolidated financial data for 1995, 1994, 1993 and 1992 is derived from the Company's Consolidated Financial Statements audited by Ernst & Young LLP, independent auditors. For additional information, see the Consolidated Financial Statements included elsewhere in this Prospectus. Due to the Merger and the Legacy Acquisition, the historical results of the Company are not indicative of future results. Certain pro forma financial information reflecting the Merger is set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro-Forma Results of Operations." For additional financial and pro forma results of operations relating to the Merger as well as the Legacy Acquisition, see "Unaudited Pro Forma Consolidated Financial Information."

                     Historical Consolidated Financial Data
                  (Dollars in Thousands, Except Per Share Data)

                                                      Six Months
                                                        ended                                  Years Ended December 31,
                                                       June 30,                                ------------------------
                                                     (Unaudited)
                                                  1997         1996           1996        1995        1994        1993        1992
                                                  ----         ----           ----        ----        ----        ----        ----
Income Statement Data:
Home sales (net) ............................  $  5,288          --             --          --         --          --          --
Income (loss) from mortgage assets ..........     1,150      $    891       $  2,244    $  3,564   $ (1,203)   $(21,814)   $(14,068)
Interest expense ............................      --             238            238         868      1,383       2,274       2,750
General, administrative and other expense ...     4,192           272          1,710       1,599      1,938       1,822       2,315
                                               --------      --------       --------    --------   --------    --------    --------
Income (loss) before effect of accounting
change and extraordinary loss ...............     2,246           381            296       1,097     (4,524)    (25,910)    (19,133)
Cumulative effect of accounting change(1) ...      --            --             --          --         --        (6,078)       --

Extraordinary loss(2) .......................      --            (149)          (149)       --         --          --          --
                                               --------      --------       --------    --------   --------    --------    --------
Net income (loss) ...........................  $  2,246      $    232       $    147    $  1,097   $ (4,524)   $(31,988)   $(19,133)
                                               ========      ========       ========    ========   ========    ========    ========
Income (loss) per share before effect of
accounting change/extraordinary loss ........  $    .48      $    .12       $   0.09    $   0.34   $  (1.40)   $  (7.98)   $  (5.79)
Cumulative effect of accounting change per
share .......................................      --            --             --          --         --         (1.89)       --
Extraordinary loss per share ................      --            (.05)          (.05)       --         --          --          --
                                               --------      --------       --------    --------   --------    --------    --------
Net income (loss) per share .................  $    .48      $    .07       $   0.04    $   0.34   $  (1.40)   $  (9.87)   $  (5.79)
                                               ========      ========       ========    ========   ========    ========    ========
Cash dividends per share(3) .................      --            --         $   0.06    $   0.09   $   0.06    $   0.09    $   1.20
                                                                            ========    ========   ========    ========    ========


                                                      At June 30,                               At December 31,
                                                      (Unaudited)                               ---------------
                                                 1997          1996(4)       1996(4)       1995      1994        1993        1992
                                                 ----          ------        ------        ----      ----        ----        ----
Balance Sheet Data:
Real estate under development ...............  $ 45,107        35,991       $  1,696        --         --          --          --
Residual interests ..........................     3,856      $  4,625          3,909    $  5,457   $  7,654    $ 17,735    $ 66,768
Total assets ................................    68,418        19,752         72,821      27,816     31,150      43,882      87,063
Notes payable ...............................    23,839          --           30,542       7,819     11,783      19,926      31,000
Total liabilities ...........................    38,880         1,072         45,876       9,368     13,508      21,505      32,357
Stockholders' equity ........................    29,538        18,680         26,945      18,448     17,642      22,377      54,706

---------------

(1) Reflects the cumulative effect of adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."
(2) Reflects extraordinary loss from early extinguishment of long-term debt.
(3) For any taxable year in which the Company qualified and elected to be treated as a REIT under the Code, the Company was not subject to federal income tax on that portion of its taxable income that was distributed to stockholders in or with respect to that year. Due to the Merger, the Company did not qualify as a REIT in 1996.
(4)      Reflects the Merger consummated on December 31, 1996.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


         The Company was originally formed as a real estate investment trust ("REIT"), investing in mortgage-related assets and, to a lesser extent, selected real estate loans. On December 31, 1996, the Company acquired by merger (the "Merger") the homebuilding operations of various entities operating under the Monterey Homes name ("Monterey") and essentially discontinued the Company's mortgage-related operations. As part of a strategy to diversify its operations, on July 1, 1997, the Company acquired the Texas-based homebuilder operations of several entities operating under the name Legacy Homes ("Legacy").

         The following sets forth a discussion and analysis of the financial condition and results of operation for the Company for the prior three years, reflecting primarily the Company's operation as a REIT. To facilitate an understanding of the Company after the Merger, also included is a discussion and analysis of the pro forma results of operations of the Company giving effect to the Merger as if it had occurred on January 1, 1996. For financial and pro forma results of operations relating to the Legacy Acquisition, see the information under the caption "Unaudited Pro Forma Financial Information" and the Consolidated Financial Statements included herein.


Historical Results of Operations


Six Months Ended June 30, 1997 Compared to 1996

         The Company had net income of $2,246,406 or $.48 per share for the six months ended June 30, 1997, compared to net income of $232,988 or $.07 per share for the comparable period in 1996. The increase in 1997 was caused by the addition of the homebuilding operations during 1997. Results for the six months ended June 30, 1996, include an extraordinary loss from the early extinguishment of debt of $148,433, or $.05 per share. Home sales revenue, cost of home sales, commissions and other sales costs all increased in 1997, reflecting the addition of the homebuilding operations in December of 1996.

         General, administrative and other costs were $2,275,469 for the first half of 1997 and $650,834 for the first half of 1996. The increase was caused by higher corporate costs resulting from the addition of homebuilding operations, including compensation expense relating to stock options and contingent stock issued in the Merger. All interest incurred was capitalized in 1997 with $420,000 amortized through cost of home sales. Interest cost was expensed in 1996, reflecting the Company's operation as a REIT during that period.


Year Ended December 31, 1996 Compared to 1995


         The Company had net income of $147,000, or $.04 per share, in 1996 compared to income of $1,097,000, or $.34 per share, in 1995. Results for the year ended December 31, 1996 include an extraordinary loss from the early extinguishment of debt of $148,000, or $.05 per share.

         The Company's income from mortgage assets was $2,244,000 in 1996 compared to income of $3,565,000 in 1995. Interest income on real estate loans decreased from $1,618,000 in 1995 to $571,000 in 1996 due to the reduction of the Company's real estate lending program.

         The Company's interest expense declined from $868,000 in 1995 to $238,000 in 1996 due to a reduction in the Company's aggregate long-term debt.


Year Ended December 31, 1995 Compared to 1994


         The Company had net income of $1,097,000, or $.34 per share, in 1995 compared to a net loss of $4,523,000, or $1.40 per share, in 1994.

         The Company's income from mortgage assets was $3,565,000 in 1995 compared to a loss of $1,202,000 in 1994. The 1994 loss included a net charge of $3,343,000 to the write down of several of its residual interests.


         Interest income on real estate loans increased from $1,112,000 in 1994 to $1,618,000 in 1995 due to the expansion of the Company's real estate lending program.


         The Company's interest expense declined from $1,383,000 in 1994 to $868,000 in 1995 due to a reduction in aggregate long-term debt.


         General and administrative expenses in 1994 include $340,000 of legal and investment banking expenses related to merger negotiations with a privately held company which were subsequently terminated.

Liquidity, Capital Resources, and Commitments


         The  following   discusses  the  liquidity,   capital  resources,   and
commitments of the combined Company as a result of the Merger.

         The Company's principal uses of working capital are land purchases and lot development. The Company uses a combination of borrowings and funds generated by operations to meet its working capital requirements.




         Operating activities used cash flows of $7.2 million for the six months ended June 30, 1997, and provided cash flows of $813,204 for the six months ended June 30, 1996. Operating activities provided $2.4 million for the year ended December 31, 1996. Investing activities provided cash flows of $5.7 million for the six months ended June 30, 1997, and $5.8 for the six months ended June 30, 1996. Investing activities provided cash flows of $18 million for the year ended December 31, 1996. Financing activities consumed $7.3 million for the six months ended June 30, 1997, and $1.9 for the six months ended June 30, 1996. Financing activities consumed $8.1 million for the year ended December 31, 1996.




         The cash flow for each of the Company's communities can differ substantially from reported earnings, depending on the status of the development cycle. The early stages of development or expansion require significant cash outlays for, among other things, land acquisitions, obtaining plat and other approvals, and construction of amenities, which may include community tennis courts, swimming pools and ramadas, model homes, roads, certain utilities, and general landscaping. Since these costs are capitalized, this can result in income reported for financial statement purposes during those early stages significantly exceeding cash flow. After the early stages of development and expansion when these expenditures are made, cash flow can significantly exceed income reported for financial statement purposes, as cost of sales includes charges for substantial amounts of previously expended costs.

         At June 30, 1997, the Company had available a $30 million short-term, secured, revolving construction loan facility and a $20 million acquisition and development guidance facility, of which $11.6 million and $3.8 million were outstanding, respectively. An additional $7.9 million of unborrowed funds remained available under its credit facilities at such date. Borrowings under the credit facilities are subject to the inventory collateral position of the Company and a number of other conditions, including the Company's minimum net worth, maximum debt to equity ratio and debt coverage. The Company also has outstanding $8 million in unsecured, senior subordinated notes due October 15, 2001 (the "Notes"), which were issued in October 1994.

         In the first six months of 1997, the Company used $8.2 million in cash to purchase land for future development at the Gainey Ranch site in Scottsdale, Arizona. The Company added this property to its acquisition and development guidance facility, generating $4.3 million in available but unborrowed funds under its revolving construction loan facility.

         At December 31, 1996, the Company had $7.3 million outstanding under its revolving construction loan. The Company also had approximately $9.6 million in other secured construction loans outstanding at December 31, 1996.


         The Indenture relating to the Notes and the Company's various loan agreements contain restrictions which could, depending on the circumstances, affect the Company's ability to obtain additional financing in the future. If the Company at any time is not successful in obtaining sufficient capital to fund its then-planned development and expansion costs, some or all of its projects may be significantly delayed or abandoned. Any such delay or abandonment could result in cost increases or the loss of revenues and could have a material adverse effect on the Company's results of operation and ability to repay its indebtedness.

NOL Carryforward

         At June 30, 1997 and December 31, 1996, the Company had a net operating loss carryforward, for federal income tax purposes, of approximately $50.0 million and $53.0 million, respectively. This tax loss may be carried forward, with certain restrictions, through 2009 to offset future taxable income, if any.


Pro Forma Results of Operations


         As a result of the Merger, the primary business of the Company has shifted from investing in mortgage-related assets and making real estate loans to homebuilding. To assist in the understanding of those new operations, management has prepared pro forma condensed combined operating results for the periods discussed below which focus on the operations of Monterey prior to the Merger. These results are not meant to be indicative of future results of operations. They do not include information regarding Legacy.

         The Company's results of operations for any period are affected by many factors such as the number of development projects under construction, the length of the development cycle of each project, product mix and design, weather, availability of financing, suitable development sites, material and labor, and national and local economic conditions. The Company has operated primarily in the semi-custom, luxury market of the homebuilding industry and has expanded into the move-up segment of the market, resulting in product mix and design becoming more influential factors affecting the average home sales price and gross margins. The Company experiences greater competition from other homebuilders in the move-up segment of the market that can affect its ability to increase sales prices even if costs are rising. The average sales price of homes is further influenced by home size and desirability of project locations. See "Risk Factors" above.

         During the past several years the demand for homes and availability of capital for land acquisition, development and home construction in Arizona has increased. In response to these conditions, the Company has expanded its operations to acquire additional sites for development of new projects. As of June 30, 1997, the Company was actively selling homes in eleven communities, was sold out in one community, and was preparing to open for sales in one community. There can be no assurance that the favorable conditions in Arizona will continue. Start up costs incurred in the Tucson area and Merger related costs negatively impacted the Company's net income in 1996.

         The continuation of the Company's past revenue and profitability levels is dependent on its ability to identify and obtain competitively priced and well located replacement land inventory. As a result of significant sales of lots and projects in the Scottsdale metropolitan area in recent periods, the Company is currently seeking to acquire additional land for development in this area. The inability of the Company to acquire land to replenish its existing inventory as quickly as needed or at competitive prices could adversely affect the Company's results of operations and financial condition.

                    Results Of Operations for the Six Months
                    Ended June 30, 1997 and 1996 (Pro Forma)

         Management has prepared pro forma condensed combined operating results for the six months ended June 30, 1996, which reflect the impact of combining Monterey and Homeplex as though the Merger had taken place on January 1, 1996.

                                                    Results of Operations
                                               For the Six Months ended June 30,
                                               ---------------------------------
                                                                       1996
                                                    1997            (Pro Forma)
                                                    (Dollars in thousands,
                                                     except per share data)
                                               ---------------------------------
Home sales revenue                                $37,117             $31,492
Cost of home sales                                 31,829              27,545
                                                  -------             -------

           Gross profit                             5,288               3,947
Selling, general and administrative                 4,274               3,954
                                                  -------             -------

Income (loss) from home sales                       1,014                  (7)
Other income                                        1,456               1,805
                                                  -------             -------

           Earnings before income taxes             2,470               1,798
Income tax expense                                    224                 198
                                                  -------             -------

           Net earnings                           $ 2,246             $ 1,600
                                                  =======             =======
Earnings per share                                $   .48             $   .34
                                                  =======             =======

           Key assumptions in the pro forma results of operations include:

           (1)    The transaction was consummated on January 1, 1996.
           (2) Compensation expense was adjusted to add the new employees' cost and to deduct the terminated employees' cost.
           (3) The net operating loss was utilized to reduce the maximum amount of taxable income possible.

         The following discussion and analysis provides information regarding results of operations of the Company and its subsidiaries for the six months ended June 30, 1997 and 1996 (pro forma). All material balances and transactions between the Company and its subsidiaries have been eliminated. This discussion should be read in conjunction with the consolidated financial statements contained elsewhere in this Prospectus. In the opinion of management, the unaudited interim data reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year.


Home Sales Revenue


         Home sales revenue for any period is the product of the number of units closed during the period and the average sales price per unit. The following table presents comparative first half 1997 and 1996 housing revenues:

                                        Six Months       Dollar/Unit  Percentage
(Dollars in Thousands)                Ended June 30,      Increase     Increase
                                    1997        1996     (Decrease)   (Decrease)
                                    ----        ----     ----------   ----------

Dollars ....................      $37,117     $31,492     $ 5,625       17.9%
Units Closed ...............          105         125         (20)       (16%)
Average Sales Price ........      $ 353.5     $ 251.9     $ 101.6       40.3%

         The revenue increase of $5.6 million during the first half of 1997 over the first half of 1996 was caused primarily by an average sales price that was approximately 40% higher than that of the previous year, offset in part by fewer units sold.

Gross Profit


         Gross profit equals home sales revenue, net of housing cost of sales, which include developed lot costs, unit construction costs, amortization of common community costs (such as the cost of model complex and architectural, legal, and zoning costs), interest, sales tax, warranty, construction overhead, and closing costs. The following table presents comparative first half 1997 and 1996 housing gross profit:

                                            Six Months
   (Dollars in Thousands)                 Ended June 30,              Percentage
                                         1997       1996    Increase   Increase
                                         ----       ----    --------   --------
   Dollars ........................   $  5,288   $  3,947   $  1,341     34.0%
   Percent of Housing Revenues ....      14.2%      11.2%       3.0%     26.8%

The increase in gross profit in the six months ended June 30, 1997 over the same period of the previous year is primarily contributable to a 17.9% increase in revenues along with a 26.8% increase in gross profit margin.


Selling, General, and Administrative Expenses


         Selling, general, and administrative expenses, which include advertising, model and sales office, sales administration, commissions, and corporate overhead costs, were $4.3 million for the first half of 1997, as compared to $4.0 million for the same period in 1996, an increase of 7.5%. This change was caused mainly by increased advertising and model home expenses, and higher administrative, corporate and public company costs in 1997 than in 1996.


Development Projects


         At June 30, 1997, the Company had 14 subdivisions under various stages of development. The Company was actively selling in 11 subdivisions, was sold out in one subdivision, and was in various stages of preparation to open for sales in one subdivision. The Company owns the underlying land in seven subdivisions subject to bank acquisition financing, and the underlying land in two subdivisions free from any acquisition financing. The lots in the remaining five subdivisions are purchased from developers on a rolling option basis. During the first six months of 1997, the Company purchased one new subdivision and entered into one new rolling lot option contract to increase the lots available to the Company in one existing subdivision. Depending on market conditions, management may elect to make additional selective property acquisitions throughout the remainder of the current year.


Net Orders


         Net orders for any period represent the number of units ordered by customers (net of units canceled) multiplied by the average sales price per units ordered. The following table presents comparative first half 1997 and 1996 net orders:

(Dollars in Thousands)       Six Months Ended June 30,  Dollar/Unit   Percentage
                                  1997         1996      Increase      Increase
                                  ----         ----      --------      --------
Dollars ....................    $53,941      $38,091      $15,850       41.6%
Units Ordered ..............        169          133           36       27.1%
Average Sales Price ........    $ 319.2      $ 286.4      $  32.8       11.4%

         The dollar volume of net orders for the first half of 1997 increased by 41.6% over the first half of 1996 due primarily to an increase in average sales price and a higher number of units ordered. The increase in average sales price was due to greater activity in higher priced subdivisions than in 1996, which included a condominium project.

         The Company does not include sales which are contingent on the sale of the customer's existing home as orders until the contingency is removed. Historically, the Company has experienced a cancellation rate of less than 16% of gross sales.

Net Sales Backlog


         Backlog represents net orders of the Company which have not closed. The following table presents comparative June 30, 1997 and 1996 net sales backlog:

(Dollars in Thousands)                   June 30,       Dollar/Unit   Percentage
                                      1997      1996      Increase     Increase
                                      ----      ----      --------     --------
Dollars .........................   $67,177   $45,985     $21,192       46.1%
Units in Backlog ................       184       152          32       21.1%
Average Sales Price .............   $ 365.1   $ 302.5     $  62.6       20.7%

         Dollar backlog increased 46.1% for the first half of 1997 over the first half of 1996 due to an increase in units in backlog and by an increase in average sales price. Average sales price has increased due to the sell out in 1996 of the lower priced Vintage Condominium subdivision and sales in 1997 of a higher priced semi-custom subdivision, Lincoln Place. Units in backlog have increased 21.1% over the prior year due to the increase in net orders.


Seasonality


         The Company has historically closed more units in the second half of the fiscal year than in the first half, due in part to the slightly seasonal nature of the market for its semi-custom, luxury product homes. Management expects that this seasonal trend will continue in the future, but may change slightly as operations expand within the move-up and entry-level segment of the market.

               Pro Forma Results of Operations for the Years Ended
                           December 31, 1996 and 1995


         To assist in the understanding of the Company in light of the operations of Monterey, management has prepared pro forma condensed combined operating results for the years ended December 31, 1996 and 1995 that reflect the impact of the Merger as though it occurred on January 1, 1995. These results are not meant to be indicative of future results of operations.

                                                Pro Forma Results of Operations
                                                For the Year Ended December 31,
                                                -------------------------------
                                                   1996              1995
                                                   (Dollars in thousands,
                                                    except per share data)
                                               ---------------------------------
      Sales revenue                               $87,754           $71,491
      Cost of sales                                75,099            60,557
                                                  -------           -------

           Gross profit                            12,655            10,934
      Selling, general and administrative           7,777             6,792
                                                  -------           -------

           Income from home sales                   4,878             4,142
      Other income                                  1,998             2,836
                                                  -------           -------

           Earnings before income
           taxes                                    6,876             6,978
      Income tax expense                              756               768
                                                  -------           -------

           Net earnings                            $6,120            $6,210
                                                   ======            ======

      Earnings per share                           $ 1.27            $ 1.28
                                                   ======            ======

           Key assumptions in the pro forma results of operations include:


           (1)       The transaction was consummated on January 1, 1995.
           (2)       Compensation expense was adjusted to add the new employees'
                     cost and to deduct the terminated employees' cost.
           (3)       The net operating  loss was  utilized to reduce the maximum amount of taxable income possible.

Home Sales Revenue

         The following table presents comparative 1996 and 1995 home sales revenue.


                                     Year Ended         Dollar/Unit   Percentage
(Dollars in Thousands)              December 31,          Increase     Increase
                                  1996         1995      (Decrease)   (Decrease)
                                  ----         ----      ----------   ----------
Dollars .....................   $ 86,829     $ 67,926     $ 18,903       27.8%
Units Closed ................        307          239           68       28.5%
Average Sales Price .........   $  282.8     $  284.2     ($   1.4)      (1.0%)

         The increase in revenues of approximately $19 million during 1996 over the previous year was caused by the increase in unit closings, partially offset by lower average sales prices. The average sales price decreased from the prior year due to an increase in closings produced by the Company's lower priced move-up subdivisions, which made up approximately 55% of the homes closed in 1996. During these periods, the average sales price of the Company's luxury, semi-custom product line exceeded $300,000 and the Company's move-up product line averaged

$205,000.   Unit  closings  increased  due  to  the  growth  in  the  number  of subdivisions producing home closings from nine in the prior year to fifteen in 1996.


Land Sales Revenue


         The Company closed one land sale during 1996, which produced revenue of $925,000 and gross profit of $506,000, and sold one land parcel during 1995, which produced revenue of $3,565,000 and gross profit of $433,000.


Gross Profit

         The following table presents comparative 1996 and 1995 gross profit.


                                         Year Ended                   Percentage
(Dollars in Thousands)                  December 31,        Increase   Increase
                                      1996        1995     (Decrease) (Decrease)
                                      ----        ----     ---------- ----------
Dollars ........................  $  12,665    $  10,934   $  1,721     15.7%
Percent of Housing Revenues ....      14.6%        16.1%      (1.5%)    (9.3%)


         The increase in gross profit is primarily attributable to a 27.8% increase in dollar revenues offset slightly by a 1.5% decrease in the gross profit margin. The gross profit margin decreased slightly mainly due to higher lot costs and capitalized interest in cost of sales which was mostly offset by lower direct construction costs and construction overhead.


Selling, General, and Administrative Expenses

         Selling, general, and administrative expenses were approximately $7.8 million for the year ended December 31, 1996 compared to approximately $6.8 million for 1995. Sales commissions paid in 1996 were $2,581,000 compared to $2,039,000 in 1995, an increase of 27%, based on greater sales volume. There were also increased advertising and overhead expenses generated in supporting a greater number of active subdivisions.

Net Earnings

         Net earnings decreased to approximately $6.1 million for the year ended December 31, 1996 from approximately $6.2 million for the prior year. This decrease is primarily the result of a $1 million decrease in interest income from real estate loans along with increased selling, general, and administrative expenses offset by greater gross profit recognized from housing revenues.

Net Orders

         The following table presents comparative 1996 and 1995 net orders.


(Dollars in Thousands)               Year  Ended
                                     December 31,       Dollar/Unit   Percentage
                                   1996         1995     Increase      Increase
                                   ----         ----     --------      --------
Dollars ......................   $90,182      $59,933     $30,249        50.5%
Units Ordered ................       283          241          42        17.4%
Average Sales Price ..........   $ 318.6      $ 248.7     $  69.9        28.1%

         The dollar volume of net orders increased by 50.5% over the prior year due to an increase in average sales prices and higher unit sales. The average sales price increased due to an increase in sales of semi-custom luxury homes in 1996. The increase in net orders is primarily attributable to the greater number of subdivisions in 1996.

Net Sales Backlog

         The following table presents comparative 1996 and 1995 net sales backlog.


(Dollars in Thousands)                                  Dollar/Unit   Percentage
                                      December 31,        Increase     Increase
                                    1996        1995     (Decrease)   (Decrease)
                                    ----        ----     ----------   ----------
Dollars ....................      $42,661     $37,891     $ 4,770        12.6%
Units Ordered ..............          120         144         (24)      (16.7%)
Average Sales Price ........      $ 355.5     $ 263.1     $  92.4        35.1%

         Dollar backlog increased 12.6% over the December 31, 1995 amount due to an increase in average sales price. Average sales price increased due to the sell out in 1996 of the Company's lower-priced Vintage Condominium subdivision and greater sales in other higher priced, move-up communities.

          Financial and Operating Data of Monterey Prior to the Merger


         As a result of the Merger, management believes that the Combined Financial Data for Monterey for the year ended December 31, 1996, and for each of the years in the five-year period then ended, are also relevant in evaluating the Company's operating results on a going forward basis. Accordingly, the table below sets forth certain financial and operating data regarding Monterey for the five year period ended December 31, 1996.

                                                      1996        1995      1994        1993        1992
                                                      ----        ----      ----        ----        ----
Operating Statement Data:
Total revenues ..................................   $ 87,754    $ 71,491   $ 60,941   $ 40,543    $ 35,111
Cost of sales ...................................     74,874      60,332     50,655     34,664      29,544
Selling, general and administrative expenses ....      6,863       4,899      4,123      3,267       3,383
                                                    --------    --------   --------   --------    --------

Operating income ................................      6,017       6,260      6,163      2,612       2,184
Other income (expense) ..........................        (49)        141        102        (92)         32
                                                    --------    --------   --------   --------    --------

Net earnings(1) .................................   $  5,968    $  6,401   $  6,265   $  2,520    $  2,216
                                                    ========    ========   ========   ========    ========

                                                                     Year Ended December 31,
                                                        1996        1995       1994       1993        1992
                                                        ----        ----       ----       ----        ----
Operating Data: (Unaudited)
Unit sales contracts (net of cancellations) .....        283         241        243        167         151
Units closed ....................................        307         239        201        142         133
Units in backlog at end of period ...............        120         144        142        100          75
Aggregate sales value of homes in backlog .......   $ 42,661    $ 37,891   $ 43,981   $ 30,826    $ 19,970
Average sales price per home closed .............   $    283    $    284   $    299   $    285    $    264

                                                                         At December 31,
                                                     1996(2)       1995       1994       1993        1992
                                                     -------       ----       ----       ----        ----
Balance Sheet Data:
Real estate under development ...................   $ 36,501    $ 33,929   $ 17,917   $ 13,736    $  9,553
Total assets ....................................     45,741      42,654     28,820     19,227      12,366
Notes payable ...................................     30,542      24,316     12,255      7,632       3,463
Stockholders' equity ............................      1,783       9,108      6,898      3,121       2,193

----------------------

(1) Prior to the Merger, Monterey was a Subchapter S corporation and had no income tax liability at the corporate level.

(2)      Does not reflect the Merger consummated on December 31, 1996

                             BUSINESS OF THE COMPANY


History of the Company

         The Company designs, builds and sells single family homes in Arizona and Texas. The Company builds move-up and semi-custom, luxury homes in the Phoenix and Tucson, Arizona metropolitan areas, and entry-level and move-up homes in the Dallas/Fort Worth, Austin and Houston, Texas metropolitan areas. The Company has undergone significant growth in recent periods and is pursuing a strategy of diversifying its product mix and the geographic scope of its operations.

         The Company was originally formed as a real estate investment trust ("REIT"), investing in mortgage-related assets and, to a lesser extent, selected real estate loans. On December 31, 1996, the Company acquired through the Merger the homebuilding operations of various entities under the Monterey Homes name, and essentially discontinued the Company's mortgage-related operations. As part of a strategy to diversify its operations, on July 1, 1997, the Company acquired the homebuilding operations of several entities operating under the name Legacy Homes ("Legacy"). Legacy has been operating in the Texas market since 1988, and designs, builds, and sells entry-level and move-up homes.

         During 1996, the Company recorded pro forma revenues of $87.8 million and pro forma pre-tax income of $6.9 million on 307 home closings. During the same period, Legacy closed 623 homes generating revenues of $85.1 million and pre-tax income of $8.8 million. For the six months ended June 30, 1997, the Company generated revenues of $38.6 million, and pre-tax income of $2.5 million, and Legacy recorded revenues of $40.0 million, and pre-tax income of $5.6 million. The historical financial results of these companies may not be indicative of their combined results of operations in the future.

         As a result of losses from operations by the Company during its operation as a REIT, the Company had net operating loss carryforwards for federal income tax purposes of approximately $50 million at June 30, 1997. Accordingly, the Company currently pays limited income taxes.

Industry

         The homebuilding industry is highly competitive and extremely fragmented, and is greatly affected by a number of factors, on both a national and regional level. Among the most vital factors on a national level are interest rates and the influence of the Federal Reserve Board on interest rates. The homebuilding industry's sensitivity to interest rate fluctuations is two-pronged: an increase or decrease in interest rates affects (i) the homebuilding company directly in connection with its cost of borrowed funds for land and project development and working capital and (ii) home buyers' ability and desire to obtain long-term mortgages at rates favorable enough to service a long-term mortgage obligation. The Company believes that the availability of less expensive mortgage financing vehicles such as variable rate mortgage loans have encouraged potential home buyers moving to high growth areas to be more willing to purchase a new home now and refinance at a later date.


Business Strategy


         The  Company  seeks  to  distinguish   itself  from  other   production
homebuilders through a business strategy focusing on the following elements:

         Superior Design and Quality. Monterey seeks to maximize customer satisfaction by offering homes that, within their market segment, are built with quality materials and craftsmanship, exhibit distinctive design, and are situated in premium locations. In Arizona, its competitive edge in the selling process focuses on the home's features, design, and available custom options. In Texas, its competitive edge focuses on the design and quality of its entry-level and move-up homes. The Company believes that its homes generally offer higher quality and more distinctive designs within their defined price range or category than those built by its competitors.

         Product Breadth. The Company offers homes for a wide variety of consumers. In Arizona, the Company addresses the luxury and move-up homebuyers' markets. The luxury market segment is characterized by unique communities and distinctive luxury homes. The Company's expansion into the move-up buyer segment of the market reflects its desire to increase its share of the overall housing market in the Phoenix and Tucson metropolitan areas. In Texas, the Company focuses on the entry-level and move-up homebuyers markets.

         Highest Level of Service. In the semi-custom, luxury market, the Company attempts to involve the customer in every phase of the building process through a series of conferences with the sales staff, project managers, and construction superintendents. This procedure is designed to give the buyer the opportunity to add custom design features and monitor development of the home, creating a sense of participation in and control over the end product.

         Conservative Land Acquisition Policy. The Company has historically pursued, and will continue to pursue, a conservative land acquisition policy. It generally purchases land subject to complete entitlement, including zoning and utilities services, focusing on development sites which it expects will have less than a three-year inventory of lots. These strategies reduce the risks associated with investments in land. Moreover, it controls lots on a non-recourse, rolling option basis in those circumstances in which it is economically advantageous to do so. To date, the Company has not speculated in raw land held for investment.

         Penetration of New Markets. Depending on existing market conditions, the Company may explore expansion opportunities in other parts of the Sunbelt states, targeting its market niches in areas where it perceives an ability to exploit a competitive advantage. Expansion may be effected through acquisitions of other existing homebuilders or through internal growth.


Markets and Products


         Overview. The Company's Arizona operations primarily serve Scottsdale, Northeast Phoenix and Fountain Hills, Arizona ("Scottsdale") and, beginning in the first half of 1996, Tucson and Oro Valley, Arizona ("Tucson"). In Texas, the Company's operations are focused in the Dallas/Fort Worth, Austin and Houston metropolitan areas. The Company believes that these areas represent attractive homebuilding markets with opportunity for long-term growth. The Company also believes that its operations in certain markets, such as Scottsdale and Dallas/Fort Worth, are well established and that it has developed a reputation for building quality homes with distinctive designs within the market segments served in these communities.

         Arizona Markets

         In its Arizona markets, the Company's semi-custom, luxury homes are single-story, two to five-bedroom homes, ranging in base price from approximately $220,000 to over $500,000. The homes vary in size from 2,540 square feet to 4,530 square feet and are constructed on lots ranging from 5,500 square feet to one acre. The Company also builds single-family, move-up homes on subdivided lots. These are one and two-story detached homes, with two to five bedrooms, ranging in base price from approximately $120,000 to over $200,000. The homes range from 1,970 square feet to 3,050 square feet and are constructed on lots ranging from 6,500 square feet to 10,000 square feet.

         In its Arizona markets, the average sales price for homes closed by the Company during the first half of 1997 was $377,600. At June 30, 1997, the Company had a total of 184 home purchase contracts in backlog in Arizona totaling $67.2 million, with an average sales price of $365,100. The average sales price for all homes closed during 1996 and 1995 was $282,800 and $284,200, respectively. At December 31, 1995, Monterey had a total of 144 home purchase contracts in backlog totaling $38 million, with an average sales price of $263,100, while at December 31, 1996, Monterey had 120 home purchase contracts in backlog totaling $43 million, with an average sales price of $355,500.

         Scottsdale, Arizona. The Company derives substantial revenues from sales of homes in the Scottsdale area. Scottsdale is a relatively affluent city within the Phoenix metropolitan area. Scottsdale has developed detailed master planning and zoning regulations and the Scottsdale area has typically appealed to the type of higher-income buyer which the Company generally targets in this market.

         From 1995 to 1996, permits issued for single-family residential units in the City of Scottsdale decreased 3% from 3,194 to 3,077. Permits issued in the Phoenix metropolitan area increased 8.6% from 24,697 to 26,811 for the same time period. Although single-family housing permits in the Phoenix metropolitan area were at record levels in 1996, real estate analysts are predicting that new home sales in the Phoenix metropolitan area will slow in 1998. Any such slowing in new home sales could have a material adverse affect on the Company's operating results.

         Tucson, Arizona. The Company began offering homes for sale in Tucson in April 1996. Tucson also has experienced growth over the last five years. Annual building permits issued for single-family residential units in Tucson increased moderately from approximately 5,000 in 1995 to approximately 5,200 in 1996, a 4% increase. Real estate analysts are predicting that new home sales in the Tucson metropolitan area will remain relatively flat in 1997.

         The following table presents information relating to the current communities in the Scottsdale and Tucson areas served by the Company for and as of June 30, 1997:

                                                  Number of      Number      Homes                        Base
                                   Number of        Homes       of Homes      in        Homes(1)     Price Range (2)
                                   Home Sites       Sold         Closed     Backlog    Remaining      (in thousands)
                                   ----------       ----         ------     -------    ---------      --------------
SCOTTSDALE
     Semi-custom, luxury(3)           758            309          205         104         449             $219-$522
     Move-up                          219            133          100          33          86             $187-$231
                                      ---            ---          ---         ---         ---
                      Total           977            442          305         137         535
                                      ---            ---          ---         ---         ---

TUCSON
     Semi-custom, luxury              112             42           22          20          70             $245-385
     Move-up                          200             57           32          25         143             $120-$219
                                      ---            ---          ---         ---         ---
                      Total           312             99           54          45         213
                                      ---            ---          ---         ---         ---

              Total Arizona         1,289            541          359         182         748
                                    =====            ===          ===         ===         ===

(1) "Homes Remaining" is the number of homes that could be built on both the remaining lots available for sale and land to be developed into lots as estimated by the Company.

(2) "Base Price Range" is the current average base sales price of homes offered for sale .

(3) Includes 207 lots on which escrow closed in the third quarter of 1997 and marketing is currently expected to begin in the third or fourth quarter of 1997.

     Texas Markets

     In the Texas market, the Company's move-up homes are one and two-story, three to four-bedroom homes, ranging in base price from approximately $130,000 to $150,000. The homes vary in size from 1,800 square feet to 3,000 square feet. The Company also builds single-family, entry-level homes on subdivided lots in Texas. These are one and two-story detached homes with three to four bedrooms, ranging in base price from approximately $90,000 to $120,000. The homes range from 1,600 square feet to 2,400 square feet.

         The average sales price for all homes closed in the first half of 1997 by Legacy was $144,600. At June 30, 1997, Legacy had a total of 303 home purchase contracts in backlog totaling $42.7 million, with an average sales price of $140,900. The average sales price for all homes closed during 1996 and 1995 by Legacy was $136,600 and $130,400, respectively. At December 31, 1995, Legacy had a total of 243 home purchase contracts in backlog totaling $32 million, with an average sales price of $133,000, while at December 31, 1996, Legacy had 197 home purchase contracts in backlog totaling $29 million, with an average sales price of $145,000.

     Dallas, Texas. During 1997, housing starts have increased in the Dallas area and home closings are at their highest level in approximately ten years. Real estate analysts are predicting that sales will remain strong through the end of 1997 but may slow in 1998. The Company is currently selling homes in fourteen move-up and two entry-level communities in the Dallas area.

     Fort Worth, Texas. The Fort Worth area is predicted to have solid sales results through the rest of 1997, although the outlook for 1998 may be relatively flat due to increasing land prices. Job growth in the area is expected to remain strong. The Company is currently selling homes in three entry-level and one move-up community in the Fort Worth area.

         Austin, Texas. New jobs in the Austin area are predicted to increase 2.5% in 1997 over 1996 levels. Homes selling for less than $125,000 have shown an increase on a year-to-year comparison. There were 4,341 single family residential starts in the first half of 1997, which reflected a slight decrease from 4,763 starts in the first half of 1996. The Company has four active move-up communities and one starter community active in the Austin area.

     Houston, Texas. The Company began offering homes for sale in the Houston area in mid-1997, and currently has two active move-up communities there. Building permits issued in Houston have increased 21% from July 1996 to July 1997, and in June of 1997, sales of new homes were up 18% over the previous year. Analysts predict a slight acceleration in job growth in 1997, as companies with headquarters in the area continue to expand.

         The following table presents information relating to the current communities served by Legacy for and as of June 30, 1997:

                             Number of    Number of      Number of     Homes In      Homes           Prime Range
                             Home Sites   Homes Sold    Homes Closed    Backlog    Remaining(1)      (in 000s)(2)
                             ----------   ----------    ------------    -------    ------------      ------------
DALLAS
     Move-up                   1,476           874            713          161              602      $135 - $170
     Entry-level                 277           153            123           30              124      $115 - $130
                               -----          ----           ----         ----              ---
                Total          1,753         1,027            836          191              726

FORT WORTH
     Move-up                      77            15              3           12               62      $110 - $140
     Entry-level                 317           101             45           56              216       $95 - $110
                               -----          ----           ----         ----              ---
                Total            394           116             48           68              278

AUSTIN
     Move-up                     452           310            271           39              142      $130 - $170
     Entry-level                  64             5              0            5               59      $110 - $130
                               -----          ----           ----         ----              ---
                Total            516           315            271           44              201

HOUSTON
     Move-up                      76             0              0            0               76      $130 - $170
                               -----          ----           ----         ----              ---

          Total Texas          2,739         1,458          1,155          303            1,281
                               =====         =====          =====          ===            =====

(1) Homes Remaining" is the number of homes that could be built on both the remaining lots available for sale and land to be developed into lots as estimated by the Company.

(2) "Base Price Range" is the current average base sales price of homes offered for sale


Land Acquisition and Development


     Most of the land acquired by the Company is purchased only after necessary entitlements have been obtained so that the Company has certain rights to begin development or construction as market conditions dictate. The term "entitlements" refers to development agreements, tentative maps, or recorded plats, depending on the jurisdiction within which the land is located. Entitlements generally give the developer the right to obtain building permits upon compliance with conditions that are usually within the developer's control. Even after entitlements are obtained, the Company is still required to obtain a variety of other governmental approvals and permits during the development process. The process of obtaining such governmental approvals and permits can substantially delay the development process. In certain situations in the future, the Company may consider purchasing unentitled property where it perceives an opportunity to build on such property in a manner consistent with its business strategy.

     The Company selects land for development based upon a variety of factors, including (i) internal and external demographic and marketing studies; (ii) suitability of the projects, which generally are developments with fewer than 150 lots; (iii) suitability for development within a one to three year time period from the beginning of the development process to the delivery of the last house; (iv) financial review as to the feasibility of the proposed project, including projected profit margins, return on capital employed, and the capital payback period; (v) the ability to secure governmental approvals and entitlements; (vi) results of environmental and legal due diligence; (vii) proximity to local traffic corridors and amenities; and (viii) management's judgment as to the real estate market, economic trends, and experience in a particular market. The Company may consider purchasing larger properties consisting of 200 to 500 lots or more if it deems the situation to have an attractive profit potential and acceptable risk limitation.

     Due to the strong market in the Scottsdale area, the availability of land in that area has decreased and the cost of such land has increased. There can be no assurance that the Company will be able to continue to acquire land in the Scottsdale area on terms that are favorable to the Company. The Company's inability to acquire land on favorable terms could have a material adverse effect on the Company's business and operating results.

     The Company acquires land through purchases and rolling option contracts. Purchases are financed through traditional bank financing or through working capital. The Company generally utilizes rolling option contracts that are non-recourse and require nonrefundable deposits. In Texas, the Company acquires land almost exclusively through such rolling option contracts.

     Once the land is acquired, the Company undertakes, where required, development activities, through contractual arrangements with subcontractors, that include site planning and engineering, as well as constructing road, sewer, water, utilities, drainage, and recreational facilities, and other amenities.

     The Company often builds homes in master planned communities with home sites that are along or close in proximity to a major amenity, such as a golf course. These master planned communities are designed and developed by major land developers who develop groups of lots commonly referred to as "super pads" which are sold to a single homebuilder. The Company typically purchases super pads which contain between 60 and 100 fully entitled lots which are roughly graded and have all utilities and paving brought up to the boundaries of the super pad. The Company completes the development of each super pad by finishing paving, final grading, and installing all utilities.

     The Company strives to develop a design and marketing concept for each of its projects, which includes determination of size, style, and price range of the homes, layout of streets, size and layout of individual lots, and overall community design. The product line offered in a particular project depends upon many factors, including the housing generally available in the area, the need of a particular market, and the Company's cost of lots in the project.

     The Company has occasionally used partnerships or joint ventures to purchase and develop land where such arrangements were necessary to acquire the property or appeared to be otherwise economically advantageous to Monterey. The Company may continue to consider such arrangements where management perceives an opportunity to acquire land upon favorable terms, minimize risk, and exploit opportunities through seller financing.

     The following table sets forth by project the Company's land inventory in Arizona as of June 30, 1997.

                                                                     Land Under
                                                                     ----------
                                  Land Owned                     Contract or Option
                                  ----------                     ------------------
                                              Lots Under                     Lots Under
                         Finished             Development     Finished       Development
    Projects               Lots               (estimate)        Lots         (estimate)       Total
    --------               ----               ----------        ----         ----------       -----
SCOTTSDALE AREA
Semi-Custom, luxury        120                     176          15                241(1)       552
Move-up                     61                      --          58                 --          119
                           ---                    ----         ---               ----          ---
   Total                   181                     176          73                241          671
                           ---                     ---         ---                ---          ---

TUCSON AREA
Semi-Custom, luxury         47                      --          43                 --           90
Move-up                    104                      55           9                 --          168
                           ---                     ---         ---               ----          ---
 Total                     151                      55          52                 --          258
                           ---                     ---          --               ----          ---

Total Arizona              332                     231         125                241          929
                           ===                     ===         ===                ===          ===

(1) Escrow closed on 143 lots in the third quarter of 1997, and marketing currently is expected to begin in the third or fourth quarter of 1997 on those lots.

           The following table sets forth by project Legacy's land inventory as of June 30, 1997.

                                                                     Land Under
                                                                     ----------
                                  Land Owned                     Contract or Option
                                  ----------                     ------------------
                                              Lots Under                     Lots Under
                         Finished             Development     Finished       Development
    Projects               Lots               (estimate)        Lots         (estimate)       Total
    --------               ----               ----------        ----         ----------       -----
DALLAS AREA
Entry Level                 --                     --            92                 31          123
Move-up                     82                     --           318                163          563
                           ---                     --           ---                ---         ----
   Total                    82                     --           410                194          686
                           ---                     --           ---                ---         ----

FORT WORTH AREA
Entry Level                 86                     91            94                 --          271
Move-up                      7                     --            67                 --           74
                           ---                     --           ---                ---         ----
   Total                    93                     91           161                 --          345
                           ---                     --           ---                ---         ----

AUSTIN AREA
Entry Level                  6                     --            58                 --           64
Move-up                     25                     --           156                 --          181
                           ---                     --           ---                ---         ----
   Total                    31                     --           214                 --          245
                           ---                     --           ---                ---         ----

HOUSTON AREA
Entry Level                 --                     --            --                 --           --
Move-up                     --                     --            --                 76           76
                           ---                     --           ---                ---         ----
   Total                    --                     --            --                 76           76
                           ---                     --           ---                ---         ----

Total Texas                206                     91           785                270         1352
                           ===                     ==           ===                ===         ====

Construction

     The Company acts as the general contractor for the construction of its projects. Subcontractors typically are retained on a subdivision-by-subdivision basis in Arizona and on a geographic area basis in Texas, to complete construction at a fixed price. Agreements with subcontractors and materials suppliers are generally entered into after competitive bidding on an individual basis. The Company obtains information from prospective subcontractors and suppliers with respect to their financial condition and ability to perform their agreements prior to commencement of the formal bidding process. From time to time, the Company enters into longer term contracts with subcontractors and suppliers if management believes that more favorable terms can be secured.

     Contracts are awarded to subcontractors, who are supervised by the Company's project managers and field superintendents. Such project managers and field superintendents coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls, and assure compliance with zoning and building codes.

     The Company specifies that quality, durable materials be used in constructing its homes. The Company does not maintain significant inventory of construction materials. When possible, the Company negotiates price and volume discounts with manufacturers and suppliers on behalf of subcontractors to take advantage of its volume of production. Generally, access to The Company's principal subcontracting trades, materials, and supplies continue to be readily available in each of its markets; however, prices for these goods and services may fluctuate due to various factors, including supply and demand shortages which may be beyond the control of the Company or its vendors. The Company believes that its relations with its suppliers and subcontractors are good.

     The Company generally clusters the homes sold within a project, which management believes creates efficiencies in land development and construction and improves customer satisfaction by reducing the number of vacant lots surrounding a completed home. Typically, the construction of a home by the Company in Arizona is completed within four to eight months from commencement of construction, and within 100 days of commencement of construction in Texas, although schedules may vary depending on the availability of labor, materials and supplies, product type, and location. The Company strives to design homes which promote efficient use of space and materials, and to minimize construction costs and time.

     The Company generally provides a one-year limited warranty on workmanship and building materials with each of its homes. The Company's subcontractors generally provide an indemnity and a certificate of insurance prior to receiving payments for their work and, therefore, claims relating to workmanship and materials are usually the primary responsibility of The Company's subcontractors.

     Historically, the Company has not incurred any material costs relating to any warranty claims or defects in construction.


Marketing and Sales


     The Company believes that it has an established reputation for developing high quality homes, which helps generate interest in each new project. In addition, the Company makes extensive use of advertising and other promotional activities, including magazine and newspaper advertisements, brochures, direct mail, and the placement of strategically located sign boards in the immediate areas of its developments.

     The Company uses model homes as a tool in demonstrating the competitive advantages of its home designs and features to prospective home buyers. The
Company generally employs or contracts with interior designers who are responsible for creating an attractive model home for each product line within a project which is designed to appeal to the preferences of potential home buyers. The Company generally builds between one and four model homes for each active community depending upon the number of homes to be built within each community and the product to be offered. At June 30, 1997, the Company owned one model home in the Scottsdale area, with no model units under construction. There were three model homes under construction and none owned in the Tucson area at June 30, 1997. Legacy owned twenty-three model homes and had one model home under construction at June 30, 1997. The Company's Arizona division attempts, to the extent possible, to sell its model homes and to lease them back from purchasers who own the models for investment purposes or who do not intend to live in the home immediately, either because they are moving from out of state or for other reasons. At June 30, 1997, Monterey had sold and was leasing back 24 model homes at a total monthly lease amount of $66,800.

     In its Arizona markets, the Company tailors its product offerings, including size, style, amenities, and price, to attract higher income home buyers. In these markets, the Company offers a broad array of options and distinctive designs and provides home buyers with the option of customizing many features of their new home.

     Most of the Company's homes are sold by full-time, commissioned sales employees who typically work from the sales office located in the model homes for each project. The Company's goal is to ensure that its sales force has extensive knowledge of the Company's operating policies and housing products. To achieve this goal, all sales personnel are trained and attend periodic meetings to be updated on sales techniques, competitive products in the area, the availability of financing, construction schedules, marketing and advertising plans, and the available product lines, pricing, options, and warranties offered by Company. The Company also requires its sales personnel to be licensed real estate agents where required by law. Further, the Company utilizes independent brokers to sell its homes and generally pays a sales commission on the base price of the home.

     From time to time, the Company offers various sales incentives, such as landscaping and certain interior home improvements, in order to attract buyers. The use and type of incentives depends largely on prevailing economic conditions and competitive market conditions.


Backlog


     A significant majority of the homes sold by the Company are made pursuant to standard sales contracts entered into prior to commencement of construction. Such sales contracts are usually subject to certain contingencies such as the buyer's ability to qualify for financing. Homes covered by such sales contracts but not yet closed are considered as "backlog." The Company does not recognize revenue on homes covered by such contracts until the sales are closed and the risk of ownership has been legally transferred to the buyer. The Company generally constructs one or two homes per project in advance of obtaining a sales contract. These homes are not included in backlog until they are subject to a sales contract.

     The Company's backlog in number of units decreased to 120 at December 31, 1996 from 144 at December 31, 1995. The dollar value of such backlog, however, increased to $42.7 million at December 31, 1996 from $37.9 million at December 31, 1995. The Company's backlog in number of units increased to 184 at June 30, 1997 from 152 at June 30, 1996. The dollar value of such backlog increased to $67.2 million at June 30, 1997 from $46.0 million at June 30, 1996. The increase in the number of units in backlog at June 30, 1997 is due to strong first half 1997 sales.

     Legacy's backlog in number of units decreased to 197 at December 31, 1996 from 243 at December 31, 1995. The dollar value of such backlog was $28.6 million in 1996 and $32.3 million in 1995. The Legacy backlog in number of units decreased to 303 with a dollar value of $42.7 million at June 30, 1997 from 380 units with a dollar value of $52.8 million at June 30, 1996.


Customer Financing


     With respect to those purchasers requiring financing, the Company seeks to assist home buyers in obtaining such financing from unaffiliated mortgage lenders offering qualified buyers a variety of financing options. The Company provides mortgage banking services to its customers in its Texas markets through a related mortgage lending company, Texas Home Mortgages Corporation. The Company may pay a portion of the closing costs and discount mortgage points to assist home buyers with financing. Since many home buyers utilize long-term mortgage financing to purchase a home, adverse economic conditions, increases in unemployment, and high mortgage interest rates may deter and/or reduce the number of potential home buyers.


Customer Relations and Quality Control


     Management believes that strong customer relations and an adherence to stringent quality control standards are fundamental to the Company's continued success. The Company believes that its commitment to customer relations and quality control have significantly contributed to its reputation as a high quality builder.

     Generally, for each development, representatives of the Company, who may be a project manager or project superintendent, and a customer relations representative, oversee compliance with the Company's quality control standards. These representatives allocate responsibility for (i) overseeing home construction; (ii) overseeing performance by subcontractors and suppliers; (iii) reviewing the progress of each home and conducting formal inspections as specific stages of construction are completed; and (iv) regularly updating each buyer on the progress of his or her home.

     In its luxury home group, the Company strives to inform and involve the customer in all phases of the building process in most of its communities. The Company usually holds a pre-construction conference with the customer, sales person, and construction superintendent to review the house plans and design features selected by the customer. A second conference is held at the completion of the framing of the house to review the progress and answer any questions the customer may have. Upon completion of the house, a new home orientation manager meets with the customer for a new home orientation.


Competition and Market Factors


     The development and sale of residential property is a highly competitive and fragmented industry. The Company competes for residential sales with national, regional, and local developers and homebuilders, resales of existing homes, and, to a lesser extent, condominiums and available rental housing. Some of the homebuilders with whom Monterey competes have significantly greater financial resources and/or lower costs than the Company. Competition among both small and large residential homebuilders are based on a number of interrelated factors, including location, reputation, amenities, design, quality, and price. The Company believes that it compares favorably to other homebuilders in the markets in which it operates due primarily to (i) its experience within its specific geographic markets which allows it to develop and offer new products to potential home buyers which reflect, and adapt to, changing market conditions;
(ii) its ability, from a capital and resource perspective, to respond to market conditions and to exploit opportunities to acquire land upon favorable terms; and (iii) its reputation for outstanding service and quality products.

     The homebuilding industry is cyclical and affected by consumer confidence levels, prevailing economic conditions in general, and by job availability and interest rate levels in particular. A variety of other factors affect the homebuilding industry and demand for new homes, including changes in costs associated with home ownership such as increases in property taxes and energy costs, changes in consumer preferences, demographic trends, the availability of and changes in mortgage financing programs, and the availability and cost of land and building materials. Real estate analysts are predicting that new home sales in the Phoenix metropolitan area may slow significantly in 1997 and 1998 and that sales in the Tucson metropolitan area will remain relatively flat in 1997. In the Dallas-Fort Worth, Houston and Austin metropolitan areas, predictions are that new home sales will remain relatively flat or show a moderate increase, depending on the market, for 1997. Such a slowing in new home sales would increase competition among homebuilders in these areas. There can be no assurance that the Company will be able to compete successfully against other homebuilders in its current markets in a more competitive business environment that would result from such a slowing in new home sales or that such increased competition will not have a material adverse affect on the Company's business and operating results.

Government Regulation and Environmental Matters


     Most of the Company's land is purchased with entitlements, providing for zoning and utility service to project sites and giving it the right to obtain building permits and begin construction almost immediately upon compliance with specified conditions, which generally are within the Company's control. The length of time necessary to obtain such permits and approvals affects the carrying costs of unimproved property acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted is subject to factors such as changes in policies, rules, and regulations, and their interpretation and application. To date, the government approval processes discussed above have not had a material adverse effect on the development activities of the Company. There can be no assurance, however, that these and other restrictions will not adversely affect the Company in the future.

     Because most of the Company's land is entitled, construction moratoriums generally would only adversely affect the Company if they arose from health, safety, and welfare issues, such as insufficient water or sewage facilities. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. These fees are normally established when the Company receives recorded final maps and building permits. However, as the Company expands it may also become increasingly subject to periodic delays or may be precluded entirely from developing communities due to building moratoriums, "slow-growth" initiatives, or building permit allocation ordinances which could be implemented in the future in the states and markets in which the Company may then operate.

     The Company is also subject to a variety of local, state, and federal statutes, ordinances, rules, and regulations concerning the protection of health and the environment. In the Scottsdale market, the Company is subject to several environmentally sensitive land ordinances which mandate open space areas with public easements in housing developments. The Company must also comply with flood plain concerns in certain desert wash areas, native plant regulations, and view restrictions. These and similar laws may result in delays, cause the Company to incur substantial compliance and other costs, and prohibit or severely restrict development in certain environmentally sensitive regions or areas. To date, however, compliance with such ordinances has not materially affected the Company's operations. No assurance can be given that such a material adverse effect will not occur in the future.


Bonds and Other Obligations


     The Company generally is not required, in connection with the development of its projects, to obtain letters of credit and performance, maintenance, and other bonds in support of its related obligations with respect to such development. Such bonds are usually provided by subcontractors.


Employees and Subcontractors


     At June 30, 1997, Monterey had 93 employees, of which 17 were in management and administration, 25 in sales and marketing, and 51 in construction operations. The employees are not unionized and the Company believes that its relations with its employees are good. The Company acts solely as a general contractor and all of its construction operations are conducted through project managers and field superintendents who manage third party subcontractors. The Company utilizes independent contractors for construction, architectural, and advertising services.

     At June 30, 1997, Legacy and its related entities had 70 employees, of which 24 were in administration, 18 in sales and marketing, and 28 in construction operations.


Real Estate Loan Business Prior to Merger

     Prior to the Merger, the Company made or acquired short-term and intermediate-term Real Estate Loans. A short-term loan generally has a maturity of one year or less and an intermediate-term loan generally has a maturity of not more than three years.

         In the latter half of 1995, in anticipation of a potential acquisition transaction, the Company slowed its origination of Real Estate Loans. The following table sets forth information relating to the Company's only outstanding Real Estate Loan at December 31, 1996 and March 31, 1997.

                                                                                    Amount             Amount
                                 Interest                                       Outstanding at      Outstanding at
         Description               Rate               Payment Terms            December 31, 1996    June 30, 1997
         -----------               ----               -------------            -----------------    -------------
First Deed of Trust on 41 acres     16%     Interest only monthly, principal       $1,696,000          $649,000
of land in Gilbert, Arizona,                due October 18, 1997.
face value of $2,800,000.

         The above loan was current at June 30, 1997. The Company does not intend to make any additional Real Estate Loans in the future.


Mortgage Assets Acquired Prior to Merger

         Prior to the Merger, the Company acquired a number of mortgage assets as described herein, consisting of mortgage interests (commonly known as "residuals") and mortgage instruments. Mortgage instruments consist of mortgage certificates representing interests in pools of residential mortgage loans ("Mortgage Certificates").

         Mortgage interests entitle the Company to receive net cash flows (as described below) on mortgage instruments securing or underlying Mortgage Securities and are treated for federal income tax purposes as interests in real estate mortgage investments conduits ("REMICs") under the Code. Substantially all of the Company's mortgage instruments and the mortgage instruments underlying the Company's mortgage interests currently secure or underlie mortgage-collateralized bonds ("CMOs"), mortgage pass-through certificates ("MPCs"), or other mortgage securities (collectively, "Mortgage Securities").

         The Company's mortgage assets generate net cash flows ("Net Cash Flows") which result primarily from the difference between (i) the cash flows on mortgage instruments (including those securing or underlying various series of Mortgage Securities as described herein) together with reinvestment income thereon and (ii) the amount required for debt service payments on such Mortgage Securities, the costs of issuance and administration of such Mortgage Securities, and other borrowing and financing costs of the Company. The revenues received by the Company are derived from the Net Cash Flows received directly by the Company as well as any Net Cash Flows received by trusts in which the Company has a beneficial interest to the extent of distributions to the Company as the owner of such beneficial interest.

         Mortgage Certificates consist of fully-modified pass-through mortgage-backed certificates guaranteed by GNMA ("GNMA Certificates"), mortgage participation certificates issued by FHLMC ("FHLMC Certificates"), guaranteed mortgage pass-through certificates issued by FNMA ("FNMA Certificates"), and certain other types of mortgage certificates and mortgage-collateralization obligations ("Other Mortgage Certificates").


         Mortgage Securities consisting of CMOs and MPCs typically are issued in series. Each such series generally consists of several serially maturing classes secured by or representing interests in mortgage instruments. Generally, payments of principal and interest received on the mortgage instruments (including prepayments on such mortgage instruments) are applied to payments. Certain classes of the Mortgage Securities will be subject to redemption at the option of the issuer of such series or upon the instruction of the Company (as the holder of the residual interest in the REMICs with respect to the other Mortgage Securities Classes subject to redemption) on the dates specified herein in accordance with the specific terms of the related Indenture, Pooling Agreement, or Trust Agreement, as applicable. Certain Classes which represent the residual interest in the REMIC with respect to a series of Mortgage
Securities (referred to as "Residual Interest Classes") generally also are entitled to additional amounts, such as the remaining assets in the REMIC after the payment in full of the other Classes of the same series of Mortgage Securities and any amount remaining on each payment date in the account in which distributions on the mortgage instruments securing or underlying the Mortgage Securities are invested after the payment of principal and interest on the related Mortgage Securities and the payment of expenses.

         As of June 30, 1997, Monterey owned mortgage interests with respect to eight separate series of Mortgage Securities with a net amortized cost balance of approximately $856,000. This cost represents the aggregate purchase price paid for such mortgage interests less the amount of distributions on such mortgage interests received by the Company representing a return of investment.

         On July 31, 1997, the Company sold one of its mortgage securities for $3.1 million, resulting in a gain of $2.7 million. The security sold was a Series I - Collateralized Bond issued by Westam Mortgage Financial Corporation. The cash proceeds from the sale will be reinvested in the Company's homebuilding business.


         As a result of the Merger and the termination of the Company's REIT status, the Company does not intend to acquire any additional mortgage assets. The Company may elect in the future to (i) hold the mortgage assets to maturity,
(ii) redeem the mortgage assets on or after the allowable redemption dates specified in the controlling agreement, or (iii) sell the mortgage assets. The impact of each of the foregoing actions on the Company's operating results is set forth under "Risk Factors -- Mortgage Asset Considerations" above.


Facilities

         The Company leases approximately 11,000 square feet of office space for its corporate headquarters from a limited liability company ("LLC") owned by Messrs. Cleverly and Hilton in an approximately 14,000 square foot office building in Scottsdale, Arizona. The Company leases the space on a five-year lease (ending September 1, 1999), net of taxes, insurance and utilities, at an annual rate which management believes is competitive with lease rates for comparable space in the Scottsdale area. Rents paid to the LLC totaled $173,160 and $164,394 during fiscal years 1996 and 1995, respectively. For the first quarter of 1997, rent paid to the LLC totaled $46,011. The Company has an option to expand its space in the building and to renew the lease for additional terms at rates which are competitive with those in the market at such time. Management believes that the terms of the lease are no less favorable than those which it could obtain in an arm's length negotiated transaction. The Company leases approximately 1,500 square feet of office space in Tucson, Arizona. The lease term is for 37 months commencing on October 1, 1995 at an initial annual rent of $13.74 per square foot, increasing during the term of the lease to an ending rate of $15.74 per square foot.

         The Company leases approximately 13,000 square feet of office space in Plano, Texas from a partnership owned by John and Eleanor Landon. The annual rent under the lease is $163,175. The lease expires May 15, 2002. Management believes that the terms of the lease are no less favorable than those which it could obtain in an arm's length negotiated transaction. The Company also leases approximately 1,134 square feet of office space in Austin, Texas at an annual rent of $20,412, with the lease expiring on March 31, 1998, and approximately 934 square feet of office space in Houston, Texas at an annual rent of $9,527, and with an expiration date of July 1, 1998.

         The Company also leases, on a triple net basis, 24 model homes. Such leases are for terms ranging from 2 months to 27 months, with renewal options ranging from 30 days to over 1 year, on a month-to-month basis. The lease rates are typically equal to 7% to 12% of the sales price of the homes per annum.

Legal Proceedings

         The Company is involved in various routine legal proceedings incidental to its business. Management believes that none of these legal proceedings, certain of which are covered by insurance, will have a material adverse impact on the financial condition or results of operations of the Company.

                                   PROPERTIES

         The Company leases approximately 11,000 square feet of office space for its corporate headquarters from a limited liability company ("LLC") owned by Messrs. Cleverly and Hilton in an approximately 14,000 square foot office building in Scottsdale, Arizona. Monterey leases the space on a five-year lease (ending September 1, 1999), net of taxes, insurance and utilities, at an annual rate which management believes is competitive with lease rates for comparable space in the Scottsdale area. Rents paid to the LLC totaled $173,160 and $164,394 during fiscal years 1996 and 1995, respectively. For the first quarter of 1997, rent paid to the LLC totaled $46,011. The Company has an option to expand its space in the building and to renew the lease for additional terms at rates which are competitive with those in the market at such time. Management believes that the terms of the lease are no less favorable than those which it could obtain in an arm's length negotiated transaction. The Company leases approximately 1,500 square feet of office space in Tucson, Arizona. The lease term is for 37 months commencing on October 1, 1995 at an initial annual rent of $13.74 per square foot, increasing during the term of the lease to an ending rate of $15.74 per square foot.


         The Company leases approximately 13,000 square feet of office space in Plano, Texas from a partnership owned by John and Eleanor Landon. The annual rent under the lease is $163,175. The lease expires May 15, 2002. Management believes that the terms of the lease are no less favorable than those which it could obtain in an arm's length negotiated transaction. The Company also leases approximately 1,134 square feet of office space in Austin, Texas at an annual rent of $20,412, with the lease expiring on March 31, 1998, and approximately 934 square feet of office space in Houston, Texas at an annual rent of $9,527, and with an expiration date of July 1, 1998.

         The Company also leases, on a triple net basis, 24 model homes. Such leases are for terms ranging from 2 months to 27 months, with renewal options ranging from 30 days to over 1 year, on a month-to-month basis. The lease rates are typically equal to 7% to 12% of the sales price of the homes per annum.



                          DESCRIPTION OF CAPITAL STOCK

         The following summary of certain provisions of the Company's capital stock describes material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Company's articles of incorporation and by-laws and by the provisions of applicable law.

Common Stock

         The Company is authorized to issue up to 50,000,000 shares of Common Stock, $0.01 par value. As of September 5, 1997, there were 5,251,195 shares of Common Stock outstanding, held of record by 517 holders. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive (other than as determined in the sole discretion of the board of directors of the Company), subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares subject to Warrants will be, when issued and paid for, fully-paid and nonassessable. The rights, preferences, and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may issue in the future. The Company is not currently authorized to issue preferred stock under its articles of incorporation.


         The Company's articles of incorporation contain a provision allowing action to be authorized by the affirmative vote of the holders of a majority of the total number of shares of Common Stock outstanding and entitled to vote thereon notwithstanding any provision of law requiring the authorization of the action by a greater proportion than such a majority. This provision may allow authorization of certain extraordinary transactions and amendment of the Company's articles of incorporation, including an amendment changing the terms or contract rights of any of its outstanding Common Stock by classification, reclassification, or otherwise, by the affirmative vote of the holders of a majority of the shares of Common Stock outstanding. But for such provision, under Maryland law, such extraordinary transactions and amendment of the articles of incorporation of the Company, with certain limited exceptions, would require the affirmative vote of the holders of two-thirds of the outstanding Common Stock entitled to vote thereon. The Common Stock is also subject to significant restrictions on transfer. See "The Merger - Amendment to Articles of Incorporation" and "The Merger -NOL Carryforward."


Warrants

         The Warrants were issued in October 1994 and are governed by the Warrant Agreement effective as of October 17, 1994 (the "Warrant Agreement") between the Company and Norwest Bank Minnesota, N.A. (the "Warrant Agent"). Holders of Warrants are referred to the Warrant Agreement which is included as an exhibit to the Registration Statement for a complete statement of the terms of the Warrants. The following summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Warrant Agreement. Capitalized terms used in this "Description of the Warrants" and not defined herein have the meanings given to them in the Warrant Agreement. The description of the Warrants herein will also apply to the Company Warrants.

         Each Warrant entitles the holder to purchase one share of the Company's Common Stock for $4.0634 per share (the "Purchase Price"), subject to adjustment as described herein. At the time of exercise of a Warrant, the Warrant holder will also receive an additional .2069 shares of the Contingent Warrant Stock for each Warrant exercised, without the payment of any additional consideration or exercise price. See "The Merger - The Merger Consideration." The Company Warrants currently entitle the holders thereof to acquire, in the aggregate and including the Contingent Warrant Stock that will be acquired on exercise of the Company Warrants, 256,345 shares of Common Stock. The Warrants became exercisable on the effective date of the Merger and will continue to be exercisable through October 15, 2001 except as provided in the following sentence. In the event that notice is given in accordance with the Warrant Agreement in connection with the liquidation, dissolution, or winding up of the Company, the right to exercise the Warrants will expire at the close of business on the third full business day before the date specified in such notice as the record date for determining registered holders entitled to receive any distribution upon such liquidation, dissolution, or winding up. The Company may not redeem the Warrants.


         On the effective date of the Merger, the Monterey Warrants were converted into Warrants of the Company, and the Company assumed all of the rights and obligations of the Monterey Entities under the Warrant Agreement.


         The Warrants may be exercised in whole or in part by surrendering at the office of the Warrant Agent in Minneapolis, Minnesota, the Warrant Certificate evidencing such Warrants, together with a subscription in the form set forth on the reverse of the Warrant Certificate, duly executed and accompanied by payment of the Purchase Price, in U.S. dollars, by tender of federal funds or a certified or bank cashier's check, payable to the order of the Warrant Agent. As soon as practicable after such exercise, the Company will cause to be issued and delivered to the holder or upon his order, in such name or names as may be directed by him, a certificate or certificates for the number of full shares of Common Stock to which he is entitled. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, the Warrant Agent will deliver to the exercising Warrant holder a new Warrant Certificate representing the unexercised portion of the Warrant Certificate. Fractional shares will not be issued upon exercise of a Warrant, and in lieu thereof, the Company will pay to the holder an amount in cash equal to such fraction multiplied by the Current Market Price Per Share, determined in accordance with the Warrant Agreement.

         The person in whose name the certificate is to be issued will be deemed to have become the holder of record of the stock represented thereby on the date when the Warrant Certificate with the subscription duly executed and completed is surrendered and payment of the Purchase Price is made, unless the stock transfer books of the Company are closed on such date, in which case, such person will be deemed the record holder of the shares at the close of business on the next succeeding date on which the stock transfer books are opened.

         No service charge will be made for registration of transfer or exchange of any Warrant Certificate. The Company may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

         Subject to certain conditions and limitations, the number of Warrant Shares issuable upon the exercise of the Warrants and/or the Purchase Price are subject to adjustment in certain events including: (i) the issuance of Common Stock (including in certain cases the issuance in a public offering of any stock, securities, obligation, option, or other right or warrant that may be converted into, exchanged for, or satisfied in shares of Common Stock) for consideration per share less than the Purchase Price prior to such issue, (ii) the declaration of a dividend on Common Stock payable in Common Stock or the subdivision, combination, or issuance of capital stock in connection with a reclassification of Common Stock, (iii) any distribution of the Company's assets upon or with respect to its Common Stock as a liquidating or partial liquidating dividend, and (iv) the issuance of stock, securities, rights, options, or warrants to all holders of the Common Stock or in an integrated transaction where more than 99% of such instruments or securities are acquired by persons who, prior to the transaction, were security holders of the Company, entitling them to subscribe for or purchase Common Stock or securities convertible into Common Stock at a price per share less than the Current Market Price Per Share on the record date for the issuance of such securities, instruments, or rights or the granting of such securities, options, or warrants. The Current Market Price Per Share of the Company's Common Stock on any date is determined in reference to (i) the average of the daily closing prices (or if no sale is made on any trading date, the average of the closing bid and asked prices) for the thirty consecutive trading days commencing thirty-five trading days before such date, if the Company's Common Stock is listed on an exchange, (ii) the average of the last reported sale price or prices or the mean of the last reported bid and asked prices reported by the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), or if not so quoted on NASDAQ, as quoted on the National Quotations Bureau, Inc., for the thirty consecutive trading days commencing thirty-five days before such date, or (iii) if neither (i) or (ii) is applicable, the fair market value of the Common Stock as determined in good faith by the Board of Directors of the Company.


         In the event that the Company consolidates with, merges with or into, or sells all or substantially all of its assets (for a consideration consisting primarily of securities) to, another corporation, each Warrant thereafter shall entitle the holder to receive upon exercise, the number of shares of common stock or other securities or property which the holder would have received had the Warrant been exercised immediately prior to the consolidation, merger, or sale of assets.


         In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court. As a result, holders of the Warrants may not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

         The holders of unexercised Warrants are not entitled, by virtue of being holders, to exercise any rights as stockholders of the Company.

         Subject to certain requirements, from time to time the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing ambiguities, defects, inconsistencies, or manifest errors, provided that such amendments and supplements are not prejudicial to the rights of the Warrant holders as indicated by the general intent of the original language.

Maryland Law and Certain Charter Provisions


         The Company is incorporated in Maryland and is subject to the provisions of the Maryland General Corporations Law (the "MGCL"), certain of which provisions are discussed herein.

         Business Combinations. The MGCL prohibits certain "business combinations" (including, in certain circumstances and subject to certain exceptions, a merger, consolidation, share exchange, asset transfer, issuance of equity securities, or reclassification of securities) between a Maryland corporation and an Interested Stockholder or any affiliate of an Interested Stockholder. Subject to certain qualifications, an "Interested Stockholder" is a person (a) who beneficially owns 10% or more of the voting power of the corporation's shares after the date on which the corporation had 100 or more beneficial owners of its stock, or (b) is an affiliate or associate of the corporation and was the beneficial owner of 10% or more of the voting power of the corporation's shares, at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock. Unless an exemption applies, such business combinations are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Unless an exemption applies, any business combination that is not so prohibited must be recommended by the board of directors and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by outstanding voting shares of the corporation, and (b) 66 2/3% of the votes entitled to be cast by the holders of voting shares of the corporation, other than voting shares held by the Interested Stockholder, or an affiliate or associate of the Interested Stockholder, with whom the business combination is to be effected. The MGCL specifies a number of situations in which the business combination restrictions described above would not apply. For example, such restrictions would not apply to a business combination with a particular Interested Shareholder that is approved or exempted by the board of directors of a corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. A Maryland corporation also may adopt an amendment to its charter electing not to be subject to the special voting requirements of the foregoing legislation. Any such amendment would have to be approved by the affirmative vote of the same percentages and groups of the outstanding shares of voting stock of the corporation as described above for approval of a business combination. No such amendment to the charter of the Company has been effected.


         Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person or which that person is entitled to vote (other than by revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) 20% or more but less than 331/3%; (b) 331/3% or more but less than a majority; or (c) a majority of all voting power. Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.


         A person who has made or proposed to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand therefor to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last acquisition of control shares by the acquiring person in a control share acquisition or if any meeting of stockholders was held at which the rights of such shares were considered, as of the date of such meeting. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a "control share acquisition."

         The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction, or to acquisitions previously approved or excepted by a provision in the charter or bylaws of the corporation. Neither the Company's charter nor its Bylaws has provisions exempting any control share acquisitions.

         Limitation of Liability and Indemnification of Directors. Under the MGCL, a corporation's articles may, with certain exceptions, include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's charter contains a provision limiting the personal liability of officers and directors to the Company and its stockholders for money damages to the fullest extent permitted under Maryland law.

         In addition, with certain exceptions, the MGCL permits a corporation to indemnify its present and former directors and officers, among others, against liability incurred, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit in money, property, or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Company's charter provides that it will indemnify (i) its directors to the full extent allowed under Maryland law,
(ii) its officers to the same extent it shall indemnify its directors, and (iii) its officers who are not directors to such further extent as shall be authorized by the board of directors and be consistent with law.


Warrant Agent, Transfer Agent and Registrar

         The warrant agent is Norwest Bank Minnesota, N.A. and its address is Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-0069. The transfer agent and registrar for the Company's Common Stock is ChaseMellon Shareholder Services, 50 California Street, San Francisco, California 94111.

                    PRICE OF COMMON STOCK AND DIVIDEND POLICY

Price of Common Stock


         The Company's Common Stock is publicly traded on the NYSE under the ticker symbol "MTH." The following table sets forth the high and low closing sales prices, adjusted for stock splits, of the Common Stock, as reported by the NYSE, for the periods indicated below.


                                                        High               Low
                                                        ----               ---
1997
Third Quarter (through September 29, 1997)             $14 3/4            $8 1/2
Second Quarter                                           8 3/4             4 3/8

First Quarter                                            7 1/4             5 1/2

1996
Fourth Quarter                                           7 7/8             6 3/4
Third Quarter                                            8 1/4             6
Second Quarter                                           8 5/8             4 7/8
First Quarter                                            6                 4 1/8

1995
Fourth Quarter                                           5 5/8             4 1/8
Third Quarter                                            6 3/8             4 1/2
Second Quarter                                           6 3/8             3 3/4
First Quarter                                            5 1/4             3

         On September 29, 1997, the closing sales price of the Company's Common Stock as reported by the NYSE was $13 3/4 per share. At that date, the number of stockholder accounts of record of the Company's Common Stock was 517. The Company believes that there are approximately 3,800 beneficial owners of Common Stock.

Dividend Policy


         Cash dividends per share paid by the Company were $.06 in 1996, $.09 in 1995, $.06 in 1994, $.09 in 1993, and $1.20 in 1992, representing distributions of taxable income arising out of the Company's status as a REIT. The foregoing amounts reflect the one-for-three reverse stock split which occurred on December 31, 1996. The Company's loan and debt agreements contain certain covenants that restrict the payment of dividends if the financial condition, results of operation, and capital requirements of the Company fail to meet certain specified levels. In addition, the Company's board of directors has indicated that the Company will not pay any permitted cash dividends for the foreseeable future. Instead, the Company's board intends to retain earnings to finance the growth of the Company's business. The future payment of cash dividends, if any, will depend upon the financial condition, results of operations, and capital requirements of the Company, as well as other factors deemed relevant by the board.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares has been passed on for the Company by Hughes & Luce, L.L.P., Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements of Monterey Homes Corporation as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 included in this Prospectus have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


         The consolidated financial statements of Monterey Homes Corporation and subsidiaries as of December 31, 1996 and for the year then ended have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Legacy Homes, Ltd. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in this Prospectus have been audited by Ernst & Young LLP independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                           Monterey Homes Corporation

Annual Audited Financial Statements: Monterey Homes Corporation (formerly Homeplex Mortgage Investment Corporation)
   Report of Independent Auditors..................................................................................F-3

   Report of Independent Auditors..................................................................................F-4

   Consolidated Balance Sheets as of December 31, 1996 and 1995....................................................F-5

   Consolidated Statements of Operations for the Years ended December 31, 1996, 1995 and 1994......................F-6

   Consolidated Statements of Cash Flows for the Years ended December 31, 1996, 1995 and 1994......................F-7

   Consolidated Statement of Stockholders' Equity for the Years ended December 31, 1996, 1995 and 1994.............F-8

   Notes to Consolidated Financial Statements......................................................................F-9

Interim Unaudited Consolidated Financial Statements: Monterey Homes Corporation (formerly Homeplex Mortgage Investment
Corporation)

   Consolidated Balance Sheets as of June 30, 1997 and December 31, 1996..........................................F-21

   Consolidated Statements of Earnings for the Six Months ended June 30, 1997 and 1996............................F-22

   Consolidated Statements of Cash Flows for the Six Months ended June 30, 1997 and 1996..........................F-23

   Notes to Consolidated Financial Statements.....................................................................F-24

Annual Audited Financial Statements: Monterey Homes Corporation (pre-Merger)

   Report of Independent Auditors.................................................................................F-29

   Combined Balance Sheet as of December 31, 1994 and 1995........................................................F-30

   Combined Statement of Earnings for Years ended December 31, 1993, 1994 and 1995................................F-31

   Combined Statements of Cash Flows for Years ended December 31, 1993, 1994 and 1995.............................F-32

   Combined Statements of Shareholders' Equity for Years ended December 31, 1993, 1994 and 1995...................F-33

   Notes to Combined Financial Statements.........................................................................F-34

Interim Unaudited Combined Financial Statements: Monterey Homes Corporation (pre-Merger)

   Combined Balance Sheets as of December 31, 1995 and December 30, 1996..........................................F-39

   Combined Statements of Earnings for Periods ended December 31, 1995 and December 30, 1996......................F-40

   Combined Statements of Cash Flows for Periods ended December 31, 1995 and December 30, 1996....................F-41

   Notes to Interim Unaudited Combined Financial Statements.......................................................F-42

Annual Audited Financial Statements:  Legacy Homes, Ltd.

   Report of Independent Auditors ................................................................................F-44

   Balance Sheets as of December 31, 1995 and 1996................................................................F-45

   Statements of Income for the Years ended December 31, 1994, 1995 and 1996......................................F-46

   Statements of Changes in Partners Capital for the Years ended December 31, 1994, 1995 and 1996.................F-47

   Statement of Cash Flows for Years ended December 31, 1994, 1995 and 1996.......................................F-48

  Notes to Financial Statements...................................................................................F-49

Interim Unaudited Financial Statements:  Legacy Homes, Ltd.

  Balance Sheets as of December 31, 1996 and June 30, 1997........................................................F-51

  Income Statements for the Six Months ended June 30, 1996 and 1997...............................................F-52

  Statements of Cash Flows for the Six Months ended June 30, 1996 and 1997........................................F-53

  Notes to Unaudited Financial Statements.........................................................................F-54


                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of Monterey Homes Corporation


         We have audited the accompanying consolidated balance sheet of Monterey Homes Corporation and subsidiaries (previously known as Homeplex Mortgage Investments Corporation and subsidiaries) as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above, present fairly in all material respects, the financial position of Monterey Homes Corporation and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                     KPMG PEAT MARWICK LLP

Phoenix, Arizona
February 21, 1997

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Monterey Homes Corporation



We have audited the accompanying consolidated balance sheet of Monterey Homes Corporation and subsidiaries (previously known as Homeplex Mortgage Investments Corporation and subsidiaries) as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Monterey Homes Corporation and subsidiaries as of December 31, 1995 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                         ERNST & YOUNG LLP

Phoenix, Arizona
February 13, 1996

                   MONTEREY HOMES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995

                                                                 1996            1995
                                                                 ----            ----
ASSETS
     Cash and cash equivalents                               $ 15,567,918    $  3,347,243
     Short-term investments (Note 3)                            4,696,495       8,969,100
     Real estate loans and other receivables (Note 4)           2,623,502       4,047,815
     Real estate under development (Note 5)                    35,991,142            --
     Option deposits                                              546,000            --
     Residual interests (Note 6)                                3,909,090       5,457,165
     Other assets                                                 940,095         356,684
     Funds held by Trustee                                           --         5,637,948
     Deferred tax asset (Note 11)                               6,783,000            --
     Goodwill (Note 10)                                         1,763,488            --
                                                             ------------    ------------
                                                             $ 72,820,730    $ 27,815,955
                                                             ============    ============
LIABILITIES
     Accounts payable and accrued liabilities                $ 10,569,872    $  1,549,481
     Home sale deposits                                         4,763,518            --
     Notes payable (Note 7)                                    30,542,276       7,818,824
                                                             ------------    ------------

        Total Liabilities                                      45,875,666       9,368,305
                                                             ------------    ------------

STOCKHOLDERS' EQUITY (Notes 8 and 10)
     Common  stock,  par value $.01 per  share; 50,000,000
     shares  authorized; issued and outstanding -
     4,580,611 shares at December 31, 1996, and
     3,291,885 shares at December 31, 1995                         45,806          32,919
     Additional paid-in capital                                92,643,658      84,112,289
     Accumulated deficit                                      (65,334,117)    (65,287,275)
     Treasury stock - 53,046 shares                              (410,283)       (410,283)
                                                             ------------    ------------

        Total Stockholders' Equity                             26,945,064      18,447,650
                                                             ------------    ------------

     Commitments and contingencies (Notes 9 and 12)
                                                             $ 72,820,730    $ 27,815,955
                                                             ============    ============

          See accompanying notes to consolidated financial statements.

                   MONTEREY HOMES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1996, 1995 and 1994

                                                                           1996              1995               1994
                                                                           ----              ----               ----
Income (loss) from Mortgage Assets
     Interest income on real estate loans                               $  571,139        $1,618,308        $ 1,112,445
     Income (loss) from residual interests (Note 6)                      1,039,247         1,283,045         (2,662,734)
     Other income                                                          633,449           663,343            347,882
                                                                        ----------        ----------        -----------

                                                                         2,243,835         3,564,696         (1,202,407)
                                                                        ----------        ----------        -----------
Expenses
     Interest                                                              237,945           868,414          1,382,951
     General, administration and other                                   1,683,407         1,599,157          1,938,047
                                                                        ----------        ----------        -----------

                                                                         1,921,352         2,467,571          3,320,998
                                                                        ----------        ----------        -----------

Income (loss) before income tax expense and
     early extinguishment of debt                                          322,483         1,097,125         (4,523,405)


Income tax expense (Note 11)                                                26,562            --                 --
                                                                        ----------        ----------        -----------

Income (loss) before extraordinary loss from early
     extinguishment of debt                                                295,921         1,097,125         (4,523,405)

Extraordinary loss from early extinguishment of debt (Note 7)             (148,433)           --                 --
                                                                        ----------        ----------        -----------

Net Income (loss)                                                         $147,488        $1,097,125        ($4,523,405)
                                                                        ==========        ==========        ===========


Earnings (loss) per share:

Income before extraordinary loss from early
     extinguishment of debt                                                  $0.09             $0.34             ($1.40)

Extraordinary loss from early extinguishment of debt                        (0.05)            --                 --

                                                                        ----------        ----------        -----------

Net Income (loss)                                                            $0.04             $0.34            ($1.40)
                                                                        ==========        ==========        ===========

     Dividends declared per share                                            $0.06             $0.09              $0.06
                                                                        ==========        ==========        ===========

     Weighted average common shares outstanding                          3,334,562         3,245,767          3,240,204
                                                                        ==========        ==========        ===========

          See accompanying notes to consolidated financial statements.

                   MONTEREY HOMES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1996, 1995 and 1994

                                                                              1996             1995            1994
                                                                              ----             ----            ----

Cash flows from operating activities:
   Net income (loss)                                                       $  147,488       $1,097,125     ($4,523,405)
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:

       Extraordinary loss from early extinguishment of debt                   148,433               --              --
       Depreciation and amortization                                           38,300          122,970         332,429
       Amortization of residual interests                                   1,548,076        2,196,394       6,738,000
       (Increase) decrease in other assets                                    153,350          370,454        (361,675)
       Increase (decrease) in accounts payable and accrued
       liabilities                                                            317,094        (272,828)         243,789
       Net write-downs and non-cash losses on residual interests                  --          --             3,342,773
                                                                           ----------       ----------     -----------

   Net cash provided by operating activities                                2,352,741        3,514,115       5,771,911
                                                                           ----------       ----------     -----------

Cash flows from investing activities:
   Cash acquired in Monterey Merger (Note 10)                               6,495,255               --              --
   Cash paid for Merger costs (Note 10)                                     (779,097)               --              --
   Principal payments received on real estate loans                         3,710,000        9,114,000         670,000
   Real estate loans funded                                               (1,358,457)      (3,902,000)      (9,610,000)
   (Increase) decrease in short term investments                            4,272,605      (8,969,100)              --
   Decrease in funds held by Trustee                                        5,637,948        1,082,549       2,040,528
                                                                           ----------       ----------     -----------

       Net cash provided by (used in) investing activities                 17,978,254      (2,674,551)      (6,899,472)
                                                                           ----------       ----------     -----------

Cash flows from financing activities:
   Repayment of borrowings                                                (7,818,824)      (3,964,000)      (8,143,532)
   Distributions to shareholders                                            (291,496)        (194,330)        (291,952)
   Repurchases of common stock, net of common stock issuances                  --               --             (17,480)
                                                                           ----------       ----------     -----------

       Net cash used in financing activities                              (8,110,320)      (4,158,330)      (8,452,964)
                                                                           ----------       ----------     -----------

Net increase (decrease) in cash and cash equivalents                       12,220,675      (3,318,766)      (9,580,525)
Cash and cash equivalents at beginning of year                              3,347,243        6,666,009      16,246,534
                                                                           ----------       ----------     -----------

Cash and cash equivalents at end of year                                  $15,567,918       $3,347,243      $6,666,009
                                                                           ==========       ==========     ===========

Supplemental disclosure of cash flow information:

   Cash paid for interest                                                    $286,276         $804,113      $1,245,952
                                                                           ==========       ==========     ===========

          See accompanying notes to consolidated financial statements.

                   MONTEREY HOMES CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1995 and 1994

                                                                 Additional
                                           Number    Common       Paid-in      Accumulated      Treasury
                                         of Shares    Stock       Capital        Deficit          Stock          Total
                                         ---------    -----       -------        -------          -----          -----
Balance at December 31, 1993             3,291,885   $32,919    $84,112,289   ($61,375,169)    ($392,802)     22,377,237
Treasury stock acquired - 5,067 shares          --        --             --             --       (17,481)        (17,481)
Net loss                                        --        --             --     (4,523,405)           --      (4,523,405)
Dividend declared                               --        --             --       (194,330)           --        (194,330)
                                         ---------   -------    -----------   ------------     ---------      ----------

Balance at December 31, 1994             3,291,885    32,919     84,112,289    (66,092,904)     (410,283)     17,642,021
Net income                                      --        --             --      1,097,125            --       1,097,125
Dividend declared                               --        --             --       (291,496)           --        (291,496)
                                         ---------   -------    -----------   ------------     ---------      ----------

Balance at December 31, 1995             3,291,885    32,919     84,112,289    (65,287,275)     (410,283)     18,447,650
Net income                                      --        --             --        147,488            --         147,488
Dividend declared                               --        --             --       (194,330)           --        (194,330)
Shares issued in connection with Merger
     (Note 10)                           1,288,726    12,887      8,531,369             --            --       8,544,256
                                         ---------   -------    -----------   ------------     ---------      ----------

Balance at December 31, 1996             4,580,611   $45,806    $92,643,658   ($65,334,117)    ($410,283)    $26,945,064
                                         =========   =======    ===========   =============    ==========    ===========

          See accompanying notes to consolidated financial statements.

                   MONTEREY HOMES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

       Monterey Homes Corporation (previously Homeplex Mortgage Investments Corporation), the Company, commenced operations in July 1988. Prior to the Merger (see Note 10), the Company's main line of business was investing in mortgage certificates securing collateralized mortgage obligations (CMOs), interests relating to mortgage participation certificates (MPCs) (collectively residual interests) and loans secured by real estate (see Notes 4 and 3, respectively).

       The combined entities intend to continue with Monterey Homes' building operations as its main line of business. The operations are currently conducted primarily in the Phoenix, Scottsdale and Tucson, Arizona markets, which are significantly impacted by the strength of surrounding real estate markets and levels of interest rates offered on home mortgage loans. The Arizona real estate market is currently experiencing strong growth and current home mortgage interest rates are favorable for home buyers and sellers, although recent reports project a slowing in housing demand in the metropolitan Phoenix area, and housing permits in the Tucson metropolitan area have increased only slightly from 1995 to 1996. A decline in the Arizona real estate market or an increase in interest rates could have a significant impact on the Company's operating results and estimates made by management. The Company utilizes various suppliers and subcontractors and is not dependent on individual suppliers or subcontractors.

Basis of Presentation

       The consolidated  financial  statements  include the accounts of Monterey
Homes   Corporation   and  its   wholly-owned   subsidiaries.   All  significant
intercompany balances and transactions have been eliminated in consolidation.

       Upon consummation of the Merger a one-for-three reverse stock split of the Company's issued and outstanding common stock, $.01 par value per share, was effected. Except as otherwise indicated, the share information contained herein reflects the one-for-three reverse stock split.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

       For purposes of the consolidated statements of cash flows, the Company considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of approximately $856,000 at December 31, 1996, is restricted as collateral for the payment of the Company's short-term credit facility (Note 7).

Real Estate Under Development

       Real estate under development includes undeveloped land and developed lots, homes under construction in various stages of completion and completed homes. The Company values its real estate under development in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Accordingly, amounts are carried at cost unless expected future net cash flows (undiscounted and without interest) are less than cost and then amounts are carried at estimated fair value less cost to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations or liquidity. Costs capitalized include direct construction costs for homes, development period interest and certain common costs which benefit the entire subdivisions. Cost of sales include land acquisition and development costs, direct construction costs of the home, development period interest and closing costs, and an allocation of common costs.

Common costs are allocated on a subdivision by subdivision basis to residential lots based on the number of lots to be built in the subdivision, which approximates the relative sales value method.

       Deposits paid related to options to purchase land are capitalized and included in option deposits until the related land is purchased. Upon purchase of the land, the related option deposits are transferred to real estate under development.

Residual Interests

       Interests relating to mortgage participation certificates and residual interest certificates are accounted for as described in Note 6.

Property and Equipment

       Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Net property and equipment was $268,096 and $11,195 at December 31, 1996 and 1995, respectively, and is included in other assets in the accompanying consolidated balance sheets for those years.

Goodwill

       Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over 20 years, which is the expected period to be benefited. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

Income Taxes

       The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in future years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations as an adjustment to the effective income tax rate in the period that includes the enactment date.

Net Income (Loss) Per Share

       For 1996 and 1995, primary net income per share is calculated using the weighted average number of common and common stock equivalent shares outstanding during the year. Common stock equivalents of 92,224 and 6,928 in 1996 and 1995, respectively, consist of dilutive stock options and contingent stock. Net loss per share for 1994 is calculated using the weighted average number of common shares outstanding during the year.

Use of Estimates

       Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

Fair Value of Financial Instruments

       The carrying amounts of the Company's receivables, cash and cash equivalents, option deposits, accounts payable and accrued liabilities and home sale deposits approximate their estimated fair values due to the short maturity of these assets and liabilities. The fair value of the Company's short-term investments and residual interests is discussed in Notes 3 and 6, respectively. The carrying amount of the Company's notes payable approximates fair value because the notes are at interest rates comparable to market rates based on the nature of the loans, their terms and the remaining maturity. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, these fair value estimates are not necessarily indicative of the amounts the Company would pay or receive in actual market transactions.

Stock Option Plan

       Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Reclassifications

       Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 financial statement presentation.

NOTE 3 - SHORT-TERM INVESTMENTS

       At December 31,  1996,  short-term  investments,  recorded at fair value, consist of three CMO PAC bonds with a combined principal balance of approximately $4,700,000, estimated yields to maturity of approximately 5.2% to 5.4% and estimated maturities of approximately two to four months. At December 31, 1995, short-term investments consisted of a Treasury Bill with a face amount of $9,000,000, maturity date of January 25, 1996 and an estimated yield to maturity of 5.30%. Short-term investments are restricted as collateral for the payment of the Company's short-term credit facility (Note 7).

NOTE 4 - REAL ESTATE LOANS AND OTHER RECEIVABLES

       The following is a summary of the real estate loans and other receivables outstanding at December 31:

                                    Interest            Payment                              Principal and
          Description                 Rate               Terms                            Carrying Amount (1)
          -----------                 ----               -----                           ----------------------
                                                                                         1996              1995
                                                                                         ----              ----
First Deed of Trust on 41
acres of land in Gilbert,
Arizona, face amount of                         Interest only monthly, principal
$2,800,000. (2)                        16%      due October 18, 1997.                  $1,696,272          $1,277,413
First Deed of Trust on 33
acres of land in Tempe,
Arizona.                               16%      Paid in full in 1996.                    -                  2,272,402
First Deed of Trust on 21.4
acres of land in Tempe,
Arizona.                               16%      Paid in full in 1996.                    -                    498,000
Other receivables consisting
primarily of sales commission
advances and home closing
proceeds due from title
companies.                             -                   -                              927,230               -
                                                                                       ----------          ----------
                                                                                       $2,623,502          $4,047,815
                                                                                       ==========          ==========

(1) Principal payments on real estate loans were $3,710,000 in 1996, and loan draws were $1,358,457 in 1996.
(2)      Loan was current at December 31, 1996.

NOTE 5 -  REAL ESTATE UNDER DEVELOPMENT

       The components of real estate under development at December 31, 1996 are as follows:

           Homes in production................................    $22,839,500
           Finished lots and lots under development...........     13,151,642
                                                                   ----------
                                                                  $35,991,142
                                                                  ===========

NOTE 6 - RESIDUAL INTERESTS

       The Company owns residual interests in collateralized mortgage obligations (CMOs) and in mortgage participation certificates (MPCs) (collectively residual interests). The residual interests are accounted for using the prospective net level yield method, in which the interest is recorded at cost and amortized over the life of the related CMO or MPC issuance.

       The projected yield and estimated fair value of the Company's residual interests are based on prepayment, interest rate and fair value assumptions. There will be differences, which may be material, between the projected yield and the actual yield and the fair value of the residual interests may change significantly over time.

       At December 31, 1996, the estimated prospective net level yield of the Company's residual interests, in the aggregate, is 29% without early redemptions or terminations being considered and 121% if early redemptions or terminations are considered. Based on discussions with brokers and investors who trade residual interests, Management believes that the estimated fair value of the Company's residual interests, in the aggregate, is approximately $7,000,000 at December 31, 1996 ($5,500,000 at December 31, 1995). This estimated fair value is based on prevailing market interest rates at December 31, 1996. Should interest rates increase in the future, the fair value amount could decrease significantly.

Interests In Residual Interest Certificates

       The Company owns residual interest certificates representing the residual interests in five series of CMOs secured by fixed interest rate mortgage certificates and cash funds held by trustee. The classes of CMOs have either fixed interest rates or interest rates that are determined monthly based on the London Interbank Offered Rates (LIBOR) for one month Eurodollar deposits, subject to specified maximum interest rates.

       Each series of CMOs consists of several serially maturing classes collateralized by mortgage certificates. Generally, principal payments received on the mortgage certificates, including prepayments on such mortgage certificates, are applied to principal payments on the classes of CMOs in accordance with the respective indentures. Scheduled payments of principal and interest on the mortgage certificates securing each series of CMOs and reinvestment earnings thereon are intended to be sufficient to make timely payments of interest on such series and to retire each class of such series by its stated maturity.

       The residual interest certificates entitle the Company to receive the excess, if any, of payments received from the pledged mortgage certificates together with reinvestment income thereon over amounts required to make debt service payments on the related CMOs and to pay related administrative expenses of the real estate mortgage investment conduits ("REMICs"). The Company also has the right, under certain conditions, to cause an early redemption of the CMOs, in which the mortgage certificates are sold at the then current market price and the CMOs repaid at par value, with any excess cash flowing to the Company. Generally, the remaining outstanding CMO balance must be less than 10% of the original balance before early redemption can take place.

Interests In Mortgage Participation Certificates

       The Company owns residual interests in REMICs with respect to three separate series of Mortgage Participation Certificates (MPCs). These residual interests entitle the Company to receive its proportionate share of the excess, if any, of payments received from the fixed rate mortgage certificates underlying the MPCs over principal and interest required to be passed through to the holders of such MPCs. The Company is not entitled to reinvestment income earned on the underlying mortgage certificates, is not required to pay related administrative expenses and does not have the right to elect early termination of any of the MPC classes. The classes of the MPCs either have fixed interest rates or interest rates that are determined monthly based on LIBOR or based on the Monthly Weighted Average Cost of Funds Index (COFI) for Eleventh District Savings Institutions as published by the Federal Home Loan Bank of San Francisco, subject to specified maximum interest rates. At December 31, 1996, LIBOR was 5.35% and COFI was 4.84%.

       The following summarizes the Company's investment in residual interests at December 31, 1996 and 1995.


Series                      Type of                Company's Amortized Costs       Company's %
                          Investments                1996              1995         Ownership
                          -----------                ----              ----         ---------

Westam 1        Residual Interest Certificate     $  386,192       $  702,918        100.00%
Westam 3        Residual Interest Certificate         24,495           29,923        100.00%
Westam 5        Residual Interest Certificate        157,385          204,033        100.00%
Westam 6        Residual Interest Certificate          1,845           11,731        100.00%
ASW 65          Residual Interest Certificate      1,996,601        2,520,574        100.00%
FHLMC 17        Interest in MPCs                      93,112          140,035        100.00%
FNMA 1988-24    Interest in MPCs                     762,510        1,220,418         20.20%
FNMA 1988-25    Interest in MPCs                     486,950          627,533         45.07%
                                                     -------          -------

                                                  $3,909,090       $5,457,165
                                                  ==========       ==========

NOTE 7 - NOTES PAYABLE

       In December 1996, Monterey consolidated its outstanding construction, acquisition and development ("A&D") and term loan notes to various banks into a single revolving credit agreement. The components of this loan are (i) a revolving $20,000,000 line of credit to finance construction, (ii) a revolving $20,000,000 guidance line facility to finance acquisition and development, and
(iii) a $6,052,000 term loan to refinance an existing note. Both the construction and A&D lines of credit are secured by first deeds of trust on land. The term loan is cross-collateralized with the credit facility and is secured by cash and short-term investments.

       Notes payable consist of the following at December 31:

                                                                                         1996                   1995
                                                                                         ----                   ----
     Construction line of credit to bank, interest payable monthly approximating prime (8.25% at December 31, 1996) plus .25%,  payable at the earlier of close of escrow, maturity date of individual homes within the line or
        June 19, 2000........................................................          $7,251,958                N/A

     Guidance line of credit to bank for acquisition  and  development  interest payable monthly  approximating prime plus .5%, payable at the earlier of funding of  construction  financing,  the  maturity  date of  individual
        within the line or June 19, 2000.....................................           9,628,993                N/A

     Short-term credit facility to bank maturing in August 1997, annual interest of prime plus .5%,  principal payments of $500,000 plus interest payable monthly  with  remaining  principal  and  interest  payable at  maturity
        date.................................................................           5,552,500                N/A

     Senior  subordinated  notes  payable,  maturing  October 15,  2001,  annual interest of 13%, payable  semi-annually,  principal  payable at maturity
        date  with  a  put  to  the   Company  at  June  30,   1998,   unsecured
        8,000,000............................................................           8,000,000                N/A
                                      F-14

     Notes payable  to  institutional  investment  group,  secured  by  residual interests and by funds held by Trustee,  annual interest of 7.81%.  Note balance paid in full May 15, 1996,  resulting in  extraordinary  loss of approximately  $149,000 from  prepayment  penalties and the write-off of
        unamortized debt costs..............................................                    0         $7,818,824

Other........................................................................             108,825                N/A
                                                                                     ------------       ------------

     Total...................................................................         $30,542,276         $7,818,824
                                                                                      ===========         ==========

       The principal payment requirements on notes payable, as of December 31, 1996 are as follows:


                                                                   Year ending
                                                                   December 31,
                                                                   -----------

1997....................................................           $15,653,873
1998....................................................             6,888,403
1999....................................................                     -
2000....................................................                     -
2001 and thereafter.....................................             8,000,000
                                                                   -----------
                                                                   $30,542,276
                                                                   ===========


         A provision of the senior subordinated bond indenture provides the bondholders with the option, at June 30, 1998, to require the Company to buy back the bonds at 101% of face value. Also, approximately $2,800,000 of the bonds are held by the Co-Chief Executive Officers of the Company.

NOTE 8 - STOCK OPTIONS

       At December 31, 1996, the Company has one stock based compensation plan which is described below. The per share weighted average fair value of stock options granted during 1996 and 1995 was $1.63 on the date of grant using the Black Scholes pricing model with the following weighted average assumptions; expected dividend yield 1.40%, risk-free interest rate of 5.85% and an expected life of five years. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. No compensation cost has been recognized for its stock based compensation plan (which is a fixed stock option plan). Had compensation cost for the Company's stock based compensation plan been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                      1996          1995
                                                      ----          ----

Net income (loss)              As reported           $147,488     $1,097,125
                               Pro forma            ($151,345)      $988,458

Earnings (loss) per share      As reported               $.04           $.34
                               Pro forma                ($.05)          $.30

       The Company's Stock Option Plan is administered by the Board of Directors. The plan provides for qualified stock options which may be granted to key personnel of the Company and non-qualified stock options which may be granted to the Directors and key personnel of the Company. The purpose of the plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel whose job performance affects the Company.

       Options to acquire a maximum (excluding dividend equivalent rights) of 145,833 shares of the Company's common stock may be granted under the plan. The exercise price may not be less than the fair market value of the common stock at the date of grant. The options expire ten years after date of grant.

       At December 31, 1996, 148,498 options, including dividend equivalent rights, were exercisable at effective exercise prices ranging from $3.63 per share to $13.32 per share. At December 31, 1996 and 1995, 119 common shares were available for future grants.

       Optionholders also receive, at no additional cost, dividend equivalent rights (DER's) which entitle them to receive, upon exercise of the options, additional shares calculated based on the dividends declared during the period from the grant date to the exercise date. At December 31, 1996 and 1995 accounts payable and accrued liabilities in the accompanying consolidated balance sheets, include approximately $850,000 related to the Company's granting of dividend equivalent rights. This liability will remain in the accompanying consolidated balance sheets until the options to which the dividend equivalent rights relate are exercised, canceled or expire.

         Under the plan, an exercising optionholder also has the right to require the Company to purchase some or all of the optionholder's shares of the Company's common stock. That redemption right is exercisable by the optionholder only with respect to shares (including the related dividend equivalent rights) that the optionholder has acquired by exercise of an option under the Plan. Furthermore, the optionholder can only exercise his redemption rights within six months from the last to expire of (i) the two year period commencing with the grant date of an option, (ii) the one year period commencing with the exercise date of an option, or (iii) any restriction period on the optionholder's transfer of the shares of common stock he acquires through exercise of his option. The price for any shares repurchased as a result of an optionholder's exercise of his redemption right is the lesser of the book value of those shares at the time of redemption or the fair market value of the shares on the original date the options were exercised.

         The following  summarizes  stock option activity under the Stock Option
Plan:



For the Year ended December 31,                     1996       1995      1994
------------------------------                      ----       ----      ----


Options granted..................................      -      24,667         -
Exercise price per share of options granted......      -        4.50         -
DER's granted....................................  1,249       2,909     2,593
Options canceled (including DER's)...............      -      11,424         -
Options exercised (including DER's)..............      -           -         -


At December 31,                                                1996      1995
--------------                                                 ----      ----

Options outstanding..............................             95,256    95,256
DER's outstanding................................             54,385    53,136
                                                              ------    ------
Total options and DER's outstanding..............            149,641   148,392
                                                             =======   =======

       In addition to the above referenced options, in December 1995, in connection with the renegotiation of the prior Chief Executive Officer's Employment Agreement, the Company replaced his annual salary of $250,000 plus bonus with 250,000 non-qualified stock options which become fully vested at December 21, 1997. The exercise price of the options is $4.50 per share which was equal to the closing market price of the common stock on grant date. The options will expire in December 2000.

       At the 1997 Annual Meeting of Stockholders to be held in the third quarter of 1997, a new stock option plan will be submitted for stockholder approval. It is currently anticipated that 225,000 shares of the Company's common stock will be reserved for issuance upon the exercise of stock options granted under the new plan. The plan will be administered by the Compensation Committee of the Board of Directors and will provide for grants of incentive stock options to key employees and non-qualified stock options to Directors and key employees. The purpose of this new plan is to provide a means of performance-based compensation in order to attract and retain key personnel whose job performance affects the Company.

NOTE 9 - LEASES

       The Company leases office facilities, model homes and equipment under various operating lease agreements.

       The following is a schedule of approximate future minimum lease payments for noncancellable operating leases as of December 31, 1996:



                                                         Year Ending
                                                        December 31,

1997.......................................                 $937,981
1998.......................................                  363,927
1999.......................................                  201,907
Thereafter.................................                        0
                                                          ----------
                                                          $1,503,815
                                                          ==========


       Rental expense was $22,639 and $21,780 for the years ended December 31, 1995 and 1996, respectively.

NOTE 10 - HOMEPLEX / MONTEREY MERGER

       On December 23, 1996, the stockholders of Homeplex Mortgage Investments Corporation, now known as Monterey Homes Corporation (the "Company"), approved the Merger (the "Merger") of Monterey Homes Construction II, Inc. and Monterey Homes Arizona II, Inc., both Arizona corporations (collectively, the "Monterey Entities" or "Monterey"), with and into the Company. The Merger was effective on December 31, 1996, and the Company will focus on homebuilding as its primary business. Also, ongoing operations of the Company will be managed by the two previous stockholders of Monterey, who at the time of the Merger, became Co-Chief Executive Officers with one serving as Chairman and the other as President. At consummation of the Merger, 1,288,726 new shares of common stock, $.01 par value per share, were issued equally to the Co-Chief Executive Officers.


       Monterey, in connection with an $8,000,000 subordinated debt private placement that occurred during October 1994, issued warrants to the bondholders to purchase approximately 16.48% of Monterey. Accordingly, of the 1,288,726 shares issued in the Merger, 132,749 are held by the Company on behalf of the Co-Chief Executive Officers, to be delivered to the warrantholders upon payment of the warrant exercise price to the Co-Chief Executive Officers. Upon expiration of the warrants, any of the remaining 132,749 will be delivered to the Co-Chief Executive Officers.


       In addition, up to 266,667 shares of contingent stock will be issued equally to the Co-Chief Executive Officers provided that certain stock trading price thresholds are met and that the Officer is still an employee of the Company at the time of issuance. The price thresholds are $5.25, $7.50 and $10.50 for dates after the first, second and third anniversaries of the Merger, respectively, and the prices must be maintained for 20 consecutive trading days. The number of contingent shares issued would be 44,943, 88,888 and 88,889, respectively. Included in the above mentioned 266,667 contingent shares are 43,947 shares (approximately 16.48%) issuable to the Company's warrantholders, upon exercise of the warrants. Such shares are not subject to meeting certain stock trading price thresholds or employment of the Co-Chief Executive Officers. Upon expiration of unexercised warrants, any of the remaining 43,947 contingent shares will be issued to the Co-Chief Executive Officers.

       The total consideration paid by the Company for the net assets of Monterey Homes was $9,323,353. This amount included 1,288,726 shares of the Company's common stock valued at $8,544,256 and $779,097 of transaction costs. The purchase method of accounting was used by the Company, and the purchase price was allocated among the Monterey net assets based on their estimated fair market value at the date of acquisition, resulting in goodwill of $1,763,488 which will be amortized over 20 years.

       The following unaudited pro forma information presents a summary of consolidated results of operations of the Company as if the Merger had occurred at January 1, 1995, with pro forma adjustments together with related income tax effects. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would actually have resulted had the combination been in effect on the date indicated.


                                                      Years ended December 31,

                                                             (Unaudited)
                                                      1996             1995
                                                      ----             ----

Total revenues..............................  $        89,990 $        75,195
Net income..................................  $         6,120 $         6,210
Net earnings per common share...............  $          1.27 $          1.28


NOTE 11 - INCOME TAXES

       Current income tax expense for the year ended December 31, 1996 was $26,562 and was attributed to federal estimated tax of $18,700 and state estimated tax of $7,862. No current income tax was recorded in 1995 and deferred income tax was -0- in 1996 and 1995.

Deferred Tax Assets

       The net deferred tax asset at December 31, 1996 was recorded as part of the Homeplex/Monterey Merger purchase accounting (Note 10).

       Deferred tax assets have been recorded in the December 31, 1996 consolidated balance sheet due to temporary differences and carryforwards as follows:

Net operating loss carryforward....................          $21,200,000
Residual interests basis differences...............            2,100,000
Real estate basis differences......................              400,000
Debt issuance costs................................              266,000
Other..............................................               85,000
                                                             -----------

                                                              24,051,000

Valuation Allowance................................         (17,268,000)
                                                             -----------

Deferred tax liabilities...........................                    0
                                                             -----------

       Net Deferred Tax Asset......................          $ 6,783,000
                                                             ===========


         Management of the Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax asset.

Carryforwards

         For federal and state income tax purposes, at December 31, 1996 the Company had a net operating loss carryforward of approximately $53 million that expires beginning in 2007.

NOTE 12 -  CONTINGENCIES

         The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the Company's financial statements taken as a whole.

NOTE 13 - QUARTERLY FINANCIAL DATA (Unaudited)



                               (In Thousands Except Per Share Amount)

                                                    Net      Net Income (Loss)
                                     Revenue   Income (Loss)   Per Share
                                     -------   -------------   ---------

1996

First...........................  $     635      $   84         $   .03
Second (1)......................        636         148             .04
Third...........................        530         314             .09
Fourth..........................        443        (399)           (.12)

1995

First...........................  $   1,103       $ 462         $   .15
Second..........................      1,078         335             .10
Third...........................        707          58             .02
Fourth..........................        677         242             .07

(1)    Net income in the second quarter of 1996 includes an extraordinary charge
       of  $148,000,   or  $.05  per  share,  to  record  the  result  of  early
       extinguishment of debt.


               [End of Notes to Consolidated Financial Statements]

                   MONTEREY HOMES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                      June 30, 1997 and December 31, 1996

                                                               (Unaudited)      December 31,
                                                              June 30, 1997        1996
                                                              -----------       ------------
ASSETS
Cash and cash equivalents                                     $  7,262,648      $ 15,567,918
Short-term investments                                                   0         4,696,495
Real estate loans and other receivables                          1,571,530         2,623,502
Real estate under development (Notes 2 & 4)                     45,106,664        35,991,142
Option deposits                                                  1,319,241           546,000
Residual interests                                               3,855,755         3,909,090
Other assets                                                       799,947           940,095
Deferred tax asset                                               6,783,000         6,783,000
Goodwill (Note 5)                                                1,719,581         1,763,488
                                                              ------------      ------------
                                                               $68,418,366       $72,820,730
                                                              ============      ============

LIABILITIES

Accounts payable and accrued liabilities                        $7,344,153       $10,569,872
Home sale deposits                                               7,697,170         4,763,518
Notes payable (Note 3)                                          23,838,847        30,542,276
                                                              ------------      ------------
                  Total Liabilities                             38,880,170        45,875,666
                                                              ------------      ------------
STOCKHOLDERS' EQUITY (Note 5)
Common stock, par value $.01 per share; 50,000,000 shares
       authorized; issued and outstanding - 4,580,611 shares        45,806            45,806
Additional paid-in capital                                      92,990,384        92,643,658
Accumulated deficit                                            (63,087,711)      (65,334,117)
Treasury stock - 53,046 shares                                    (410,283)         (410,283)
                                                              ------------      ------------

                  Total Stockholders' Equity                    29,538,196        26,945,064
                                                              ------------      ------------
                                                               $68,418,366       $72,820,730
                                                              ============      ============

          See accompanying notes to consolidated financial statements.

                   MONTEREY HOMES CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    Six Months Ended June 30, 1997 and 1996
                                   (Unaudited)

                                                                                    1997            1996
                                                                                    ----            ----
REVENUES
Home sales (Notes 1 and 5)................................................       $37,116,944              --
Residual interest and real estate loan interest income....................         1,150,112      $  890,950
Other income..............................................................           305,748         379,250
                                                                                 -----------      ----------
                                                                                  38,572,804       1,270,200
                                                                                 -----------      ----------
COSTS AND EXPENSES
Cost of home sales (Notes 1 and 5)........................................        31,828,546              --
Commissions and other sales costs (Notes 1 and 5).........................         1,998,710              --
General, administrative and other.........................................         2,275,469         650,834
Interest.................................................................                 --         237,945
                                                                                 -----------      ----------
                                                                                  36,102,725       1,888,779
                                                                                 -----------      ----------

Income before income tax expense  and extraordinary loss from early
extinguishment of debt....................................................         2,470,079         381,421
Income tax expense........................................................           223,673              --
                                                                                 -----------      ----------
Income before extraordinary loss from early extinguishment of debt........         2,246,406         381,421
Extraordinary loss from early extinguishment of debt......................                --        (148,433)
                                                                                 -----------      ----------

Net income................................................................        $2,246,406        $232,988
                                                                                  ==========        ========

EARNINGS PER SHARE
Income before extraordinary loss for
    early extinguishment of debt..........................................              $.48            $.12
Extraordinary loss from early
    extinguishment of debt................................................                --            (.05)
                                                                                 -----------      ----------
Net Income                                                                              $.48            $.07
                                                                                 ===========      ==========

Weighted average common shares outstanding................................         4,644,488       3,295,208
                                                                                 ===========      ==========

           See accompanying notes to consolidated financial statements

                   MONTEREY HOMES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Six Months Ended June 30, 1997 and 1996
                                   (Unaudited)

                                                                     1997                 1996
                                                                     ----                 ----
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                        $  2,246,406       $  232,988
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
     Increase in real estate under development                      (9,115,522)              --
     Depreciation and amortization                                     431,224           89,020
     Amortization of residual interest                                  53,335          832,605
     Increase in other assets                                         (669,440)        (154,704)
     Decrease in accounts payable and accrued liabilities              (97,737)        (186,705)
                                                                  ------------       ----------

Net cash provided by (used in) operating activities                 (7,151,734)         813,204
                                                                  ------------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES

Principal payments received on real estate loans                     1,476,000          498,402
Real estate loans funded                                              (428,272)        (302,275)
(Increase) decrease in short-term investments                        4,696,495          (18,900)
Decrease in funds held by Trustee                                           --        5,637,948
                                                                  ------------       ----------

Net cash provided by investing activities                            5,744,223        5,815,175
                                                                  ------------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES

Borrowings                                                          20,940,662               --
Repayment of borrowings                                            (27,644,091)      (7,818,824)
Distributions to stockholders                                         (194,330)        (291,496)
                                                                  ------------       ----------

Net cash used in financing activities                               (6,897,759)      (8,110,320)
                                                                  ------------       ----------

Net decrease in cash and cash equivalents                           (8,305,270)      (1,481,941)

Cash and cash equivalents at beginning of period                    15,567,918        3,347,243
                                                                  ------------       ----------

Cash and cash equivalents at end of period                        $  7,262,648       $1,865,302
                                                                  ============       ==========

          See accompanying notes to consolidated financial statements.

                  MONTEREY HOMES CORPORATION AND SUBSIDIARIES
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

     Monterey Homes Corporation (previously Homeplex Mortgage Investments Corporation), the Company, commenced operations in July 1988. Prior to the Merger (see Note 5), the Company's main line of business was investing in mortgage certificates securing collateralized mortgage obligations (CMOs), interests relating to mortgage participation certificates (MPCs) (collectively residual interests) and loans secured by real estate.

     Since January 1, 1997, the operation of the Company has focused on homebuilding, and the combined entities intend to continue with Monterey Homes' building operations as its main line of business. These operations are currently conducted primarily in the Phoenix, Scottsdale and Tucson, Arizona markets.

Basis of Presentation

     The consolidated financial statements include the accounts of Monterey Homes Corporation and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to be consistent with current financial statement presentation. In the opinion of Management, the unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

     Upon consummation of the Merger a one-for-three reverse stock split of the Company's issued and outstanding common stock, $.01 par value per share, was effected. Except as otherwise indicated, the share information contained herein reflects the one-for-three reverse stock split.

NOTE 2 -  REAL ESTATE UNDER DEVELOPMENT


     The components of real estate under development at June 30, 1997 and December 31, 1996 are as follows:




                                                                        (Unaudited)
                                                                        June 30, 1997      December 31, 1996
                                                                      -----------------    -----------------
Homes in production................................................        $27,095,194       $22,839,500
Finished lots and lots under development...........................         18,011,470        13,151,642
                                                                      ----------------       -----------
                                                                           $45,106,664       $35,991,142
                                                                      ================       ===========

NOTE 3 - NOTES PAYABLE


     Notes payable consist of the following at June 30, 1997 and December 31, 1996:


                                                                         (Unaudited)
                                                                         June 30, 1997           December 31, 1996
                                                                    ----------------------       -----------------
Construction line of credit to bank, interest payable monthly approximating prime (8.5% at June 30, 1997) plus .25%
     payable at the earlier of close of escrow or maturity date
     of individual homes within the line or June 19, 2000                 $11,576,606                $7,251,958
Guidance line of credit to bank for acquisition and
     development, interest payable monthly approximating
     prime plus .5%, payable at the earlier of funding of
     construction financing, the maturity date of individual
     projects within the line or June 19, 2000                              3,791,295                 9,628,993
Short-term  credit facility to bank, paid in full, June 1997                        0                 5,552,500
Senior subordinated notes payable, maturing October 15,
     2001, annual interest of 13%, payable  semi-annually,
     principal payable at maturity date with a put to the
     Company at June 30, 1998, unsecured                                    8,000,000                 8,000,000
Other                                                                         470,946                   108,825
                                                                          -----------                ----------
Total                                                                     $23,838,847               $30,542,276
                                                                          ===========               ===========

     A provision of the senior subordinated bond indenture provides the bondholders with the option, at June 30, 1998, to require the Company to buy back the bonds at 101% of face value. Approximately $2,700,000 of the bonds were held equally by the Chairman and President of the Company at June 30, 1997.



NOTE 4 - CAPITALIZED INTEREST

     The Company capitalizes interest costs incurred on homes in production and lots under development. This capitalized interest is allocated to unsold lots, and included in cost of home sales in the accompanying statements of earnings when the units are delivered. The following tables summarize interest capitalized and interest expensed (dollars in thousands):



                                                     Six Months Ended June 30,
                                                          1997           1996
                                                          ----           ----
Beginning unamortized capitalized interest             $      --        $ N/A
Interest                                                   1,586          N/A
Amortized - cost of home sales                             (420)          N/A
                                                           ----          ----

Ending unamortized capitalized interest                $   1,166          N/A

Interest incurred                                      $   1,586        $ 238
Interest capitalized                                       1,586          N/A
                                                       ---------        -----
Interest expensed                                      $      --        $ 238
                                                       =========        =====

NOTE 5 - HOMEPLEX / MONTEREY MERGER


         On December 23, 1996, the stockholders of Homeplex Mortgage Investments Corporation, now known as Monterey Homes Corporation (the "Company"), approved the Merger (the "Merger") of Monterey Homes Construction II, Inc. and Monterey Homes Arizona II, Inc., both Arizona corporations (collectively, the "Monterey Entities" or "Monterey"), with and into the Company. The Merger was effective on December 31, 1996, and the Company will focus on homebuilding as its primary business. Also, ongoing operations of the Company will be managed by the two previous stockholders of Monterey, who at the time of the Merger, became Co-Chief Executive Officers with one serving as Chairman and the other as President. At consummation of the Merger, 1,288,726 new shares of common stock, $.01 par value per share, were issued equally to the Chairman and President.

         Monterey, in connection with an $8,000,000 subordinated debt private placement that occurred during October 1994, issued warrants to the bondholders to purchase approximately 16.48% of Monterey. Accordingly, of the 1,288,726 shares issued in the Merger, 132,749 are held by the Company on behalf of the Chairman and President, to be delivered to the warrantholders upon payment of the warrant exercise price to the Chairman and President. Upon expiration of the warrants, any of the remaining 132,749 will be delivered to the Chairman and President.

         In addition, up to 266,667 shares of contingent stock will be issued equally to the Chairman and President provided that certain stock trading price thresholds are met and that the Officer is still an employee of the Company at the time of issuance. The price thresholds are $5.25, $7.50 and $10.50 for dates after the first, second and third anniversaries of the Merger, respectively, and the prices must be maintained for 20 consecutive trading days. The number of contingent shares issued would be 44,943, 88,889 and 88,889, respectively, and as of August 15, 1997, the first two price thresholds have been met. Included in the above mentioned 266,667 contingent shares are 43,947 shares (approximately 16.48%) issuable to the Company's warrantholders, upon exercise of the warrants. Such shares are not subject to meeting certain stock trading price thresholds or employment of the Chairman and President. Upon expiration of unexercised warrants, any of the remaining 43,947 contingent shares will be issued to the Chairman and President.


         The total consideration paid by the Company for the net assets of Monterey Homes was $9,323,353. This amount included 1,288,726 shares of the Company's common stock valued at $8,544,256 and $779,097 of transaction costs. The purchase method of accounting was used by the Company, and the purchase price was allocated among the Monterey net assets based on their estimated fair market value at the date of acquisition, resulting in goodwill of $1,763,488 which will be amortized over 20 years.

         The following unaudited pro forma information presents a summary of consolidated results of operations of the Company as if the Merger had occurred at January 1, 1996, with pro forma adjustments together with related income tax effects. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would actually have resulted had the combination been in effect on the date indicated.


                                              Six Months
                                             Ended June 30,
                                      (Actual)             (Pro Forma)
                                        1997                   1996
                                        ----                   ----
Total revenues                      $33,572,804              33,714,234
Net income                          $ 2,246,406              $1,600,097
Net earnings per share                     $.48                    $.34


NOTE 6 - INCOME TAXES


         Deferred tax assets of approximately $6.8 million have been recorded in the June 30, 1997 and December 31, 1996 balance sheet due to temporary differences and carryforwards. For federal and state income tax purposes at June 30,

1997 and at December 31, 1996, the Company had a net operating loss carryforward of approximately $50 million and $53 million, respectively, that expires beginning in 2007.

         Income tax expense for the six months ended June 30, 1997 was $223,673, which represents state income taxes. No income tax was recorded in the first two quarters of 1996, due to the Company's status as a real estate investment trust in that year.

NOTE 7 - SUBSEQUENT EVENTS

         Legacy Homes Acquisition

         On May 29, 1997, the Company signed a definitive agreement with Legacy Homes, Ltd., Legacy Enterprises, Inc., and John and Eleanor Landon (together, "Legacy Homes"), to acquire the homebuilding and related mortgage service business of Legacy Homes, Ltd. and its affiliates. This transaction was effective on July 1, 1997. Legacy Homes is a builder of entry-level and move-up homes headquartered in Dallas/Fort Worth metropolitan area and was founded in 1988 by its current President, John R. Landon. In 1996 Legacy Homes had pre-tax income of $8.8 million on sales of $84 million, compared to pre-tax income of $5.7 million on sales of $62 million in 1995. Legacy Homes closed escrow on 623 homes in 1996, a 32% increase over 1995, a year in which Legacy was recognized as one of the top ten homebuilders in the Dallas/Fort Worth area.

         The consideration for the approximately $23 million in assets and stock acquired consisted of approximately $1.6 million in cash, 666,667 shares of the Company's Common Stock and deferred contingent payments for the four years following the close of the transaction. The deferred contingent payments will be equal to 12% of the pre-tax income of the Company and 20% of the pre-tax income of the Texas division of the Company. In no event will the total deferred contingent payments exceed $15 million. In addition, the Company assumed substantially all of the liabilities of Legacy Homes, including indebtedness that was incurred prior to the closing of the transaction to fund distributions to the stockholders of Legacy Homes that reduced its book value to less than $200,000.

         In connection with the transactions, John R. Landon entered into a four-year employment agreement with the Company. He was appointed Chief Operating Officer and Co-Chief Executive Officer of the Company and President and Chief Executive Officer of the Company's Texas division. Mr. Landon was also granted an option to purchase 166,667 shares of the Company's common stock. In addition, the Company has agreed to use reasonable best efforts to cause Mr. Landon to be elected to its Board of Directors.

         Sale of Residual Interests

         On July 31, 1997, the Company sold one of its Mortgage Securities for $3.1 million, creating a gain of $2.7 million. The security sold was a Series I
- Collateralized Bond issued by Westam Mortgage Financial Corporation, and was one of eight mortgage assets obtained by the Company in its December 31, 1996 merger with Homeplex Mortgage Corporation. The cash proceeds from the sale will be reinvested in the Company's homebuilding business.

NOTE 8 - IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (Statement 128), which establishes standards for computing and presenting earnings per share (EPS). It replaces the presentation of primary and fully diluted EPS with a presentation of basic and diluted EPS. Statement 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS dates should be restated to conform to Statement 128.

         The Company will adopt Statement 128 in the fourth quarter of 1997. The pro forma impact of Statement 128 on the three months ended June 30,1997 would have been basic and diluted EPS of $.43 and $.40 respectively. The pro forma impact on the six months ended June 30, 1997, would have been basic and diluted EPS of $.50 and $.47, respectively.

                          INDEPENDENT AUDITORS' REPORT


The Boards of Directors
Monterey Homes Corporation
Monterey Management, Inc.
Monterey Homes - Tucson Corporation and
Monterey Management - Tucson, Inc.:

We have audited the accompanying combined balance sheets of Monterey Homes Corporation, Monterey Management, Inc., Monterey Homes - Tucson Corporation and Monterey Management Tucson, Inc. (collectively Monterey Homes) as of December 31, 1995 and 1994 and the related combined statements of earnings, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1995. These combined financial statements are the responsibility of the management of Monterey Homes. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Monterey Homes Corporation, Monterey Management, Inc., Monterey Homes -Tucson Corporation and Monterey Management - Tucson, Inc. as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                                     KPMG Peat Marwick LLP

January 26, 1996

                                 MONTEREY HOMES
                             Combined Balance Sheets
                           December 31, 1994 and 1995

                                                                                     1994                   1995
                                                                               ----------------------------------------
Assets
Real estate under development (notes 2 and 4)                                       $17,917,832             $33,929,278
Receivables                                                                             539,596                 860,807
Cash and cash equivalents                                                             7,398,414               4,889,947
Option deposits                                                                         984,762               1,694,908
Reacquisition costs                                                                     754,183                  14,297
Deferred subordinated debt costs                                                        945,897                 887,784
Property and equipment, net (note 3)                                                    212,339                 244,484
Other assets                                                                             67,242                 132,579
                                                                               ----------------      ------------------
                                                                                    $28,820,265             $42,654,084
                                                                               ================      ==================

Liabilities and Shareholders' Equity
Accounts and subcontractors payable (note 7)                                         $3,660,529              $4,589,325
Accrued liabilities                                                                     683,073                 824,055
Home sale deposits                                                                    5,324,072               3,816,659
Notes payable (note 4)                                                               12,255,058              24,315,568
                                                                               ----------------      ------------------
         Total liabilities                                                           21,922,732              33,545,607
                                                                               ----------------      ------------------

Shareholders' equity (note 6):
     Common stock of Monterey Homes Corporation, no par value; 10,000,000 shares authorized; $.00017 stated value;
       1,155,832 shares issued and outstanding                                              200                     200
     Preferred stock of Monterey Homes Corporation, $.01 par value,
       1,000,000 shares authorized, none outstanding                                        --                      --
     Common stock of Monterey Management, Inc., no par
       value; 10,000,000 shares authorized; $.0007 stated value; 871,944
       shares issued and outstanding                                                        610                     610
     Preferred stock of Monterey Management, Inc., $.01 par
       value; 1,000,000 shares authorized; none outstanding                                 --                      --
     Common stock of Monterey Homes - Tucson Corporation,
       $1 par value; 1,000,000 shares authorized; 2,000 shares
       issued and outstanding                                                               --                    2,000
     Common stock of Monterey Management - Tucson, Inc.,
       $1 par value; 1,000,000 shares authorized; 2,000 shares
       issues and outstanding                                                               --                    2,000
     Additional paid-in capital                                                           8,517                   8,517
     Retained earnings                                                                6,888,206               9,095,150
                                                                               ----------------      ------------------
       Total shareholders' equity                                                     6,897,533               9,108,477

Commitments and contingencies (notes 4, 5 and 8)
                                                                               ----------------      ------------------
                                                                                    $28,820,265             $42,654,084
                                                                               ================      ==================

See accompanying notes to combined financial statements.

                                 MONTEREY HOMES
                         Combined Statement of Earnings
                  Years ended December 31, 1993, 1994 and 1995

                                                              1993                 1994                  1995
                                                        ----------------      ---------------       ---------------
Revenues                                                     $40,543,168          $60,941,390           $71,490,561
Cost of sales                                                 34,663,827           50,654,526            60,332,436
                                                        ----------------      ---------------       ---------------
     Gross Margin                                              5,879,341           10,286,864            11,158,125
Selling, general and administrative expenses                   3,267,125            4,123,696             4,897,794
                                                        ----------------      ---------------       ---------------
     Operating earnings                                        2,612,216            6,163,168             6,260,331
Other income (expense):
     Minority interest                                         (225,524)                  --                    --
     Miscellaneous net                                           132,869              101,636               140,613
                                                        ----------------      ---------------       ---------------
       Net earnings                                           $2,519,561           $6,264,804            $6,400,944
                                                        ================      ===============       ===============
       Net earnings per common share                        $       1.24                 3.09                  3.15
                                                        ================      ===============       ===============
       Weighted average common shares
       outstanding                                             2,027,776            2,027,776             2,029,776
                                                        ================      ===============       ===============

See accompanying notes to combined financial statements.

                                 MONTEREY HOMES
                        Combined Statements of Cash Flows
                  Years ended December 31, 1993, 1994 and 1995

                                                                           1993              1994              1995
                                                                       ------------      ------------      ------------
Cash flows from operating activities
     Net earnings                                                      $  2,519,561      $  6,264,804      $  6,400,944
     Adjustments to reconcile net earnings to net cash provided by
       (used in) operating activities:
       Minority interest in earnings                                        225,524              --                --
       Depreciation and amortization                                         56,078            66,692           129,462
       Net gain on sales of property and equipment                             --              (9,517)             --
       Increase in real estate under development                         (4,183,310)       (4,181,682)      (16,011,446)
       Increase (decrease) in receivables                                   297,519          (310,740)         (321,211)
       Increase in option deposits                                         (128,431)         (344,753)         (710,146)
       Decrease in preacquisition costs                                        --                --             739,886
       Increase in other assets                                             (77,190)       (1,588,889)          (67,534)
       Increase (decrease) in accounts and subcontractors payable           215,534           (47,643)         (928,796)
       Increase in accrued liabilities                                      135,948           279,050           140,982
       Increase (decrease) in home sale deposits                          1,297,184         1,151,261        (1,507,413)
                                                                       ------------      ------------      ------------
          Net cash provided by (used in) operating activities               358,417         1,278,583       (10,277,680)
                                                                       ------------      ------------      ------------

Cash flows from investing activities:
     Purchases of property and equipment                                    (67,301)         (106,850)         (102,279)
     Proceeds from sales of equipment                                          --              26,000               984
                                                                       ------------      ------------      ------------
       Net cash used in investing activities                                (67,301)          (80,850)         (101,295)
                                                                       ------------      ------------      ------------

Cash flows from financing activities:
     Proceeds from issuance of commons stock                                   --                --               4,000
     Borrowings                                                          18,425,166        30,531,668        37,270,591
     Repayment of borrowings                                            (14,257,026)      (25,908,200)      (25,210,083)
     Distributions to shareholders                                       (1,591,190)       (2,488,500)       (4,194,000)
     Distributions to minority interests                                   (109,375)         (189,252)             --
                                                                       ------------      ------------      ------------
       Net cash provided by financing activities                          2,467,575         1,945,716         7,870,508
                                                                       ------------      ------------      ------------

Net increase (decrease) in cash and cash equivalents                      2,758,691         3,143,449        (2,508,467)
Cash and cash equivalents at beginning of year                            1,496,274         4,254,965         7,398,414
                                                                       ------------      ------------      ------------
Cash and cash equivalents at end of year                               $  4,254,965      $  7,398,414      $  4,889,947
                                                                       ============      ============      ============

See accompanying notes to combined financial statements.

                                 MONTEREY HOMES
                   Combined Statements of Shareholders' Equity
                  Years ended December 31, 1993, 1994 and 1995

                                                                                Monterey
                                 Monterey                                        Homes-
                                   Homes                 Monterey                Tucson                 Monterey
                                Corporation            Management,            Corporation              Management-
                                  common               Inc. common               common               Tucson, Inc.
                                   stock                  stock                  stock                common stock
                             -----------------      ------------------      ----------------       -------------------
Balances,                            $     200               $     610                  --                        --
     December 31, 1992
Net earnings                              --                      --                    --                        --
Distributions to
     shareholders                         --                      --                    --                        --
                             -----------------      ------------------      ----------------       -------------------
Balances,
     December 31, 1993                     200                     610                  --                        --
Net earnings                              --                      --                    --                        --
Distribution to
     shareholders                         --                      --                    --                        --
                             -----------------      ------------------      ----------------       -------------------
Balances,
     December 31, 1994                     200                     610                  --                        --
Proceeds from
     issuance of stock                    --                      --               $   2,000                 $   2,000
Net earnings                              --                      --                    --                        --
Distributions to
     shareholders                         --                      --                    --                        --
                             -----------------      ------------------      ----------------       -------------------
Balances,
     December 31, 1995              $      200               $     610             $   2,000                 $   2,000
                             =================      ==================      ================       ===================



                                Additional
                                  paid-in             Retained
                                  capital             earnings                Total
                                -----------          -----------           -----------
Balances,                       $     8,517          $ 2,183,531           $ 2,192,858
     December 31, 1992
Net earnings                           --              2,519,561             2,519,561
Distributions to
     shareholders                      --             (1,591,190)           (1,591,190)
                                -----------          -----------           -----------
Balances,
     December 31, 1993                8,517            3,111,902             3,121,229
Net earnings                           --              6,264,804             6,264,804
Distribution to
     shareholders                      --             (2,488,500)           (2,488,500)
                                -----------          -----------           -----------
Balances,
     December 31, 1994                8,517            6,888,206             6,897,533
Proceeds from
     issuance of stock                 --                   --                   4,000
Net earnings                           --              6,400,944             6,400,944
Distributions to
     shareholders                      --             (4,194,000)           (4,194,000)
                                -----------          -----------           -----------
Balances,
     December 31, 1995          $     8,517          $ 9,095,150           $ 9,108,477
                                ===========          ===========           ===========

See accompanying notes to combined financial statements.

                                 MONTEREY HOMES
                     Notes to Combined Financial Statements
                  Years ended December 31, 1993, 1994 and 1995

(1)     Summary of Significant Accounting Policies

     Basis of Presentation

     The combined financial statements include the accounts of Monterey Homes Corporation, Monterey Management, Inc., Monterey Homes - Tucson Corporation, Monterey Management - Tucson, Inc., and Monterey at Mountain View collectively Monterey Homes (the Company), which are subject to common ownership. Monterey at Mountain View (the Partnership) was a limited partnership in which Monterey Management, Inc. owned 82.5% and served as the general partner. The Partnership sold all remaining homes during 1993 and was dissolved during 1994. All material balances and transactions between the combined entities have been eliminated.

     In June 1995, the Company began operations in Tucson, Arizona. Monterey Management - Tucson, Inc. was incorporated June 1, 1995 for the purpose of performing all construction and development activity in Tucson. Monterey Homes - Tucson Corporation was incorporated June 1, 1995 for the purpose of performing all sales and marketing activity in Tucson. Prior to January 9, 1992, Monterey Management, Inc. conducted all phases of the home-building activities from acquiring and developing real estate to the construction and sale of finished homes. Effective with the incorporation of Monterey Homes Corporation on January 9, 1992, the responsibility for all marketing and selling activity was assumed by Monterey Homes Corporation.

     The Company currently conducts home building operations solely in the Phoenix and Tucson, Arizona markets, which is significantly impacted by the strength of the surrounding real estate market and level of interest rates offered on home mortgage loans. The Arizona real estate market is currently experiencing strong growth and current home mortgage interest rates are favorable for home buyers and sellers. However, a sudden decline in the Arizona real estate market or an increase in interest rates could have a significant impact on the Company's operating results and estimates made by management. The Company utilizes various suppliers and subcontractors and is not dependent on individual suppliers or subcontractors.

     Real Estate Under Development

     Real estate under development includes undeveloped land and developed lots, homes under construction in various stages of completion and completed homes and is stated at the lower of cost or net realizable value. Costs capitalized include direct construction costs for homes, development period interest and certain common costs which benefit the entire subdivision. Cost of sales include land acquisition and development costs, direct construction costs of the home, development period interest and closing costs, and an allocation of common costs. Common costs are allocated on a subdivision by subdivision basis to residential lots based on the number of lots to be built in the subdivision, which approximates the relative sales value method. During the years ended December 31, 1995, 1994 and 1993, the Company incurred interest costs of
$2,243,901,   $1,131,880,  and  $728,274,  respectively,  of  which  $2,240,756,
$1,123,251, and $689,334, respectively, was capitalized. Interest paid amounted to $2,242,956, $915,213 and $588,806 during 1995, 1994 and 1993 respectively.

     Deposits paid related to options to purchase land are capitalized and included in option deposits until the related land is purchased. Upon purchase of the land, the related option deposits are transferred to real estate under development.

     Preacquisition Costs

     Preacquisition costs include architecture, engineering, and feasibility study costs incurred, as well as earnest money deposits on potential development projects of the Company. These costs are capitalized until the related project begins development or a decision is made not to pursue further development of the project. Upon commencement of development, the costs are transferred to real estate under development. If a decision is made not to pursue development of the project, the costs are expensed in the period in which the decision is made.

     Deferred Subordinated Debt Costs

     Deferred subordinated debt costs include legal, underwriting, accounting and other related costs incurred in connection with the $8,000,000 subordinated debt private placement offering issued on October 17, 1994. The costs are being amortized on a straight-line basis over the term of the notes which mature October 15, 2001.

     Revenue Recognition

     Revenues applicable to homes sold are recognized upon the close of escrow and transfer of title. The Company requires an initial deposit with the signing of a sales contract. All deposits are recorded as home sale deposits and, upon close of escrow and transfer of title, the appropriate amount of revenue is recorded.

     Property and Equipment, Net

     Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

     Income Taxes

     Monterey Homes Corporation, Monterey Management, Inc., Monterey Homes - Tucson Corporation, and Monterey Management - Tucson, Inc. have elected to be taxed as S Corporations for federal and state income tax purposes. As such, the liability for taxes arising from the transactions of the respective companies is the responsibility of the shareholders and no provision for income taxes has been made in the accompanying financial statements.

     Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all short-term investments purchased with a maturity of three months or less to be cash equivalents.

     Shareholders' Equity

     The Company presents shareholders' equity on a combined basis. Actual shareholders' equity by combining company is as follows:



                                           1994                    1995
                                     -----------------       -----------------
Monterey Homes Corporation                 $ 5,197,505             $ 7,578,236
Monterey Management, Inc.                    1,700,028               1,755,363
Monterey Homes - Tucson Corporation                  -               (106,115)
Monterey Management - Tucson, Inc.                   -               (119,007)
                                     -----------------       -----------------
                                           $ 6,897,533             $ 9,108,477
                                     =================       =================

     Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amount of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107 Disclosures about Fair Value of Financial Instruments (Statement 107), requires that a company disclose the estimated fair values for its financial instruments. Statement 107 defined the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

     The carrying amounts of the Company's receivables, cash and cash equivalents, option deposits, accounts payable, accrued liabilities and home sale deposits approximate their estimated fair values because of the short maturity of these assets and liabilities. The carrying amount of the Company's notes payable approximates fair value because the notes are at interest rates comparable to market rates based on the nature of the loans, their terms and the remaining maturity. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, these fair value estimates are not necessarily indicative of the amounts the Company pay or receive in actual market transactions.

(2)     Real Estate Under Development

     The components of real estate under development at December 31 are as follows:


                                           1994                     1995
                                   --------------------      ------------------
Homes in production                        $ 14,715,223            $ 21,064,718
Land held for future development              3,202,609              12,864,560
                                   --------------------      ------------------
                                           $ 17,917,832            $ 33,929,278
                                   ====================      ==================

(3)     Property and Equipment

     Property and equipment consists of the following at December 31:


                                           1994                     1995
                                   --------------------      ------------------
Computer equipment                           $  103,424              $  147,811
Vehicles                                         88,594                  88,594
Furniture and equipment                         173,126                 229,423
                                   --------------------      ------------------
                                                365,144                 465,828
Less accumulated depreciation                   152,805                 221,344
                                   --------------------      ------------------
                                            $   212,339              $  244,484
                                   ====================      ==================

(4)     Notes Payable

Notes payable consists of the following at December 31:


                                                                                    1994                      1995
                                                                             -------------------      --------------------
Various construction notes to banks, original maturities of
    less than one year, interest approximating prime (8.5% at December
   31,  1994 and 1995) plus 1% and prime plus .75%, payable at the earlier of close of escrow or maturity date, secured by first deeds of trust on land and personal guarantees of the shareholders and a
   spouse of one of the shareholders.                                                $ 2,221,105               $ 9,032,246

Senior subordinated notes payable to private investment
   group,  maturing October 15, 2001, annual interest of 13%, payable
   semi-annually, principal payable at maturity date, unsecured.                       8,000,000                 8,000,000

Various acquisition and development notes to banks, and
   the Arizona State Land Department, maturing on dates from May
   1997 to December 1999, interest ranging from 6-7/8% to prime
   (8.5% at December 31, 1995 and 1994) plus 1%, payable at the earlier of funding of construction financing or maturity date, secured by first deeds of trust on land and personal guarantees of the
   shareholders and a spouse of one of the shareholders.                               1,997,201                 7,012,737


Other                                                                                     46,752                   270,585
                                                                             -------------------      --------------------
                                                                                     $12,255,058               $24,315,568
                                                                             ===================      ====================


A provision of the senior subordinated debt agreement and related bond indenture requires the Company to file a shelf registration statement for the debt with the Securities and Exchange Commission by July 31, 1996. If the debt is not registered by July 31, 1996, the Company will be required to pay liquidated damages to the note holders in an amount equal to 1% of the outstanding principal of the notes, which shall be payable at the same time and manner as interest on such debt.

The principal payment requirements on notes payable at December 31, 1995 are as follows:

                           1996                             $ 9,319,726
                           1997                               6,691,808
                           1998                                   9,969
                           1999                                 294,065
                           2000 and thereafter                8,000,000
                                                           ------------

                                                            $24,315,568
                                                           ============

         Available  unused   commitments  under  lines  of  credit  amounted  to
         approximately $11,569,000 at December 31, 1995.

(5)     Leases

         The Company leases office facilities, model homes and equipment under various operating lease agreements.

         The following is a schedule of approximate future minimum lease payments for noncancelable operating leases as of December 31, 1995:

                           1996                             $ 266,059
                           1997                               211,084
                           1998                               211,366
                           1999                               129,437
                                                            ---------

                                                            $ 817,946
                                                            =========


         Rental expense was $434,914, $335,805 and $204,919 for the years ended December 31, 1995, 1994, and 1993, respectively.

         On September 1, 1994, the Company entered into a lease agreement to lease office space from a limited liability company with common ownership interest. During the year ended December 31, 1995, 1994, and 1993 the Company paid rent to the related party company of $162,394, $53,244, and $0, respectively.


(6)     Common Stock

         Prior to 1994, shareholders' equity consisted of one class of common stock of Monterey Management, Inc. and one class of common stock of Monterey Homes Corporation. Each share of stock had an interest in the net assets of the individual company that issued the stock. As of December 31, 1995 and 1994, the same two shareholders each held the same amount of stock for both companies.

         On August 9, 1994, the board of directors of Monterey Homes Corporation approved an increase in the authorized shares of common stock from 1,000,000 to 10,000,000 and approved a 5,779.16-for-one stock split to shareholders of record on August 11, 1994. In addition, the board of directors authorized the issuance of one million shares of preferred stock, none of which is currently issued. Concurrent with these transactions, the par value of common stock was changed from $1 per share to no par value. However, the stated value of common shares was reduced such that there was no impact on the book value of outstanding common shares.

         On August 9, 1994, the board of directors of Monterey Management' Inc. approved an increase in the authorized shares of common stock from 200,000 to 10,000,000 and approved a 5,812.96-for-one stock split to shareholders of record on August 11, 1994. In addition, the board of directors authorized the issuance of one million shares of preferred stock at $.01 par value per share, none of which is currently issued. Concurrent with these transactions, the stated value of the common shares was reduced from $4.07 per share to $.0007 per share, such that there was no effect on the book value of the outstanding common shares.

         In connection with the $8,000,000 subordinated debt private placement memorandum issued on October 11, 1994 by Monterey Management, Inc., 400,000 common stock purchase warrants were issued with each warrant being exercisable to purchase one common share of Monterey Management, Inc. stock for $6.25 per share. The warrants have no readily available public market and are exercisable only upon an initial public offering of Monterey Management, Inc. or its successor. As of December 31, 1995 management had no intentions to initiate or complete an initial public offering and no public market existed for such warrants. As a result no value was given to the common stock purchase warrants as of December 31, 1995.

(7)      Related Party Transactions

         A partner in the Monterey at Mountain View Partnership, which was dissolved in 1994, was also a home building subcontractor for the Company. The Company owed this subcontractor a total of $205,885 and $280,213 at December 31, 1994 and 1993, respectively, which is included in accounts and subcontractors payable.

(8)      Contingencies

         The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

                                 MONTEREY HOMES
                             Combined Balance Sheets
                     December 31, 1995 and December 30, 1996

                                                                          (Unaudited)
Assets                                                          1995          1996
                                                            -----------   -----------

Real estate under development                               $33,929,278   $36,501,144
Receivables                                                     860,807       927,229
Cash and cash equivalents                                     4,889,947     6,495,256
Option deposits                                               1,694,908       546,000
Other assets                                                  1,279,144     1,271,684
                                                            -----------   -----------

                                                            $42,654,084   $45,741,313
                                                            ===========   ===========

Liabilities and Shareholders' Equity

Accounts and subcontractors payable                         $ 4,589,325   $ 7,218,323
Accrued liabilities                                             824,055     1,433,706
Home sale deposits                                            3,816,659     4,763,517
Notes payable                                                24,315,568    30,542,276
                                                            -----------   -----------
           Total liabilities                                 33,545,607    43,957,822
                                                            -----------   -----------

Shareholders' equity
    Common stock                                                  4,810         4,810
    Additional paid-in capital                                    8,517         8,517
    Retained earnings                                         9,095,150     1,770,164
                                                            -----------   -----------
           Total shareholders' equity                         9,108,477     1,783,491
                                                            -----------   -----------

                                                            $42,654,084   $45,741,313
                                                            ===========   ===========

See accompanying notes to unaudited combined financial statements.

                                 MONTEREY HOMES
                         Combined Statements of Earnings
              Periods ended December 31, 1995 and December 30, 1996


                                                             (Unaudited)
                                                   1995          1996
                                               -----------   -----------

Revenues                                       $71,490,561   $87,753,724
Cost of sales                                   60,332,436    74,873,937
                                               -----------   -----------
           Gross margin                         11,158,125    12,879,787

Selling, general and administrative expenses     4,897,794     6,862,842
                                               -----------   -----------

           Operating earnings                    6,260,331     6,016,945

 Miscellaneous income (expense), net               140,613       (49,104)
                                               -----------   -----------

           Net earnings                        $ 6,400,944   $ 5,967,841
                                               ===========   ===========

     See accompanying notes to unaudited combined financial statements.

                                 MONTEREY HOMES
                        Combined Statements of Cash Flows
              Periods ended December 31, 1995 and December 30, 1996

                                                                                               (Unaudited)
                                                                                  1995            1996
                                                                              ------------    ------------

Cash flows from operating activities:
    Net earnings                                                              $  6,400,944    $  5,967,841
    Adjustments to reconcile net earnings to net cash provided by (used in)
      operating activities:
      Depreciation and amortization                                                129,462         296,724
      Increase in real estate under development                                (16,011,446)     (2,571,866)
      Increase in receivables                                                     (321,211)        (66,422)
      (Increase) decrease in option deposits                                      (710,146)      1,148,908
      Decrease (increase) in other assets                                          672,352        (210,817)
      Increase in accounts and subcontractors payable                              928,796       2,628,998
      Increase (decrease) in home sale deposits                                 (1,507,413)        946,858
      Increase in accrued liabilities                                              140,982         609,651
                                                                              ------------    ------------
           Net cash provided by (used in) operating activities                 (10,277,680)      8,749,875
                                                                              ------------    ------------

Cash flows from investing activities:
    Purchases of property and equipment                                           (102,279)       (130,356)
    Proceeds from sales of equipment                                                   984          51,909
                                                                              ------------    ------------
           Net cash used in investing activities                                  (101,295)        (78,447)
                                                                              ------------    ------------

Cash flows from financing activities:
    Borrowings                                                                  37,270,591      52,857,120
    Repayments of borrowings                                                   (25,210,083)    (46,630,412)
    Distributions to shareholders                                               (4,190,000)    (13,292,827)
                                                                              ------------    ------------
           Net cash provided by (used in) financing activities                   7,870,508      (7,066,119)
                                                                              ------------    ------------

Net increase (decrease) in cash and cash equivalents                            (2,508,467)      1,605,309

Cash and cash equivalents at beginning of period                                 7,398,414       4,889,947
                                                                              ------------    ------------

Cash and cash equivalents at end of period                                    $  4,889,947    $  6,495,256
                                                                              ============    ============

See accompanying notes to unaudited combined financial statements.

                                 MONTEREY HOMES
                     Notes to Combined Financial Statements
               December 31, 1995 and December 30, 1996 (unaudited)


(1)    Summary of Significant Accounting Policies

       Basis of Presentation

       The unaudited combined financial statements include the accounts of Monterey Homes Corporation (MHC), Monterey Management, Inc. (MMI), Monterey Homes - Tucson Corporation (MH-TC), and Monterey Management - Tucson, Inc. (MM-TI) (collectively, the "Company"), which are subject to common ownership. All material balances and transactions between the combined entities have been eliminated.

       The Company began operations during 1985 with MMI conducting all phases of the home-building activities from acquiring and developing real estate to the construction and sale of finished homes. Effective with the incorporation of MHC on January 9, 1992, the responsibility for all marketing and selling activity was assumed by MHC. In June 1995, the Company began operations in Tucson, Arizona. MM-TI was incorporated June 1, 1995 for the purpose of performing all construction and development activity in Tucson. MH-TC was incorporated June 1, 1995 for the purpose of performing all sales and marketing activity in Tucson.

       Amounts included in the accompanying combined statements of earnings and cash flows for the periods ended December 31, 1995 and December 30, 1996 include activity from January 1, 1995 to December 31, 1995 and from January 1, 1996 to December 30, 1996, respectively. The Company merged with Homeplex Mortgage Investments Corporation on December 31, 1996 (see note 2).

       The Company currently conducts home building operations solely in the Phoenix and Tucson, Arizona markets, which is significantly impacted by the strength of the surrounding real estate market and level of interest rates offered on home mortgage loans. The Arizona real estate market is currently experiencing strong growth and current home mortgage interest rates are favorable for home buyers and sellers. However, a sudden decline in Arizona real estate market or an increase in interest rates could have a significant impact on the Company's operating results and estimates made by management. The Company utilizes various suppliers and subcontractors and is not dependent on individual suppliers or subcontractors.

       In the opinion of management, the unaudited interim data reflects all adjustments, consisting only of normal adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

       Revenue Recognition

       Revenues applicable to homes sold are recognized upon the close of escrow and transfer of title. The Company requires an initial deposit with the signing of a sales contract. All deposits are recorded as home sales deposits and, upon close of escrow and transfer of title, the appropriate amount of revenue is recorded.

                                 MONTEREY HOMES
                     Notes to Combined Financial Statements
               December 31, 1995 and December 30, 1996 (unaudited)


       Income Taxes

       The Company has elected to be taxed as an S Corporation for federal and state income tax purposes. As such, the liability for taxes arising from the transactions of the combined entities is the responsibility of the shareholders and no provision for income taxes has been made in the accompanying financial statements.

       Use of Estimates

       Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amount of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)    Subsequent Event

       On December 23, 1996, the stockholders of Homeplex Mortgage Investments Corporation, now known as Monterey Homes Corporation (the "Merged Company"), approved the Merger (the "Merger") of Monterey Homes with and into the merged Company. The Merger was effective on December 31, 1996, and the merged Company will focus on homebuilding as its primary business. Also, ongoing operations of the merged Company will be managed by the two previous stockholders of Monterey Homes, who at the time of the Merger, became Co-Chief Executive Officers with one serving as Chairman and the other as President.
                                      F-43

                         Report of Independent Auditors


The Board of Directors
Legacy Homes, Ltd.

We have audited the accompanying balance sheets of Legacy Homes, Ltd., as of December 31, 1995 and 1996, and the related statements of income, changes in partner's capital and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legacy Homes, Ltd. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                                /s/ Ernst & Young LLP









Dallas, Texas
April 15, 1997, except for Note 6, as
    to which the date is July 1, 1997

                               LEGACY HOMES, LTD.
                                 BALANCE SHEETS
                           December 31, 1995 and 1996


                                                           1995          1996
                                                           ----          ----
ASSETS

Cash and cash equivalents ..........................   $ 3,710,690   $ 3,201,007
Due from title companies ...........................       285,527        27,400
Note receivables ...................................          --         503,825
Other receivables ..................................       199,962       453,938
Inventories:
         Finished homes and construction in progress     9,657,959    13,991,188
         Developed residential lots ................     1,306,216     3,169,411
         Land under development ....................     1,650,702       469,467
         Model homes ...............................     2,051,640     2,273,000
                                                       -----------   -----------
                                                        14,666,517    19,903,066

Prepaid expenses and other .........................        15,307        18,460
Furniture and equipment, net .......................       301,860       486,683
                                                       -----------   -----------
Total assets .......................................   $19,179,863   $24,594,379
                                                       ===========   ===========

LIABILITIES AND PARTNERS' CAPITAL
Trade payables .....................................   $ 2,621,098   $ 2,969,136
Due to affiliate for land under development ........     1,277,647          --
Accrued expenses ...................................     1,626,987     1,673,224
Customer deposits ..................................       659,409       720,546
Notes payable ......................................          --       4,458,378
Notes payable - related parties ....................     3,459,350     3,380,000

Partners' capital ..................................     9,535,372    11,393,095
                                                       -----------   -----------
Total liabilities and partners' capital ............   $19,179,863   $24,594,379
                                                       ===========   ===========

                 See accompanying notes to financial statements

                               LEGACY HOMES, LTD.
                              STATEMENTS OF INCOME
                  Years Ended December 31, 1994, 1995 and 1996

                                                                 1994               1995                1996
                                                                 ----               ----                ----
Revenues..................................................   $55,982,719        $61,554,098         $85,114,000
Cost of sales.............................................    45,153,087         49,219,011          67,715,026
                                                              ----------         ----------          ----------
                                                              10,829,632         12,355,987          17,398,974

Selling, general and administrative expenses..............     5,814,800          6,592,151           8,550,038
                                                               ---------          ---------           ---------
                                                               5,014,832          5,742,936           8,848,936
Other:
         Interest income..................................       207,189            201,513             106,722
         Interest expense.................................      (167,377)          (241,519)           (354,952)
                                                                --------           --------            --------
                                                                  39,812            (40,006)           (248,230)
                                                                  ------            -------            --------
Net income                                                    $5,054,644         $5,702,930          $8,600,706
                                                              ==========         ==========          ==========

                 See accompanying notes to financial statements

                               LEGACY HOMES, LTD.
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                  Years ended December 31, 1994, 1995 and 1996

Balance at December 31, 1993..........................             $7,621,438
         Net income...................................              5,054,644
         Partners' distribution.......................             (2,699,504)
                                                                   ----------
Balance at December 31, 1994..........................              9,976,578
         Net income...................................              5,702,930
         Partners' distributions......................             (6,144,136)
                                                                   ----------
Balance at December 31, 1995..........................              9,535,372
         Net income...................................              8,600,706
         Partners' distributions......................             (6,742,983)
                                                                   ----------
Balance at December 31, 1996..........................            $11,393,095
                                                                  ===========

                 See accompanying notes to financial statements

                               LEGACY HOMES, LTD.
                            STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1994, 1995 and 1996

                                                                    1994                   1995                   1996
                                                                    ----                   ----                   ----
OPERATING ACTIVITIES
Net income................................................        $5,054,644             $5,702,930             $8,600,706
Adjustments to reconcile net income to net cash
    provided by operating activities:
          Depreciation....................................           152,128                195,064                246,998
          Loss on disposal of fixed assets                                 -                      -                  8,633
          Changes in operating assets and liabilities:
                  Due from title companies................          (446,387)               160,860                258,127
                  Other receivables.......................           192,775               (138,929)              (253,976)
                  Inventories.............................         1,049,300             (3,536,577)            (5,236,549)
                  Prepaid expenses and other..............          (152,460)               181,122                 (3,153)
                  Trade payables..........................          (259,626)               907,103                348,038
                  Due to affiliate........................                 -              1,277,647             (1,277,647)
                  Accrued expenses........................            92,055                863,195                 46,237
                  Customer deposits.......................          (157,761)                38,687                 61,137
                                                                  ----------             ----------             ----------
Net cash provided by operating activities.................         5,524,668              5,651,102              2,798,551

INVESTING ACTIVITIES
Purchase of furniture and equipment.......................           (96,597)              (191,124)              (440,454)
Advanced on note receivable...............................                 -                      -               (605,000)
Payments received on note receivable......................                 -                      -                101,175
                                                                  ----------             ----------             ----------
Net cash used in investing activities.....................           (96,597)              (191,124)              (944,279)

FINANCING ACTIVITIES
Proceeds from notes payable...............................        30,917,209             30,829,124             54,939,532
Payments on notes payable.................................       (32,021,429)           (37,468,213)           (50,481,154)
Payments from notes payable - related parties.............         1,360,140              3,380,000                      -
Payments on notes payable - related parties...............        (1,254,668)              (255,040)               (79,350)
Partners' distributions...................................        (2,699,504)            (6,144,136)            (6,742,983)
                                                                  ----------             ----------             ----------
Net cash used in financing activities.....................        (3,698,252)            (9,658,265)            (2,363,955)
                                                                  ----------             ----------             ----------

Increase (decrease) in cash and cash equivalents..........         1,729,819             (4,198,287)              (509,683)
Cash and cash equivalents at beginning of year............         6,179,158              7,908,977              3,710,690
                                                                  ----------             ----------             ----------
Cash and cash equivalents at end of year..................        $7,908,977             $3,710,690             $3,201,007
                                                                  ==========             ==========             ==========

                 See accompanying notes to financial statements

                               Legacy Homes, Ltd.
                          Notes to financial Statements
                     December 31, 1995 and December 31, 1996

1.        Summary of Significant Accounting Policies

Organization

The Partnership is primarily engaged in the construction and sale of residential housing in Dallas/Fort Worth and Austin. The Partnership designs, builds and sells single-family homes on finished lots which it purchases ready for home construction or which it develops.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized at the time of the closing of a sale, when title to and possession of the property transfers to the buyer.

Cash Equivalents

The Partnership considers all highly liquid investments with an initial maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are stated at the lower of cost (specific identification method) or net realizable value. In addition to direct land acquisition and housing construction costs, inventory costs include interest and real estate taxes, which are capitalized in inventory during the development and construction periods.

Furniture and Equipment

Furniture and equipment are stated on the basis of cost. Depreciation is computed by the straight-line method based on estimated useful lives. Accumulated depreciation at December 31, 1995 and 1996 was $708,235 and $448,252, respectively.

Income Taxes

The Partnership is not subject to federal income taxes as its income is reported on the partners' income tax returns. Accordingly, no provision for federal income tax liability has been recorded in the financial statements.

Advertising

Advertising costs are expensed when incurred. Advertising expense was $419,092, $518,710 and $616,935 in 1994, 1995 and 1996, respectively.

                               Legacy Homes, Ltd.

2.        Notes Payable

Notes payable at December 31, 1996 consisted of interim construction loans payable to financial institutions under a master note agreement which was amended in 1996. The Partnership may borrow up to $30 million at prime, and the obligation is secured by inventory and guaranteed by the general partner. The master note agreement contains various covenants, including net worth requirements, debt to home completion values, liabilities to net worth ratios and restrictions on the payment of distributions. The master note agreement has a one year term, due on July 31, 1997, but is reviewed annually for renewal.

Interest costs for the year ended December 31, 1994, 1995 and 1996 are:


                                  1994            1995            1996
                                  ----            ----            ----

Capitalized                     $581,161        $518,577        $608,375
Not capitalized                  167,377         241,519         354,952
                                --------        --------        --------
Total incurred                  $748,538        $760,096        $963,327
                                ========        ========        ========

Paid                            $718,820        $817,275        $920,829
                                ========        ========        ========

3.        Related Party Transaction

The Partnership has notes payable to related parties. These loans bear interest at prime and are due on demand or at various dates during 1997. Interest on these loans amounted to $55,716, $47,100 and $285,870 for 1994, 1995 and 1996,
respectively.

During 1995, the Partnership purchased land for approximately $1,600,000 from a related party. During 1996, the Partnership developed and sold 56 lots from this land. There were 58 lots in ending inventory at December 31, 1996 related to the land purchased in 1995.

The Partnership leased its administrative office space from an affiliate under a short term rental agreement for approximately $20,000, $27,000 and $34,000 during 1994, 1995 and 1996, respectively.

4.        Profit Sharing Plan

The Partnership has a 401(k) savings plan for all eligible employees. Under the plan, the Partnership matches employees' voluntary contributions up to a maximum of 1.8 % of each participant's earnings. The Partnership has the option to make discretionary contributions to the plan. Amounts charged to expense for the plan approximated $15,000, $24,000 and $34,000 during 1994, 1995 and 1996, respectively.

5.        Lot Options

To ensure the future availability of various developed lots in the ordinary course of business, the Partnership enters into option agreements to purchase developed lots.

6.        Disposition of Assets

On May 29, 1997, the Partnership signed a definitive agreement to sell substantially all of its assets to Monterey Homes Corporation. The transaction became effective as of July 1, 1997.

                               LEGACY HOMES, LTD.
                                 BALANCE SHEETS
                       December 31, 1996 and June 30, 1997

                                                                                           June 30, 1997
                                                                       1996                 (Unaudited)
                                                                   -------------           -------------
ASSETS
Cash and cash equivalents....................................      $   3,201,007           $   1,275,168
Due from title companies.....................................             27,400               1,088,645
Advances to partners.........................................                 --                 650,000
Notes and other receivables..................................            957,763                 206,623
Real estate under development ...............................         19,903,066              18,727,774
Other assets.................................................            505,143               1,379,650
                                                                   -------------           -------------
                                                                   $  24,594,379           $  23,327,860
                                                                   =============           =============
LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued liabilities.....................      $   4,642,360           $   4,950,103
Home sale deposits ..........................................            720,546                 941,582
Notes payable ...............................................          7,838,378              17,345,628
                                                                   -------------           -------------
  Total liabilities .........................................         13,201,284              23,237,313
                                                                   -------------           -------------

Partners' capital............................................         11,393,095                  90,547
                                                                   -------------           -------------
                                                                   $  24,594,379           $  23,327,860
                                                                   =============           =============

                 See accompanying notes to financial statements

                               LEGACY HOMES, LTD.
                              STATEMENTS OF INCOME
                Six Months ended June 30, 1996 and June 30, 1997
                                   (Unaudited)

                                                                          Six Months ended June 30,
                                                                             1996               1997
                                                                             ----               ----
Revenues .......................................................       $   36,209,614       $ 39,727,991
Cost of Sales ..................................................           30,843,043         32,958,779
                                                                       --------------       ------------
                                                                            5,366,571          6,769,212
Selling, general and administrative.............................            2,760,869          1,511,996
                                                                       --------------       ------------
                                                                            2,605,702          5,257,216
Other income ...................................................              726,419            332,836
                                                                       --------------       ------------
             Net income.........................................       $    3,332,121       $  5,590,052
                                                                       ==============       ============

                 See accompanying notes to financial statements

                               LEGACY HOMES, LTD.
                            STATEMENTS OF CASH FLOWS
                Six Months ended June 30, 1996 and June 30, 1997
                                   (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES                                                 1996                      1997
                                                                                     ----                      ----
  Net income...........................................................          $  3,332,121            $   5,590,052
  Depreciation and amortization........................................                77,651                  126,353
  Increase in due from title companies.................................                    --               (1,061,245)
  (Increase) decrease in other receivables.............................              (612,687)                 247,315
  (Increase) decrease in real estate under development ................            (6,108,053)               1,175,292
  Increase in option deposits..........................................                    --                 (812,281)
  Decrease in other assets.............................................            (6,066,460)                (188,579)
  Increase (decrease) in accounts payable and accrued liabilities......            (1,339,332)                 528,779
                                                                                 ------------            -------------

  Net cash provided by (used in) operating activities                             (10,716,760)               5,605,686
                                                                                 ------------            -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Advances to partners.................................................                    --                 (650,000)
  Payment received on note receivables.................................                    --                  503,825
  Payments on loans                                                                    (7,808)                      --
                                                                                 ------------            -------------

  Net cash used in investing activities................................                (7,808)                (146,175)
                                                                                 ------------            -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings...........................................................            29,428,848               30,769,151
  Repayment of borrowings..............................................           (18,889,564)             (21,261,901)
  Partner capital distributions........................................                    --              (16,892,600)
                                                                                 ------------            -------------

  Net cash provided by (used in) financing activities..................            10,539,284               (7,385,350)
                                                                                 ------------            -------------

  Net decrease in cash and cash equivalents                                          (185,284)              (1,925,839)
                                                                                 ------------            -------------
  Cash and cash equivalents at beginning of period.....................             3,996,216                3,201,007
  Cash and cash equivalents at end of period...........................          $  3,810,932            $   1,275,168
                                                                                 ============            =============

                 See accompanying notes to financial statements

                               LEGACY HOMES, LTD.
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                             June 30, 1996 and 1997

1.         Summary of Significant Account Policies

Organization and Basis of Presentation

The Partnership is primarily engaged in the construction and sale of residential housing in Dallas/Fort Worth, Austin and Houston, Texas. The Partnership designs, builds and sells single-family homes on finished lots which it purchases ready for home construction or which it develops. Certain prior period amounts have been reclassified to be consistent with current financial statement presentation. In the opinion of management, the unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized at the time of the closing of a sale, when title to and possession of the property transfers to the buyer.

Cash Equivalents

The Partnership considers all highly liquid investments with an initial maturity of three months or less when purchased to be cash equivalents.

Real Estate Under Development

Real estate under development includes finished lots under development, homes under construction in various stages of completion and completed homes. The Company values its real estate under development in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Accordingly, amounts are carried at cost unless expected future set cash flows (undiscounted and without interest) are less than cost and then amounts are carried at estimated fair value less cost to sell. Costs capitalized include land and direct construction costs for homes, development period interest and certain common costs which benefit the entire subdivisions. Common costs are allocated on a subdivision by subsivision basis to residential lots based on the number of lots to be built in the subdivison, which approximates the relative sales value method.

Deposits paid related to options to purchase land are capitalized and included in option deposits until the related land is purchased. Upon purchase of the land, the related option deposits are transferred to real estate under development.

Income Taxes

The Partnership is not subject to federal income taxes as its income is reported on the partners' income tax returns. Accordingly, no provision for federal income tax liability has been recorded in the financial statements.

2.         Notes Payable

        Notes payable at June 30, 1997 consisted of interim constructin loans payable by Legacy Homes, Ltd. to financial institutions under a master note agreement. Legacy Homes, Ltd. may borrow up to $30 million at the prime interest rate, and the obligation is secured by real estate under development and guaranteed by the general partner. The master note agreement contains various covenants, including net worth requirements, debt to home completion values, liabilities to net worth ratios and restrictions on the payment of distributions. The master note agreement is due July 31, 1998.

3.          Disposition of Assets.

       On May 29, 1997, the Partnership signed a definitive agreement to sell substantially all of its assets to Monterey Homes Corporation. The transaction became effective as of July 1, 1997.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the provisions of the Maryland General Corporation Law, a corporation's articles may, with certain exceptions, include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's charter contains a provision limiting the personal liability of officers and directors to the Company and its stockholders to the fullest extent permitted under Maryland law.

         In addition, the provisions of the Maryland General Corporation Law permit a corporation to indemnify its present and former directors and officers, among others, against liability incurred, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit in money, property, or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Company's charter provides that it will indemnify its directors, officers, and others so designated by the Board of Directors to the full extent allowed under Maryland law.

         Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

Exhibit                                                                                                      Page or
Number                         Description                                                            Method of Filing
------                         -----------                                                            ----------------

2                    Agreement and Plan of Reorganization, dated                             Incorporated by reference to
                     as of September 13, 1996, by and among                                  Exhibit 2 of the Form S-4
                     Homeplex, the Monterey Merging Companies                                Registration Statement No.
                     and the Monterey Stockholders.                                          333-15937 ("S-4 #333-
                                                                                             15937").

2.1                  Agreement of Purchase and Sale of Assets, dated                         Incorporated by reference to
                     as of May 29, 1997, by and among Monterey,                              Exhibit 2 of the Form 8-K/A
                     Legacy Homes, Ltd., Legacy Enterprises, Inc.,                           dated June 18, 1997
                     and John and Eleanor Landon

3.1                  Restated Articles of                                                    Incorporated by reference to
                     Incorporation of the Company                                            Exhibit 3.1 of Post-Effective
                                                                                             Amendment No. 1 to Registration
                                                                                             Statement on Form No. 33-29737
                                                                                             ("S-1/A #33-29737")

3.2                  Articles of Merger                                                      Incorporated by reference to
                                                                                             Exhibit 3.2 to the Form 10-K for
                                                                                             the year ended December 31, 1996.

3.3                  Amended and Restated Bylaws of the Company                              Incorporated by reference to
                                                                                             Exhibit 3.3 of S-1/A #33-29737

3.4                  Amendment to the Bylaws                                                 Incorporated by reference to
                                                                                             Exhibit 3.4 to the Form 10-K for
                                                                                             the year ended December 31, 1996.

4.1                  Specimen of Common Stock Certificate                                    Incorporated by reference to
                                                                                             Exhibit 4 to the Form 10-K for
                                                                                             the year ended December 31, 1996.

4.2                  Warrant Agreement dated as of October 17,                               Previously Filed
                     1994 among Monterey and the Warrant Agent

4.3                  Assumption Agreement dated as of December 31,                           Previously Filed
                     1996 modifying the Warrant Agreement
                     in certain respects, and relating to the assumption
                     of the Warrant Agreement by the Company and
                     certain other matters

4.4                  Specimen Warrant Certificate                                            Previously Filed

5.1                  Opinion of Hughes & Luce, L.L.P.                                        Previously Filed
                     re: Legality

5.2                  Opinion of Hughes & Luce, L.L.P.                                        Previously Filed
                     re: Certain Tax Matters

10.1                 Subcontract Agreement between Homeplex                                  Incorporated by reference
                     and American Southwest Financial Services,                              to Exhibit 10(b) of S-11
                     Inc.                                                                    #33-22092.

10.2                 Form of Master Servicing Agreement                                      Incorporated by reference
                                                                                             to Exhibit 10(c) of S-11
                                                                                             #33-22092.

10.3                 Form of Servicing Agreement                                             Incorporated by reference
                                                                                             to Exhibit 10(d) of S-11
                                                                                             #33-22092.

10.4                 Indenture dated October 17, 1994, as                                    Incorporated by reference to
                     amended, relating to 13% Senior Subordinated                            Exhibit 10(j) of the S-4 # 333-
                     Notes Due 2001                                                          15937.

10.5                 Master Revolving Line of Credit by and                                  Incorporated by reference to
                     between Norwest Bank Arizona, N.A. and the                              Exhibit 10.5 to the Form 10-K for
                     Company                                                                 the year ended December 31, 1996.

10.6                 Revolving Model Home Lease Back                                         Incorporated by reference to

                     Agreement between AMHM-1, L.P. and the                                  Exhibit 10.6 to the Form 10-K for
                     Company                                                                 the year ended December 31, 1996.

10.7                 Stock Option Plan*                                                      Incorporated by reference
                                                                                             to Exhibit 10(d) of Form
                                                                                             10-K for the fiscal year
                                                                                             ended December 31, 1995
                                                                                             ("1995 Form 10-K").

10.8                 Amendment to Stock Option Plan*                                         Incorporated by reference
                                                                                             to Exhibit 10(e) of
                                                                                             the 1995 Form 10-K.

10.9                 Amendment to Stock Option Plan dated as of                              Previously Filed
                     December 31, 1996*

10.10                Monterey Homes Corporation Stock                                        Incorporated by reference to
                     Option Plan *                                                           Exhibit 10.9 to the Form 10-K for
                                                                                             the year ended December 31, 1996.

10.11                Employment Agreement between the                                        Incorporated by reference to
                     Company and William W. Cleverly*                                        Exhibit 10.10 to the Form 10-K
                                                                                             for the year ended December 31,
                                                                                             1996.

10.12                Employment Agreement between the                                        Incorporated by reference to
                     Company and Steven J. Hilton*                                           Exhibit 10.11 to the Form 10-K
                                                                                             for the year ended December 31,
                                                                                             1996.

10.13                Employment Agreement between                                            Incorporated by reference to
                     the Company and William W. Cleverly*                                    Exhibit 10.12 to the Form 10-K
                                                                                             for the year ended December 31,
                                                                                             1996.

10.14                Stock Option Agreement between the                                      Incorporated by reference to
                     Company and Steven J. Hilton*                                           Exhibit 10.13 to the Form 10-K
                                                                                             for the year ended December 31,
                                                                                             1996.

10.15                Registration Rights Agreement between                                   Incorporated by reference to
                     the Company and William W. Cleverly*                                    Exhibit 10.14 to the Form 10-K
                                                                                             for the year ended December 31,
                                                                                             1996.

10.16                Registration Rights Agreement between                                   Incorporated by reference to
                     the Company and Steven J. Hilton*                                       Exhibit 10.15 to the Form 10-K
                                                                                             for the year ended December 31,
                                                                                             1996.

10.17                Escrow and Contingent Stock Agreement                                   Incorporated by reference to
                                                                                             Exhibit 10.16 to the Form 10-K
                                                                                             for the year ended December 31,
                                                                                             1996.

10.18                Amended and Restated Employment                                         Incorporated by reference to
                     Agreement and Addendum between the                                      Exhibit 10(g) of the 1995
                     Company and Alan D. Hamberlin*                                          Form 10-K.

10.19                Stock Option Agreement between the                                      Incorporated by reference to

                     Company and Alan D. Hamberlin*                                          Exhibit 10(h) of the 1995
                                                                                             Form 10-K

21                   List of Subsidiaries                                                    Previously File

23.1                 Consent of KPMG Peat Marwick LLP                                        Filed herewith

23.2                 Consent of Ernst & Young LLP                                            Filed herewith

23.3                 Consent of Ernst & Young LLP                                            Filed herewith

23.4                 Consent of Hughes & Luce, L.L.P.                                        Included in Exhibits No. 5.1
                                                                                             and 5.2

24                   Powers of Attorney                                                      See signature page

---------------------

*        Indicates a management contract or compensation plan.

ITEM 22. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      To  include  any   prospectus   required  by  section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 7, 1997.

                                     MONTEREY HOMES CORPORATION

                                     By: /s/ Larry W. Seay
                                        ----------------------------------------
                                              Larry W. Seay
                                              Vice President - Finance and
                                              Chief Financial Officer

                                POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William W. Cleverly, Steven J. Hilton and Larry
W. Seay, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                         Title                       Date
---------                                                         -----                       ----
               *                                 Chairman of the Board and Co-               October 7, 1997
---------------------------------------          Chief Executive Officer (Co-
William W. Cleverly                              Principal Executive Officer)
                                                 and Director

               *                                 President and Co-Chief Executive            October 7, 1997
---------------------------------------          Officer (Co-Principal Executive
Steven J. Hilton                                 Officer) and Director

               *                                 Chief Operating Officer and Co-             October 7, 1997
---------------------------------------          Chief Executive Officer (Co-
John R. Landon                                   Principal Executive Officer) and
                                                 Director


/s/ Larry W. Seay                                Vice President - Finance and Chief          October 7, 1997
---------------------------------------          Financial Officer (Principal
Larry W. Seay                                    Financial Officer and
                                                 Principal Accounting Officer)

Signature                                                         Title                       Date
---------                                                         -----                       ----
               *                                 Director                                    October 7, 1997
-----------------------------------
Alan D. Hamberlin

               *                                 Director                                    October 7, 1997
-----------------------------------
Robert G. Sarver

               *
-----------------------------------
C. Timothy White                                 Director                                    October 7, 1997


* By: /s/ Larry W. Seay
     ------------------------------
       Larry W. Seay
       Attorney-in-Fact